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As Filed With The Securities And Exchange Commission On May 2, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUNHAWK.COM CORPORATION
(Name of Small Business Issuer in its Charter)

Washington	2741	91-1568830
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

223 Taylor Avenue North, Suite 200
Seattle, Washington 98109
(206) 728-6063
(Address and telephone number of principal executive offices and principal place of business)

Marlin J. Eller
Chief Executive Officer and President
Sunhawk.com Corporation
223 Taylor Avenue North, Suite 200
Seattle, Washington 98109
(206) 728-6063
(Name, address and telephone number of agent for service)

Copies of all communications to be sent to:

Michael J. Erickson, Esq.
Summit Law Group, PLLC
1505 Westlake Avenue North, Suite 300
Seattle, Washington 98109

Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

   If this Form is filed to register securities for an offering to be made on a continuous or delayed basis, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, no par value	533,303 shares	$2.93	$1,562,577.79	$391.00

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
The price of $2.93, the average of the high and low prices of the registrant's common stock on the NASDAQ SmallCap Market on May 1, 2001, is set forth solely for the purpose of computing the registration fee pursuant to Rule 457(c).

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2001

PROSPECTUS

533,303 Shares

SUNHAWK.COM CORPORATION

Common Stock

    This prospectus relates to the public offering, which is not being underwritten, of 533,303 shares of our common stock which are held by some of our current shareholders.

    Our common stock is listed for trading on the Nasdaq SmallCap Market and Tier II of the Pacific Exchange, Inc. On May 1, 2001, the average of the high and low price for the common stock on the Nasdaq SmallCap Market was $2.93.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

            , 2001

i

PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

SUNHAWK.COM CORPORATION

    We are an Internet-based digital asset management company. We provide digital asset management technology, proprietary digital product preparation and enhancement services and a digital distribution infrastructure for the secure delivery of proprietary digital product over the Internet. Our digital asset management technology enables us to securely distribute licensed, copyright-protected digital content on behalf of our strategic partners and, ultimately, on behalf of any owner of such material. We also have a digital sheet music business, which we intend to sell, as described below.

    Effective November 2, 2000, we acquired Copyright Control Services, Inc., a Delaware corporation, which became our wholly owned subsidiary. Founded in 1998, Copyright Control Services, or CCS, is engaged in the business of identifying and removing unauthorized usage of its customers' copyrighted material, such as software, audio, video, books or other digitized assets, on the world wide web and the Internet where such materials have been copied or downloaded by unauthorized individuals and distributors.

    Prior to 2001, our business included the production and distribution of digital sheet music over the Internet. In January 2001, we modified our business strategy to shift our focus from the digital sheet music business to providing global digital asset management services, and in connection with this shift in focus, we have proposed to spin off our digital sheet music assets.

    We currently anticipate closing transactions in 2001 which would further our efforts to focus on global digital asset management. At a special meeting of the shareholders scheduled for the second calendar quarter of 2001, our shareholders will be asked to vote on, among other proposals, the following matters: (a) approval of an asset purchase agreement between us and an entity controlled by Marlin J. Eller, our current chairman, president and chief executive officer, pursuant to which this entity will acquire assets relating to our digital sheet music business; and (b) approval of a merger agreement between us and A.N.N. Automation, Inc., a provider of digital video asset and resource management systems, pursuant to which A.N.N. will merge with and into us in exchange for the issuance by us to A.N.N. shareholders of shares of our common stock. Our board of directors has approved the asset purchase agreement and has also approved the merger agreement, subject to the resolution of certain open issues to the satisfaction of our management team. There can be no assurance these proposals will be approved by the shareholders or, if approved, that the transactions will be completed.

    If we complete the sale of digital sheet music assets to an entity controlled by Mr. Eller, our primary business will be the tracking and documentation of Internet sites containing text, graphics, multimedia and/or software that infringe on the copyrights or other intellectual property of our clients and implementing procedures to remedy such infringement. As part of this process, we collect data on the content of each site and other relevant identifying information and are able to use this data to identify repeat offenders as potential candidates for legal action. We will continue to develop new methods and technologies to protect our clients against Internet-based piracy. Our services address a target customer base that includes media creators and vendors, software manufacturers and vendors and other intellectual property rights owners.

    We were incorporated in the state of Washington on August 20, 1992 and have been a publicly held company since February 2000. Our common stock is listed on the Nasdaq SmallCap Market, with shares trading under the ticker symbol "SNHK," and on Tier II of the Pacific Stock Exchange, under the ticker symbol "SHA." Our principal executive offices are located at 223 Taylor Avenue North, Suite 200, Seattle, Washington 98109, and our telephone and fax numbers are (206) 728-6063 and (206) 728-6416, respectively.

THE OFFERING

Common stock offered by selling shareholders	533,303 shares
Common stock to be outstanding after this offering	3,651,335 shares
Use of proceeds	We will not receive any of the proceeds from the sale of the shares.
Nasdaq SmallCap® Market Symbol	SNHK
Pacific Exchange, Inc. Symbol	SHA

RISK FACTORS

    You should carefully consider the risks described below as well as other information provided to you elsewhere in this prospectus, including information in the section of this prospectus entitled "Information Regarding Forward-Looking Statements." The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our independent or combined business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Our business is difficult to evaluate because we have a limited operating history and our business strategy is evolving, and consequently, our operating results may be uncertain.

    We were incorporated in August 1992 but did not go online with our web site until February 1997 and did not make our first online sale of digital sheet music until March 1997. Upon the acquisition of CCS in November 2000, we modified our business strategy to redirect our focus away from our digital sheet music business. We currently propose to sell the assets relating to our digital sheet music business and merge with A.N.N. If these transactions are completed, we will have a combined company that focuses on the tracking and documentation of Internet sites containing text, graphics, multimedia and/or software that infringe on the copyrights or other intellectual property of our clients and implementing procedures to remedy such infringement. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects, which makes it difficult to forecast our future operating results. The evolving nature of e-commerce generally and our business strategy in particular increases these uncertainties. You must consider our business in light of the risks, uncertainties and problems frequently encountered by companies with limited operating histories.

The volatility of the stock markets could adversely affect our stock price.

    Stock markets are subject to significant price and volume fluctuations which may be unrelated to the operating performance of particular companies, and the market price of our common stock may frequently change as a result. The market price of our common stock has also fluctuated in the past and could fluctuate substantially in the future due to a variety of other factors, including quarterly fluctuations in our results of operations, our ability to meet analysts' expectations, adverse circumstances affecting the introduction and market acceptance of new products and services offered by us, announcements of new products and services by competitors, changes in the information technology environment, changes in earnings estimates by analysts, changes in accounting principles, sales of our common stock by existing holders and loss of key personnel. These risks are exacerbated in our case because our stock is thinly traded and followed by only one analyst.

We will need additional financing, and if we cannot secure such financing, there would be substantial doubt as to our ability to continue as a going concern.

    Our capital requirements have been and will continue to be significant under our new business plan. In the past, we have been substantially dependent upon loans, contributions from our shareholders and proceeds from our initial public offering. Our existing funds are expected to be sufficient to meet our cash requirements through the fiscal year ending September 30, 2001. Beyond that period, we will require additional funds in order to meet our strategic business objectives and remain competitive. This capital may not be available on acceptable terms, if at all. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our existing shareholders. The report issued by our independent auditors in connection with our financial statements included elsewhere in this prospectus lists factors that raise substantial doubt about our ability to continue as a going concern. Moreover, if we cannot obtain sufficient funds, we may not be able to grow our operations, make technological developments or compete effectively and there would be a substantial doubt as to our ability to continue as a going concern.

If the proposed sale of digital sheet music assets and the proposed merger are completed, our business will change significantly, and there can be no assurance that the combined company will be able to grow its business as anticipated following these transactions.

    The digital sheet music assets we propose to sell will constitute a significant portion of our assets at the time of the transaction. As such, the asset base of the combined company following the asset sale and merger will have changed significantly from that which exists prior to these transactions, including our intellectual property. In addition, in connection with the proposed asset sale, our name will change from Sunhawk.com Corporation to Stardrive Solutions, Inc., which will require us to invest substantial resources in marketing our services under a new brand name. There can be no assurance that, following the asset sale and the merger, the combined company will be able to grow its business as anticipated, and the failure to do so would have a material adverse effect upon the operating results and financial condition of the combined company.

The consideration to be received by us if the proposed asset sale is completed will not be adjusted as a result of any variations in the market price of our common stock.

    Because the number of shares of our common stock to be paid to us if the proposed asset sale is completed is fixed, the value of the consideration to be received by us in connection with the sale will depend on the trading price of our common stock at and following the closing of the sale transaction, which is subject to substantial volatility. If the trading price of our common stock decreases at or following the closing, the consideration to be received by us will similarly decrease.

If the proposed merger is completed, the integration of our operations with A.N.N. following the closing will present significant challenges, and we may not be able to realize the benefits anticipated from the merger.

    If the proposed merger is completed, we will face significant challenges in integrating the organizations, operations, technology, product lines and services of both companies, closing down the Seattle-based operations, and in retaining key personnel and strategic partnerships. Cost efficiencies, revenue growth, technological development and other synergistic benefits may not materialize. The proposed merger, if completed, could result in the diversion of management attention or the loss of management-level and other highly qualified employees. The failure to integrate our operations with those of A.N.N. successfully or to manage the challenges presented by the integration process efficiently could have a material adverse effect upon the business, operating results and financial condition of the combined company.

The failure to complete the proposed merger may result in a decrease in the market value of our common stock and may create substantial doubt as to our ability to grow, implement business strategies and continue operations.

    The proposed merger is subject to a number of contingencies, including approval by the shareholders of A.N.N. and our shareholders and other customary closing conditions. As a result, there can be no assurance that the merger will be completed. If our shareholders were to vote against the proposals at the shareholder meeting or if the merger is not completed for any other reason, the market price of our common stock may decline. In addition, failure to complete the merger may substantially limit our ability to grow, implement business strategies and continue operations.

The consideration to be received by A.N.N. shareholders in connection with the proposed merger will not be adjusted as a result of any variations in the market price of our common stock.

    Because the number of shares of our common stock issuable under the merger agreement is fixed, the value of the consideration to be received by A.N.N. shareholders in connection with the merger will depend on the trading price of our common stock at and following the closing of the merger. The stock price has decreased considerably since the asset sale was agreed to and is subject to continuing volatility. If the trading price of our common stock increases at or following the closing, the consideration to be received by A.N.N. shareholders will similarly increase.

We and A.N.N. each have a history of losses and each expect to incur losses in the future, and we or the combined company may never achieve profitability.

    To date, we have had limited revenues and have incurred losses from operations. We incurred net losses of $7,030,423 and $2,834,337 for the fiscal years ended September 30, 2000 and 1999, respectively. As of December 31, 2000, we had an accumulated deficit of $13.6 million. Since inception, A.N.N. has not generated any significant revenues and had a loss from operations of $5.7 million for the year ended December 31, 2000. If the proposed merger is completed, we expect that our losses will increase significantly because of additional costs and expenses related to: an increase in the number of employees; an increase in sales and marketing activities; additional facilities and infrastructure; and assimilation of operations and personnel. We expect to continue to incur net losses for at least the next several years or longer. As a result, we will need to generate significant revenues to achieve and maintain profitability. Our business strategy may not be successful, and we cannot predict when, or if, we will become profitable. If we achieve profitability, we may not be able to sustain it.

    In addition, if the proposed merger is completed, we will record a significant amount of intangibles, the amortization of which will significantly and adversely affect our operating results. We expect these intangibles to equal approximately $7.4 million, which will be amortized over a three- to five-year period. To the extent we do not generate sufficient cash flow to recover the amount of the investment recorded, the investment may be considered impaired and could be subject to an immediate write-down of up to the full amount of the investment. In this event, our net loss in any given period could be greater than anticipated, and the market price of our common stock could decline.

If we cannot effectively manage our growth following the proposed merger, our ability to attract, serve and retain customers could suffer.

    To manage the expected growth of operations and personnel following the proposed merger, we will need to improve existing systems and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base and expand its finance, administrative and operations staff. If we are unable to manage our growth effectively or experience disruptions during expansion, our business will suffer and our financial condition and results of operations will be adversely affected.

If we and A.N.N. are unable to maintain and develop our strategic relationships following the proposed merger, the business of the combined company would be harmed.

    There can be no assurance that our relationships, and those of A.N.N., with our respective customers, vendors or other strategic partners prior to the proposed merger will continue following the closing of the merger, should it occur, or that potential customers, vendors or other strategic partners will desire to do business with the combined companies following the proposed merger. Any loss of or adverse change in these relationships could have an adverse effect on the business of the combined companies following the merger.

Our success or the success of the combined company following the proposed merger will depend on our ability to attract and retain qualified personnel, and the failure to do so would harm our business or the business of the combined company following the merger.

    Our future success will depend on our ability to attract, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for qualified personnel is intense, particularly in the internet and high technology industries. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. Further, we may be unable to retain the employees we (and, if the proposed merger is completed, A.N.N.) currently employ or attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

    In addition, should the proposed asset sale and merger be completed, Mr. Eller, who has served as our chairman and president since our inception and is also our current chief executive officer, will resign, and two current officers of A.N.N. will become our chairman and chief executive officer, and our chief financial officer, respectively. Our business will be largely dependent on the personal efforts and abilities of these and other senior management. However, any of our officers or employees will be able to terminate their employment relationship with us at any time. The loss of these key employees or our inability to attract or retain other qualified management personnel could have a material adverse effect on our results of operations and financial condition.

Our officers and directors currently have substantial control over us, and A.N.N. shareholders will own a significant number of shares of our common stock if the proposed merger is completed, which will enable them to exercise significant influence over all matters requiring shareholder approval.

    Currently, the Eller and McConney 1995 Family Living Trust, of which Mr. Eller, our current chairman, president and chief executive officer, and Mary McConney, our treasurer, serve as the trustees, owns 1,041,964 shares of our outstanding common stock, which represents 28.5% of our outstanding common stock. Accordingly, the Eller and McConney 1995 Family Living Trust have significant influence over the election of directors and other matters submitted to a vote of our shareholders. Moreover, our executive officers, directors and entities affiliated with them, in the aggregate, beneficially own 43.5% of our outstanding common stock. As a result, these shareholders possess significant influence over us, with the ability to significantly influence all matters requiring approval by our shareholders.

    If the proposed merger is completed, A.N.N. shareholders will own approximately 36% of the outstanding shares of our common stock on a fully diluted basis, and up to an additional 10% upon the achievement of revenue milestones. These shareholders will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions, which could have the effect of delaying or preventing a third party from acquiring control of us and could affect the market price of our common stock. In addition, the interests of those holding this concentrated ownership may not always coincide with our interests or the interests of other shareholders.

We may be exposed to liability for content on our web site and elsewhere that, if found to be defamatory or in violation of a third party's copyright, trademark or other rights, could harm our business.

    We may be subject to claims for copyright or trademark infringement, negligence, defamation, obscenity or on other grounds related to the information available for use on our web site. The area of law relating to the digital distribution of content over the Internet is unsettled, and we face risks associated with, for example, content appearing on sites to which we link, content appearing on sites created by members of our associates program, and a failure by us to obtain all necessary rights to distribute our content. Any liability incurred as a result of such claims could harm our business.

If we fail to adequately protect our intellectual property rights, competitors may be able to use our technology, which could weaken our competitive position, reduce our revenue and increase our costs.

    If we fail to adequately protect our intellectual property, our competitive position could be weakened and our revenue adversely affected. To protect our intellectual property rights, we rely upon copyright, trademark, patent and trade secret laws and generally enter into confidentiality agreements with our employees, consultants, vendors and corporate business partners. We cannot assure you that applicable U.S. or foreign laws or our use of confidentiality agreements will provide sufficient protection from misappropriation or infringement of our intellectual property rights or the unauthorized use or distribution of our products, particularly in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. If third parties were to use or otherwise misappropriate our products, technology, copyrighted materials, trademarks or other intellectual property rights without our consent or approval, independently develop products utilizing our technologies or breach the security provided by our encryption and e-commerce technology, our competitive position could be harmed, or we could become involved in litigation to enforce our rights. Any such litigation, while in our best interests, may be lengthy and expensive.

    Our pending or future patent applications may not be granted and our existing or future patents may be challenged, invalidated or circumvented. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has been issued or is issued in the future, we would need either to obtain a license or to design around the patent. We may not be able to obtain a required license on acceptable terms, if at all, or to design around the patent.

    We currently hold various Internet domain names relating to our brands. Domain names generally are regulated by Internet regulatory bodies. The manner in which domain names are regulated in the United States and in foreign countries is subject to change, and any adverse change in these regulations could harm our business.

Third parties could assert that our products and services infringe their intellectual property rights, which could expose us to additional costs and litigation.

    We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses on commercially reasonable terms to continue offering these products, and efforts to re-engineer these products may not be successful. Any subsequent litigation could involve substantial expense and possible damages awards.

    We depend, to a very material extent, on our patents and other technology related to our digital rights management system and related to our sheet music proprietary digital products. We understand that the patenting of digital and Internet technologies has increasingly become a major focus of e-commerce companies. Patents are perceived as a means of barring competition and adding value. While we attempt to avoid infringing known proprietary rights of third parties, there is no assurance that we will not be found to infringe upon the proprietary and other rights of others. Since the United States patenting process takes an extended period of time, during which there is usually no disclosure of the patent application, we would generally not know about a patent that blocks the use of one or more aspects of our technology until the patent is granted. It can be expected that patents granted in key areas of Internet commerce will be subject to vigorous challenge. There is no assurance as to what blocking patents may be granted, or as to how a challenge to such patents would be resolved. In any event, we expect that the process will be time consuming and expensive, and potentially materially adverse to our business.

    At the present time, patents have been issued to third parties relating, for example, to the Internet and e-commerce in general, as well as to the secure distribution of digital information over the Internet, and the downloading of music over the Internet in particular. Other digital rights management and online music distribution companies have received letters from companies alleging infringement of their patents. In the future, we, or if we decide to license our technology, our licensees, could be found to infringe upon these and other patent rights.

    We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services, to perform key functions. Third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of any of these technologies could harm our business. Moreover, although we are generally indemnified against claims that our third-party technology infringes the proprietary rights of others, this indemnification may be unavailable or inadequate for all types of intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product service redevelopment costs and delays, all of which could harm our business.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements that are not historical facts. When we use the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions, we are generally identifying forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are many factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including the factors discussed above. The forward-looking statements include, but are not limited to, statements as to:

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  the benefits to be achieved as a result of the proposed asset sale and merger;

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  the integration of A.N.N. with and into us;

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  future revenue opportunities;

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  future expense levels (including research and development, selling, general and administrative expenses, legal expenses and amortization of goodwill and other intangibles);

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  expansion of marketing and sales forces;

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  investment in new product development and enhancements; and

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  expansion into new markets.

    Our actual results could differ materially from those anticipated, expressly or implicitly, in these forward-looking statements as a result of many factors, including those set forth in "Risk Factors" and elsewhere in this document. We believe that it is important to communicate our expectations to our shareholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. You should be aware that the occurrence of the events described in "Risk Factors" and elsewhere in this document could materially and adversely affect our business, financial condition and operating results. Except as required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of common stock by the selling shareholders pursuant to this prospectus. We will bear all expenses of registration incurred in connection with this offering, but the selling shareholders will bear all selling and other expenses they incur.

PRICE RANGE OF COMMON STOCK

    Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol "SNHK," and on Tier II of the Pacific Exchange, Inc. under the symbol "SHA," since February 15, 2000. Prior to that time, there was no public market for our common stock. There is no public market for our Class A common stock. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the Nasdaq SmallCap Market.

Fiscal Quarter Ending	High	Low
March 31, 2000	$28.50	$16.00
June 30, 2000	20.00	11.25
September 30, 2000	17.00	12.00
December 31, 2000	16.25	5.50
March 31, 2001	7.00	2.125

    On May 1, 2001, the reported closing price of the common stock quoted on the Nasdaq SmallCap Market was $2.99. There are approximately 2,500 holders of our common stock and 16 holders of our Class A common stock.

    On February 21, 2001, we received a notice from PCX Equities, Inc. that our common stock may be subject to the initiation of delisting proceedings from the Pacific Exchange as a result of the proposed merger with A.N.N. We disagree with the delisting proposal and are in the process of negotiating with PCX Equities regarding these proceedings.

DILUTION

    The sales of common stock by the selling shareholders as described in this prospectus do not dilute the shares of common stock because the shares of common stock sold under this prospectus are already issued and outstanding.

DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any future determination with regard to the payment of dividends will be at the sole discretion of our board of directors.

PLAN OF DISTRIBUTION

    We are registering 533,303 shares of our common stock on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of CCS. We will receive no proceeds from this offering. The selling shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the selling shareholders) may sell some or all of the shares from time to time. Registration of the shares does not mean, however, that the shares necessarily will be offered or sold. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

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  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

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  purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

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  an exchange distribution in accordance with the rules of such exchange,

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

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  in privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales.

    The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out such short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

    Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. To our knowledge, the selling shareholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling shareholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders. We will make copies of this prospectus available to the selling shareholders and we have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling shareholder and of the participating broker-dealer(s),

  •
  the number of shares involved,

  •
  the price at which such shares were sold,

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

  •
  other facts material to the transaction.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will take all actions reasonably necessary to keep the registration statement of which this prospectus is a part effective until all of the shares covered by this registration statement have been sold.

SELLING SHAREHOLDERS

    The following table sets forth the number of shares owned by each of the selling shareholders. None of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares reflected below or other securities of our company, as a result of their employment with us or our subsidiary as of the date of the closing of the acquisition of CCS, or in the case of David Powell, as a member of our board of directors. No estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.

Name of Selling Shareholder	Number of Shares Owned	Percent of Outstanding Shares	Registered for Sale Hereby(1)
David Powell	396,965	10.9%	396,965
Julian Searle	27,064	*	27,064
Copyright Ventures, LLC	75,391	2.1%	75,391
@Visory, LLC	33,883	*	33,883

Total	533,303		533,303

*
Represents ownership of less than one percent.

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

    The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements and other financial information included elsewhere in this prospectus.

Overview

    We were incorporated in August 1992 and began distributing and selling digital sheet music over the Internet in March 1997.

    In September 1996, we began selling CD-ROMs of the complete works of Scott Joplin, and in July 1997, we began selling CD-ROMs of Handel's Messiah, both containing digital sheet music in our Solero® format. In 1998, we established our strategic alliances and entered into contracts with Warner Bros. Publications U.S. Inc. and EMI Christian Music Publishing for the right to sell and distribute selected portions of their sheet music catalogs. Through December 31, 2000, the majority of our sales have been derived from the sale of digital or printed sheet music and CD-ROMs through our web site and from special promotions and services for our strategic partners.

    In November 2000, we acquired CCS, a company providing digital asset management and intellectual property infringement notification services—with particular focus on the Internet—on an industry-by-industry basis. CCS revenue is generated by entering into contracts with businesses to provide services for a period of time. Revenues from contracts are recognized ratably over the term of the contract.

    Our financial statements also reflect the operations of the digital music business as a discontinued operation. This was necessitated when, as a result of the acquisition of CCS, we modified our business strategy for 2001, which redirects our focus away from the digital sheet music business to provide global digital asset management services and indefinitely discontinue further development and marketing of digital sheet music and the Solero viewer, used to view, play, print and store sheet music in encrypted digital format. In February 2001, we entered into an agreement to sell the digital sheet music business to Marlin Eller, Sunhawk.com's chairman, president and chief executive officer.

    The operating results of the discontinued operations of the digital sheet music business have been segregated from continuing operations and these results have been reported as a separate line item on the statements of operations.

Results of Operations for the Year Ended September 30, 2000 Compared to the Year Ended September 30, 1999

Discontinued operations

    We incurred a loss from discontinued operations of $7,030,423 for the year ended September 30, 2000 compared to a loss of $2,834,337 for the year ended September 30, 1999. The increase was primarily due to an increase in the digital sheet music business activity from the prior year in addition to increases in stock-based compensation expenses, professional fees, amortization, royalties, and the hiring of additional key management personnel. Additionally, we incurred significant fees related to the bridge financing received during the year ended September 30, 2000.

Liquidity and Capital Resources

    Net cash used in discontinued operating activities totaled $6,628,341 for the year ended September 30, 2000 compared with net cash used in operating activities of $1,870,540 for the year ended September 30, 1999. The increase in net cash used in operating activities for the year ended September 30, 2000, as compared to the prior year, was primarily attributable to increases in advertising, increases in costs associated with growing our digital sheet music catalog, prepaid expenses related to directors and officers insurance and legal retainer, professional fees, hiring key management personnel and increases in corporate facility expenses necessary to operate the business.

    Net cash used in investing activities was $5,604,237 for the year ended September 30, 2000 compared to $511,490 for the year ended September 30, 1999. The increase in cash used in investing activities for the year ended September 30, 2000, as compared to the prior year, was primarily due to the purchase of short-term investments with proceeds received from the initial public offering and an increase in property and equipment to upgrade our internet and networking capabilities.

    Net cash provided by financing activities was $16,860,280 for the year ended September 30, 2000 compared to $2,341,237 for the year ended September 30, 1999. The increase in net cash for financing activities for the year ended September 30, 2000, as compared to the prior year, was primarily derived from proceeds received from the initial public offering.

Results of Operations for the Three Months Ended December 31, 2000 Compared to the Three Months Ended December 31, 1999

Continuing operations

    The only operations that existed prior to September 30, 2000 were from discontinued operations and therefore the results from continuing operations for the quarter ended December 31, 2000 are not directly comparable to prior periods.

    Sales from continuing operations are CCS revenue generated by entering into contracts with businesses to provide services for a period of time. The revenues from contracts are recognized ratably over the term of the contract.

    Cost of sales from continuing operations are direct labor and service costs related to providing the services of identifying, tracing, tracking and providing notice of intellectual property infringement to owners.

    Selling expenses consist primarily of advertising, marketing, payroll and payroll-related expenses. We expense all advertising costs as incurred. General and administrative expenses consist primarily of management salaries and expenses, insurance premiums, rent, telephone costs, travel expenses for general business, legal and professional fees, staff salaries, intangible asset amortization and other payroll expenses and other related expenses for general corporate functions.

    We incurred a net loss from continuing operations of $1,721,831 for the three months ended December 31, 2000. Revenues were $25,272 and cost of goods sold were $103,171 for the three months ended December 31, 2000.

    Selling, general and administrative expenses for the three months ended December 31, 2000, were $1,716,770. These costs consisted of significant payroll and consulting administrative expenses incurred related to refocusing on the digital asset management business and expanding the operations of CCS. Also included was amortization of approximately $634,000 related to goodwill and identifiable intangible assets obtained in the CCS acquisition.

Discontinued operations

    We incurred a loss from discontinued operations of $1,697,988 for the three months ended December 31, 2000 compared to a loss of $1,043,495 for the three months ended December 31, 1999. The increase was primarily due to increase in the digital sheet music business activity from the prior period and the recording of approximately $743,150 in stock compensation charges related to consultants during the quarter ended December 31, 2000. The loss on disposal of the digital sheet music business relates to the intended sale of the digital sheet music business to an entity controlled by Marlin J. Eller, our chairman, president and chief executive officer. We recognized a loss on disposal of the digital sheet music business of $1,564,975, representing the excess of the carrying value of the assets to be sold and liabilities assumed over the fair value of the stock and consideration to be received. The loss on disposal of the digital sheet music business includes $342,476 of losses accrued through the estimated date of disposal.

Liquidity and Capital Resources

    We financed our operations from inception through February 2000 primarily with funds received from the sale of equity to and loans from the Eller and McConney 1995 Family Living Trust. In February 2000, we issued 1,610,000 shares of common stock in connection with our initial public offering, and received net proceeds (after expenses) of $15,445,635. The net proceeds have been used to fund production, leasehold improvements, equipment purchases, working capital and the hiring of key management personnel and for general corporate purposes and the acquisition of CCS. As of December 31, 2000, we had cash of $1,747,734 and working capital of $2,862,465.

    Net cash used in continuing operating activities totaled $1,011,745 for the three months ended December 31, 2000. There were no continuing operations that existed prior to September 30, 2000. With the acquisition of CCS, the net cash used in continuing operating activities was primarily attributable to CCS operations and related selling, general and administrative expenses in operating the digital asset management business.

    Cash paid for direct acquisition related costs of the CCS acquisition totaled $1,165,052 and constituted the majority of net cash used in investing activities for the three months ended December 31, 2000.

    Net cash used in discontinued operations was $792,096 for the three months ended December 31, 2000 compared to net cash used of $614,350 for the three months ended December 31, 1999. The cash used in discontinued operations reflects the operations of the digital sheet music business which we have agreed to sell to an entity controlled by Marlin J. Eller, our chairman, president and chief executive officer.

    As part of the Company's acquisition of CCS, a total of 533,303 of the 733,760 shares of common stock issued to certain former CCS shareholders are subject to a side-agreement amongst the former CCS shareholders for settlement. As part of the side-agreement entered into at the time of the CCS acquisition, Sunhawk has granted a demand registration right to a former CCS shareholder, Copyright Ventures LLC. This right becomes effective after March 30, 2001 and allows Copyright Ventures to request that Sunhawk register a sufficient number of the 533,303 shares to satisfy the settlement amount denoted in the side-agreement of $3,337,500. In the event Sunhawk does not register the shares, Sunhawk may be required to redeem the shares for amounts up to a maximum of $3,337,500. Sunhawk has classified the maximum potential redemption amount of $3,337,500 as a liability since the requirement for the Company to register the securities is considered outside of Sunhawk's control. In the event the Company is required to pay any amounts related to the potential redemption amount, the Company's liquidity position could be significantly adversely affected.

    Our management has focused efforts recently on our acquisition of CCS and the proposed merger with A.N.N. As part of these efforts, our intention is to secure an increased number and amount of service contracts and, through the acquisition of A.N.N., improve operating efficiencies and increase sales levels. We expect to incur additional expenditures as a result of these acquisitions. There can be no assurance that we will be able to obtain additional service contracts, improve operating efficiencies or increase sales levels.

    We anticipate that additional capital will be expended to fund continued development efforts and to support anticipated future growth. As a result, it is expected that cash will be used in operations. We expect that accounts receivable will increase to the extent revenues rise. Any such increase that occurs at the same time or at a greater rate than increases in revenue can be expected to reduce cash and cash equivalents. We believe that our current cash and cash equivalents and short-term investments will be sufficient to meet working capital requirements through fiscal 2001. However, additional funding, if needed, may not be available on acceptable terms, if at all. Our ability to grow, implement business strategies and continue operations may be limited if additional financing on acceptable terms or increased revenues are not obtained.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

    On January 5, 2001, we were informed by Ernst & Young LLP that they were resigning as our independent auditors. Ernst & Young had been our principal auditors for the purpose of auditing our financial statements for the fiscal years ended September 30, 2000 and September 30, 1999. The reports on the financial statements for the two aforementioned fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principals. In the two most recent years and the subsequent interim period through January 5, 2001, we have had no disagreements with our former principal auditors on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure which, if not resolved to the satisfaction of the former principal auditors, would have caused Ernst & Young LLP to make reference to the matter in their reports.

    The independent accounting firm of KPMG LLP has acted as our auditors since February 8, 2001 and has been selected as the auditor for the current year.

BUSINESS

Overview

    We are an Internet-based digital asset management company. We provide digital asset management technology, proprietary digital product preparation and enhancement services and a digital distribution infrastructure for the secure delivery of proprietary digital product over the Internet. Our digital asset management technology enables us to securely distribute licensed, copyright-protected digital content on behalf of our strategic partners and, ultimately, on behalf of any owner of such material. We also have a digital sheet music business, which we intend to sell, as described below.

    Effective November 2, 2000, we acquired CCS, which became our wholly owned subsidiary. Founded in 1998, CCS is engaged in the business of identifying and removing unauthorized usage of its customers' copyrighted material, such as software, audio, video, books or other digitized assets, on the World Wide Web and the Internet where such materials have been copied or downloaded by unauthorized individuals and distributors.

    Prior to 2001, our business included the production and distribution of digital sheet music over the Internet. In January 2001, we modified our business strategy to shift our focus from the digital sheet music business to providing global digital asset management services, and in connection with this shift in focus, we have proposed to spin off our digital sheet music assets.

    We currently anticipate closing transactions in 2001 which would further our efforts to focus on global digital asset management. At a special meeting of the shareholders scheduled for the second calendar quarter of 2001, our shareholders will be asked to vote on, among other proposals, the following matters: (a) approval of an asset purchase agreement between us and an entity controlled by Marlin J. Eller, our current chairman, president and chief executive officer, pursuant to which this entity will acquire the assets relating to our digital sheet music business; and (b) approval of a merger agreement between us and A.N.N., a provider of digital video asset and resource management systems, pursuant to which A.N.N. will merge with and into us in exchange for the issuance by us to A.N.N. shareholders of shares of our common stock. Our board of directors has approved the asset purchase agreement and has also approved the merger agreement, subject to the resolution of certain open issues to the satisfaction of our management team. There can be no assurance these proposals will be approved by the shareholders or, if approved, that the transactions will be completed.

    If we complete the sale of digital sheet music assets to an entity controlled by Mr. Eller, our primary business will be the tracking and documentation of Internet sites containing text, graphics, multimedia and/or software that infringe on the copyrights or other intellectual property of our clients and implementing procedures to remedy such infringement. As part of this process, we collect data on the content of each site and other relevant identifying information and are able to use this data to identify repeat offenders as potential candidates for legal action. We will continue to develop new methods and technologies to protect our clients against Internet-based piracy. Our services address a target customer base that includes media creators and vendors, software manufacturers and vendors and other intellectual property rights owners.

Recent Developments

Proposed Sale of Digital Sheet Music Assets

    On December 12, 2000 at a special meeting of our board of directors, the directors determined that the digital sheet music business would not be further developed or expanded and that its operations would be significantly scaled back to conserve our cash position. In addition, the board of directors instructed the officers to direct the majority of their efforts to pursuing expansion and development of the CCS operations and services.

    On or about January 2, 2001, Mr. Eller developed an initial proposal to acquire the assets and liabilities associated with the digital sheet music business. On April 17, 2001, our board of directors formally approved the asset sale and the asset purchase agreement, subject to approval by our shareholders.

    If the shareholders approve the asset purchase agreement and the sale is completed, the assets relating to our digital sheet music business will be sold to an entity controlled by Mr. Eller in exchange for (a) 500,000 shares of our common stock currently held by Mr. Eller that will be transferred back to us and cancelled; (b) cancellation of $1.0 million of indebtedness we owe to Mr. Eller and his affiliates; and (c) a license from the entity controlled by Mr. Eller to us to the digital sheet music technology. In addition to the digital sheet music assets, the buyer will also receive a cash payment of approximately $750,000 and a $290,000 note, plus interest, payable by us to Mr. Eller (to confirm a previous debt to Mr. Eller in the same amount). Upon completion of this purchase of the digital sheet music business, Mr. Eller would resign as chairman, president and chief executive officer.

    Our board of directors will unanimously recommend that our shareholders vote for the approval of the transactions contemplated by the asset purchase agreement by proxy or in person at a special meeting of shareholders scheduled to be held in the second calendar quarter of 2001. We and the buyer will not complete the purchase and sale of the digital sheet music assets unless a number of conditions are satisfied or waived by us or the buyer, which in addition to shareholder approval of the asset sale and asset purchase agreement include:

  •
  each party's representations and warranties set forth in the asset purchase agreement being true and correct;

  •
  the performance by each party in all material respects of its agreements and covenants under the asset purchase agreement;

  •
  all consents necessary to permit us to transfer the assets to the entity controlled by Mr. Eller having been obtained and in full force and effect;

  •
  to the extent that we are required to obtain any governmental authorizations that relate to the asset sale, such consents having been obtained;

  •
  as of the closing date, there shall not be in effect any legal requirement or any injunction or other order that prohibits the transfer of any portion of the purchased assets by us to the entity controlled by Mr. Eller;

  •
  we and Mr. Eller shall have executed a release agreement on terms acceptable to both parties;

  •
  Mr. Eller's employment agreement with us shall have been terminated on terms acceptable us; and

  •
  we shall have obtained a fairness opinion.

    In addition, notwithstanding approval of the asset purchase agreement by our shareholders, the asset purchase agreement may be terminated, and the asset sale may be abandoned, at any time prior to the closing: by us if any of the conditions to our obligation to close the transactions contemplated by the asset purchase agreement have not been satisfied as of the closing date and we have not waived such conditions; by the entity controlled by Mr. Eller if any of the conditions to its obligation to close the transactions contemplated by the asset purchase agreement have not been satisfied as of the closing date and the buyer has not waived such conditions; by the mutual written consent of the buyer and us; or by the buyer or us, if the closing has not occurred (other than through the failure of the party seeking to terminate the asset purchase agreement to comply with its obligations under the asset purchase agreement) on or before July 31, 2001.

Proposed Merger with A.N.N. Automation, Inc.

    On March 20, 2001, a merger agreement was signed by Mr. Eller and David Griffith, chief executive officer of A.N.N. On April 17, 2001, our board of directors ratified, approved and confirmed the merger agreement and recommended its approval to our shareholders, subject to the resolution of certain open issues to the satisfaction of our management team.

    Under the merger agreement, A.N.N. will merge with and into us. As a result of the merger, all of the shares of capital stock of A.N.N. which are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive shares of our common stock, and we will cancel a note payable from A.N.N. in an aggregate amount of $200,000.

    If completed, the proposed acquisition of A.N.N. will create a combined corporation that is focused on the management, maintenance, distribution and rights control and enforcement of digital media including documents, images, video, multimedia and software. In furtherance of our continued focus on the digital asset management business, it is anticipated that the A.N.N. management team will form the core operational and strategic management unit for the resulting company.

    Assuming resolution by management of the remaining open items, our board of directors will unanimously recommend that our shareholders vote for the approval of the merger agreement by proxy or in person at a special meeting of shareholders scheduled to be held in the second calendar quarter of 2001. We and A.N.N. will not complete the merger unless a number of conditions are satisfied or waived by us and A.N.N. In addition to approval by our shareholders and A.N.N.'s shareholders, these include:

  •
  completion of the sale of our digital sheet music assets, as described above;

  •
  receipt of listing approval from the Nasdaq SmallCap Market, subject to official notice of issuance, and approval from Pacific Exchange, Inc., for our common stock to be issued in the merger;

  •
  execution of employment agreements with David Griffith as our president and chief executive officer and Matthew Whealen as our chief financial officer; and

  •
  completion by us of a private placement of convertible preferred stock with gross proceeds to us of at least $2,000,000 on terms reasonably acceptable to A.N.N.

    In addition, notwithstanding approval of the merger agreement by our shareholders and the A.N.N. shareholders and resolution of the remaining open items, we and A.N.N. may terminate the merger agreement by mutual written consent. Either company may terminate the merger agreement if such party is not in material breach of the merger agreement and if the merger is not completed by July 31, 2001 or any order, judgment or injunction has been entered by any court or other governmental authority or agency preventing the closing of the merger and shall have become final and non-appealable. In addition, we may terminate the merger agreement if:

  •
  A.N.N. breaches any representation, warranty, covenant or agreement contained in the merger agreement and has not cured the breach within ten days;

  •
  the closing price of our common stock on the Nasdaq SmallCap Market for the five-day period prior to closing equals or is greater than $10.00 per share; or

  •
  we shall not have completed a private placement of convertible preferred stock with gross proceeds to us of at least $2,000,000 on terms reasonably acceptable to A.N.N.

Finally, A.N.N. may terminate the merger agreement if we breach any representation, warranty, covenant or agreement contained in the merger agreement and have not cured the breach within ten days.

Current Business

    Most copyrighted material can be digitized and distributed electronically via the Internet. This can include text, audio, video, photographic images, film, sheet music, literature and software. While most information available on the Internet is currently free, proprietary digital products can be sold or licensed. New software is required to allow the sale of proprietary digital products to take place securely over the Internet, to account for the sales, and to restrict unauthorized copying of the digital files.

    Our digital asset management distribution system is based upon proprietary software that encrypts proprietary digital products so that only purchasing customers can use it. We distribute our distribution system via the Internet, which identifies the customer and allows proprietary digital products to be downloaded to the customer's computer to be viewed, heard or printed out, after payment. We also conduct secure international distribution of proprietary digital product on behalf of our business partners, as either a principal or service provider.

    In addition to our ability to securely distribute proprietary digital product, using our patented technology, we enhance copyrighted materials to add value to them. We have applied this technology initially for digitally enhancing sheet music, and these enhanced products have been sold since 1997. The digitization and enhancement of the sheet music animates the notes played while listening to them. The technology allows for variations in tempo, allows the user to add or subtract instruments and shows the notes being played on a keyboard or other instrument. This all takes place in a real-time interactive manner. Our partners in the digitized sheet music business to date include Warner Bros. Publications U.S. Inc.; EMI Christian Music Publishing, a division of EMI Christian Music Group; Mel Bay Publications, Inc.; and Maranatha! Music.

    Our digital asset management technology, digital content preparation and enhancement and digital distribution infrastructure provide the foundation for our operations. This structure enables us to provide a full spectrum of value-added services to copyright owners and other publishers of proprietary digital product for sale via the Internet.

    In conjunction with CCS we are developing proprietary software called Global Asset Tracking Engine, which will enable the user to automate the tracking of client intellectual property on the Internet and provide statistics by which the client can determine a course of action as to the treatment of the website which is distributing the intellectual property.

Current Products

    Our initial product for the application of our digital asset management distribution system, preparation and enhancement services and e-commerce technology has been interactive digital sheet music. In converting traditional printed sheet music into an enhanced digital encrypted format that can be delivered via the Internet through our digital asset management distribution system and then used by a customer, we have changed the manner in which sheet music can be published, distributed and purchased. Our product offers the customer a highly efficient and more complete and enjoyable musical experience while providing music publishers with a means to limit the unauthorized redistribution of their digital sheet music and efficiently monitor royalties due them upon purchase. Pursuant to the proposed sale of digital sheet music assets to an entity controlled by Mr. Eller, we will receive a license from the buyer to the digital sheet music technology. In turn, we will license our encryption technology to the buyer, which will revert to the buyer in the event that we decline to pay an annual $100,000 renewal fee.

    Digital Asset Management Distribution Technology.  Our digital asset management distribution technology delivers digital product via the Internet to individuals and businesses in a manner that is user-friendly while simultaneously protecting the copyrighted proprietary product of composers, owners, authors and publishers. Through our digital asset management distribution technology, we are able to limit the unauthorized distribution by the initial customer of the digital files and efficiently track the royalty payments to be paid to the publisher and others.

    Preparation and Enhancement.  Our preparation and enhancement services provide publishers and customers with a content-rich digital product. We have the ability to digitize large amounts of content that, heretofore, has not been converted into a digital format and to add features to this content that create a unique and enhanced user experience. We have digitized significant portions of Warner Bros. Publications U.S. Inc.'s and EMI Christian Music Publishing's sheet music catalogs, and we are creating and selling an interactive sheet music product that provides the customer with a variety of features not otherwise available from the traditional paper sheet music product.

    Our software allows us to create a library of digital content. Our patented technology provides a digital format for the conversion, creation, completion, storage and distribution of digital sheet music as well as other digital content. This format can capture standard music notation, audio, lyrics, guitar tablature and chords, big note formats and other forms of digital content. The digital information is then stored in a sophisticated relational database, which allows for advanced searches and efficient distribution to end-users.

    Sunhawk Audio.  Our technology enables us to compress audio music files utilizing MP3 technology, encrypt these files and deliver them to customers in our Sunhawk Audio format. These Sunhawk Audio files can be downloaded from our web site and stored on the customer's computer. When Sunhawk Audio files are delivered and downloaded, they can only be played using our Solero® Viewer and, by virtue of our encryption technology, can be accessed only by the purchasing customer. In addition, as with digital sheet music, our digital asset management distribution system facilitates the purchase of the music, limits any unauthorized redistribution of this digital music and tracks royalty payments owed to publishers and others.

    We currently have an agreement with Naxos, one of the leading distributors of classical audio music, to distribute its catalog of MP3 audio media.

Intellectual Property

    Our success will depend in large part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws and generally require our employees, consultants, vendors and corporate business partners to execute confidentiality agreements. Despite these protections, a third party could, without authorization, copy or otherwise obtain and use our products or technology to develop similar technology. Moreover, our agreements with employees, consultants and others who participate in product and service development activities may be breached, we may not have adequate remedies for any breach, and our trade secrets may become known or independently developed by competitors.

    If the proposed merger with A.N.N. is completed, we will acquire additional intellectual property, including several pending federal trademark applications, domain names and software license agreements.

    We have been issued three patents and have one patent application and one continuation application pending in the United States relating to our product architecture and technology. Other than the patent for our encryption technology, these patents will be transferred in connection with the proposed sale of digital sheet music assets to an entity controlled by Mr. Eller. In addition, the patent for the encryption technology will revert to the buyer in the event that we decline to pay an annual $100,000 renewal fee.

    We attempt to avoid infringing known proprietary rights of third parties in our product and service development efforts. We have not, however, conducted and do not conduct comprehensive patent searches to determine whether the technology used in our products infringes patents held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. If we were to discover that our products violate third-party proprietary rights, we may not be able to obtain licenses on commercially reasonable terms to continue offering these products, and efforts to re-engineer these products may not be successful. At the present time, patents have been issued to third parties relating, for example, to the Internet and e-commerce in general, as well as to the secure distribution of digital information over the Internet, and the downloading of music over the Internet in particular. Other digital rights management and online music distribution companies have received letters from companies alleging infringement of their patents. In the future, we, or if we decide to license our technology, our licensees, could be found to infringe upon these and other patent rights. Any subsequent litigation could involve substantial expense and possible damages awards.

    We generally procure licenses for the music distributed in digital and print form from third-party licensors, including music publishers and composers, on a non-exclusive basis. Some of our competitors offer, or could offer, the same sheet music song titles that we have licensed from these music publishers. In some cases we own the copyrights in the underlying music. The underlying music may be owned by a single copyright owner or have multiple copyright owners. We have different licensing arrangements with these parties depending on what rights we acquire. These arrangements range from formal contracts to informal agreements based on the nature of the subject matter. We often rely on our positive working relationships with copyright owners to obtain licenses on favorable terms. Any changes in the nature or terms of these arrangements, including any requirement that we pay significant fees for the use of the content, or if such arrangements are found to be unenforceable, could have a negative impact on the availability of content and could harm our business.

    We currently hold various Internet domain names relating to our brands, including the "Sunhawk.com" domain name. Domain names generally are regulated by Internet regulatory bodies. The manner in which domain names are regulated in the United States and in foreign countries is subject to change, and any adverse change in these regulations could harm our business.

    The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in these jurisdictions.

    Circumstances may arise that would cause us to pursue legal remedies in order to protect our rights and interests in our intellectual property. Any such litigation, while in our best interests, may be lengthy and expensive. In addition, any such litigation may be against parties better able than we are to afford the extensive costs often associated with such litigation.

    We rely on technology that we license from third parties, including software that is integrated with internally developed software and used in our products and services, to perform key functions. Third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of any of these technologies could harm our business. Moreover, although we are generally indemnified against claims that our third-party technology infringes the proprietary rights of others, this indemnification may be unavailable or inadequate for all types of intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources in addition to potential product service redevelopment costs and delays, all of which could harm our business.

    We cannot assure you that applicable U.S. or foreign laws or our use of confidentiality agreements will provide sufficient protection from misappropriation or infringement of our intellectual property rights or the unauthorized use or distribution of our products, particularly in foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States. If third parties were to use or otherwise misappropriate our copyrighted materials, trademarks or other intellectual property rights without our consent or approval, independently develop products utilizing our technologies or breach the security provided by our encryption and e-commerce technology, our competitive position could be harmed, or we could become involved in litigation to enforce our rights.

Competition

    As an operator of a digital asset management distribution system for digital publishing, we currently or potentially compete with a variety of companies. With respect to the market for digital asset management solutions, we believe competition is intense and rapidly evolving. We expect competition to continue to increase both from existing competitors and new market entrants. The digital asset management market is relatively new, and we are not aware of any one competitor that has established a dominant position in the market. However, it is possible that one or more companies could become a dominant, competitive force in the future. Our primary competition currently comes from or is anticipated to come from:

  •
  companies offering secure digital distribution systems, including AT&T, IBM, Liquid Audio, Microsoft, Preview Systems, Xerox, Intertrust Technologies, ContentGuard and Digital World Services;

  •
  companies offering hardware-based content metering and copy protection systems, including Sony, Wave Systems, and the 4C Entity, comprised of IBM, Intel, Matsushita and Toshiba; and

  •
  companies representing combined Internet distribution and proprietary digital products ownership such as AOL—Time Warner.

    With respect to the market for the preparation, enhancement and secure distribution of digital sheet music, we do not believe any of our competitors has converted substantial portions of sheet music into an interactive digital format that can be stored, encrypted, previewed, played and printed on a personal computer. Companies that are currently in similar or potentially competing businesses include:

  •
  Sheet Music Direct. Sheet Music Direct has developed an Internet-based, purchase-on-demand delivery system for digital sheet music, but their music is non-interactive and does not allow the user to play the music, choose instruments or select tempo. The web site is affiliated with sheet music distributors Hal Leonard Corporation and Music Sales Corporation; and

  •
  Net4Music. Net4Music purchased Coda Technology and has developed an Internet-based system that enables publishers to digitize their sheet music from multiple sources into Adobe's PDF format, and then distribute these scores through customized orders.

Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have broader customer relationships that could be leveraged, including relationships with many of our customers. These companies also have more established customer support and professional service organizations than we do. Assuming the completion of the asset sale to an entity controlled by Mr. Eller and the merger with A.N.N., the scope and identity of our competitors will change substantially. In particular, we will no longer compete against providers of digital sheet music. However, we will continue to compete against companies that track and document Internet sites.

Research and Development

    Since our inception, all of the time and financial resources dedicated to research and development activities to develop our technology and digital sheet music catalog have been expensed.

Government Regulation

    As a Washington-based company, we collect sales taxes for transactions in the State of Washington only. However, the future taxation requirements for online transactions are uncertain. One or more local, state, federal or foreign jurisdictions may seek to impose additional sales or other tax obligations on us. Proposals have been made at various state and local levels that would impose additional taxes on the sale of goods and services over the Internet. None of these has been adopted as of this date. If adopted such taxes could impair the growth of e-commerce and our business could be harmed. In 1998,

Congress passed the Internet Freedom Act, which imposes a three-year moratorium on state and local taxes on Internet-based transactions. We cannot assure you, however, that this moratorium will be extended.

    As commerce on the Internet continues to evolve, federal, state, local or foreign agencies may adopt laws and regulations that may impact our business, including legislation and regulations relating to the distribution of music and other content over the Internet and privacy and encryption issues. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain.

    Further, the growing use of the Internet has burdened the existing telecommunications infrastructure and has caused interruptions in telephone service. Telephone carriers have petitioned the government to regulate the Internet and impose usage fees on Internet service providers. The imposition of such laws and regulations could expose us to significant liability. In addition, any such new legislation or regulation or government enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could harm our business.

Facilities

    We do not own any real property. We lease approximately 20,000 square feet of office space in Seattle, Washington at an annual rent of approximately $336,000. The remaining lease term expires on September 1, 2003. On December 8, 2000, we entered into a sublease agreement with DailyShopper.com, Inc., whereby we sublease to DailyShopper approximately one third of the 20,000 square feet that we currently lease. In March 2001, CCS entered into a lease for a term of two years for office space of approximately 4,000 square feet in the United Kingdom for approximately $12,500 per month. If the asset sale is completed, an entity controlled by Mr. Eller will assume the obligations under this lease. In addition, if the merger with A.N.N. is completed, we will shut down our Seattle-based operations and relocate our headquarters to Agoura Hills, California. A.N.N. currently leases approximately 5,539 square feet of office space in Agoura Hills, California pursuant to a lease that expired April 30, 2001 and continues on a month-to-month basis.

Employees

    As of March 31, 2001, we had approximately 22 employees. None of our employees is represented by a labor union, and we believe that our employee relations are good.

Legal Proceedings

    On March 16, 2001, we received notice that Copyright Ventures, LLC had filed a lawsuit against us in Buffalo, New York (In re Copyright Ventures, LLC v. Sunhawk.com Corporation, No. I2001-2287 (New York Sup. Ct., Erie County)). The suit seeks an order compelling us to participate in an arbitration demanded by Copyright Ventures and requests judicial resolution of a jurisdictional challenge that we asserted to the arbitration. We appeared at a hearing on April 27, 2001 in Buffalo to show cause why we should not be ordered to participate in the arbitration demanded by Copyright Ventures, and a ruling on this demand is anticipated on May 4, 2001. The arbitration was demanded by Copyright Ventures in connection with certain agreements entered into by us in connection with our acquisition of CCS. We do not anticipate that this proceeding will have a material adverse effect on our business, prospect, financial condition or operating results.

    In addition, from time to time, we are subject to legal proceedings and claims in the ordinary course of business. Except as described above, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, prospects, financial condition and operating results.

MANAGEMENT

Directors and Executive Officers as of April 17, 2001:

    The following table sets forth information about our directors, executive officers and certain key employees.

NAME	AGE	POSITIONS
Marlin J. Eller	47	Chairman of the board, chief executive officer and president
Tricia Parks-Holbrook	45	Chief financial officer
Jill Ohara	44	Vice president of operations
Mary E. McConney, PhD	46	Treasurer
Fred S. Anton	53	Director
Luis F. Talavera	35	Director
Osmond J. Kilkenney	53	Director
Geoffrey Meagher	53	Director
Dave Powell	46	Director

    Marlin J. Eller is a co-founder of Sunhawk and is currently our chairman of the board and chief executive officer, positions he has held since our inception in August 1992. Since 1999, Mr. Eller has also served as our president. Mr. Eller is married to Ms. McConney, our treasurer.

    Tricia Parks-Holbrook joined Sunhawk in June 1999 as our chief financial officer. From 1989 to December 1998, Ms. Parks-Holbrook was with KPMG, LLP as a senior manager and was responsible for supervising the planning and performance of assurance engagements with clients in a variety of industries. She is licensed and certified as a public accountant in the states of California (1991) and Washington (1998), and is a member of the American Institute of Certified Public Accountants and the Washington Society of Certified Public Accountants.

    Jill Ohara joined Sunhawk in February 1998 as music production manager, was promoted to vice president of production in April 1998 and has served as vice president of operations since June 1999. From October 1981 to February 1997, Ms. Ohara served with the U.S. National Academy of Sciences and was assigned to the Radiation Effects Research Foundation, a multicultural research foundation in Japan, where she served as chief of the information technology department.

    Mary E. McConney, PhD is a co-founder of Sunhawk and is currently our treasurer. From 1992 until June 1999, Ms. McConney served as our chief financial officer, secretary and treasurer and as a director. In addition, from 1988 to the present, Ms. McConney has served as the president of HiroSoft International Corporation, a corporation she founded that writes statistical programs for modeling different kinds of risk functions. Ms. McConney is married to Mr. Eller, our chairman, chief executive officer and president.

    Fred S. Anton has been a director of Sunhawk since July 1998. Since March 1998, Mr. Anton has served as the president and chief operating officer of Warner Bros. Publications U.S. Inc., where he also served as the chief financial officer and chief operating officer from September 1996 to March 1998. From 1994 to September 1996, Mr. Anton served as vice president of finance for the Warner Music Group and subsequently was made executive vice president and chief operating officer for Warner Vision Entertainment. He is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He is also on the board of directors of the Music Publisher's Association.

    Luis F. Talavera has been a director of Sunhawk since June 1999. Mr. Talavera consults with and invests in early stage companies in the communications and Internet markets, helping them to define their market focus, business and technology strategy. He joined Microsoft in 1988 and spent 10 years working on such products as Windows 3.0, 3.1 and 95, to Outlook Express and Softimage DS. His last assignment was as Director of Development, where he was responsible for research and development and was a member of the executive staff of Microsoft's Softimage subsidiary. Mr. Talavera serves as a director on the boards of selected technology companies, including: Freever Inc. and Poseidon/VisionIQ in France.

    Osmond J. Kilkenny has been a director of Sunhawk since February 2000. Mr. Kilkenny is a Fellow of the Institute of Chartered Accountants and a Senior Partner in the firm O.J. Kilkenny & Co. with offices in Dublin and London. The firm specializes in the music and entertainment business with a wide-ranging client base. Also, he is a shareholder and director of TV3, Ireland's only independent terrestrial television channel, and Ardmore Studios Limited—Ireland's National Film Studio. He chaired the Government appointed Commission established to review all aspects of the film industry in Ireland and was recently appointed Chairman of the Irish Film Board. Mr. Kilkenny is Chairman of the Board of Nua, an Irish based company, which develops knowledge management methodologies. In addition, he serves on the Board of The Mill Facility, a post-production facility, and is also a director of Instant Video Technology, a California based company that developed a technology to support less than real time transmission of audiovisual information.

    Geoff Meagher has been a director of Sunhawk since September 2000. Since 1989, Mr. Meagher has served as President of Cascade Capital, Inc., a firm providing management consulting and investment services to small- and medium-sized businesses in the Northwest. Mr. Meagher currently serves as Chairman of Allegis Communications, Inc.; as a co-owner and board member of Production Finance International, Inc.; as an advisor to Screenplay, Inc. and ClaimsDesk Corporation; and as acting President of Amera Cosmetics Distribution, Inc.

    Dave Powell became a director of Sunhawk in November 2000. Mr. Powell joined the board as part of the acquisition of Copyright Control Services. Mr. Powell founded Copyright Control Services in 1998 and currently serves as its chief executive officer. Prior to founding CCS, Mr. Powell produced records for artists like Depeche Mode and Erasure, and from 1994 to 1996 he served as European operations director at Euphonix Inc.

    If the proposed merger with A.N.N. is completed, the board of directors of the surviving corporation will consist of two members nominated by Sunhawk representatives, two members nominated by A.N.N. representatives, and three members to be selected by mutual consent of the representatives.

Compensation of Executive Officers

    Summary Compensation Table.  The following table sets forth the compensation received for services rendered to us for the three fiscal years ended September 30, 2000 by our chief executive officer and our other four most highly compensated executive officers (the "named executive officers"):

Name and Principal Position	Year(1)		Salary	Bonus	Securities Underlying Options(#)		All Other Compensation
Marlin Eller Chairman of the Board, President and Chief Executive Officer	2000 1999 1998	(5)	$95,000 0	— — —	30,000 — —		—
Tricia Parks-Holbrook Chief Financial Officer	2000		132,281	—	39,500	(2)
Jill Ohara Vice President of Production	2000		149,304	—	40,979		—
John Pilcher(3) Vice President of Strategic Planning	2000		57,448	—	50,000		—
Gary Martin(4)	2000		133,218	—	19,000		—

(1)
No executive officer received total annual salary and bonus in excess of $100,000 during the fiscal years ended September 30, 1998 and 1999.

(2)
Ms. Parks-Holbrook's options were cancelled April 16, 2001.

(3)
Mr. Pilcher was hired on April 17, 2000, with an annualized salary of $150,000 per year, and his employment was terminated on April 13, 2001. Mr. Pilcher received an additional 50,000 options on April 30, 2001.

(4)
Mr. Martin terminated his employment with Sunhawk in July 2000.

(5)
Brent Mills, our former chief executive officer, received a salary of $55,000 during the fiscal year ended September 30, 1998, and a salary of $23,163 during the fiscal year ended September 30, 1999, prior to the termination of his employment with us in March 1999.

    Option Grants in Fiscal Year 2000.  The following table sets forth certain information with respect to stock options granted to each of our named executive officers during the fiscal year ended September 30, 2000. In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are mandated by the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock. In fiscal year 2000, we granted options to acquire up to an aggregate of 277,800 shares of our common stock to employees and directors, excluding options that were subsequently forfeited due to termination, all under our stock option plan and all at an exercise price equal to the fair market value of our common stock on the date of grant.

	Number of Securities Underlying Options Granted (#)				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
		Percent of Total Options Granted to Employees During Period
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Marlin J. Eller	30,000	10.80%	$12.00	2/15/10	$226,402	$573,747
Tricia Parks-Holbrook	14,500 25,000	5.22 9.00	12.00 13.13	2/15/10 4/28/10	109,428 206,435	277,311 523,146
Jill Ohara	18,000 20,000	6.48 7.20	12.00 13.13	2/15/10 4/28/10	135,841 165,148	344,248 418,517
John Pilcher	50,000	18.00	11.25	4/30/04	96,804	204,905

    Aggregate Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values.  None of our named executive officers exercised any options in fiscal 2000.

Compensation of Directors

    Effective as of our initial public offering in February 2000, as an inducement to joining our board of directors, each of our non-employee directors who were directors prior to the initial public offering was granted, at the initial public offering price, and those appointed subsequent to the initial public offering were granted at the fair market value as of the appointment date, an immediately exercisable warrant to purchase 2,500 shares of common stock. In addition, we pay each non-employee director $2,500 per board meeting attended. All directors are entitled to reimbursement for reasonable expenses incurred in traveling to and from meetings of our board of directors. We currently intend to issue comparable warrants to future non-employee directors.

    We have entered into a consulting agreement with Osmond Kilkenny, a member of our board of directors. The terms of this agreement are more fully described below under "Related-Party Transactions."

Employment Agreement

    Effective October 1, 1999, Marlin Eller, our chairman, president and chief executive officer, entered into an employment agreement with us with an initial three-year term. This employment agreement entitled Mr. Eller to an annual salary of $95,000 for the first year to be increased by 10% during each of the two subsequent years. Mr. Eller also received options under our 1996 stock option plan to purchase 30,000 shares of our common stock vesting over five years at an exercise price equal to the initial public offering price and an annual bonus to be determined by our compensation committee on an annual basis. If the sale of our digital sheet music assets to an entity controlled by Mr. Eller is completed, Mr. Eller's employment with us will be terminated.

Stock Option Plan

    Our board of directors adopted the 1996 stock option plan in June 1996, and our shareholders approved it in June 1996. As of March 31, 2001, there were 800,000 shares of common stock reserved for issuance.

    At a special meeting of the shareholders currently scheduled for the second calendar quarter of 2001, the shareholders will be asked to approve an amendment to our 1996 stock option plan to increase the aggregate number of shares of our common stock available for purchase upon exercise of options granted thereunder by 800,000 shares to a total of 1,600,000 shares. The board of directors will recommend a vote for approval of the amendment.

    The plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and for the granting to employees, consultants and non-employee directors of non-qualified stock options. Unless terminated earlier, the plan will terminate in June 2006.

    Generally, options granted under the plan vest over five years and have a term of ten years and are nontransferable. The plan is administered by our compensation committee, known as the "administrator." The compensation committee consists of two members of our board of directors. There is currently a vacancy on the compensation committee, and thus Fred S. Anton is the only current member. The administrator determines the terms of options granted under the plan, including the number of shares subject to an option, the vesting terms, the exercise price, and the term and exercisability of options. The exercise price of all incentive stock options granted under the plan generally must be at least equal to the fair market value of our common stock on the date of grant, and the exercise price of non-qualified options granted under the plan may fluctuate based on criteria determined by the administrator.

    Payment of the purchase price of options may be made in cash or other consideration as determined by the administrator. If an optionee would have the right in any calendar year to exercise for the first time incentive stock options for shares having an aggregate fair market value in excess of $100,000, determined for each share as of the date the option to purchase the shares was granted, any such excess options shall be treated as non-statutory stock options.

    In the event that we are acquired by another company, the board of directors may elect one of the following: (a) to allow outstanding options to remain in effect in accordance with their terms; (b) to allow outstanding options to be assumed and converted by the acquiror; or (c) to provide a 30-day period during which outstanding options may be exercised to the extent vested, and, if the board chooses, to accelerate vesting of all granted but unvested options. The board of directors has the authority to amend or terminate the plan as long as such action does not materially and adversely affect any outstanding options and provided that shareholder approval for any amendments to the plan shall be obtained to the extent required by applicable law.

    Federal Income Tax Consequences.  The material U.S. federal income tax consequences to Sunhawk and to any person granted a stock award or an option under the 1996 plan who is subject to taxation in the United States under existing applicable provisions of the Internal Revenue Code and underlying treasury regulations are substantially as follows. The following summary does not address state, local or foreign tax consequences and it is based on present law and regulations as in effect as of the date hereof.

    Non-qualified Stock Options, or NSOs.  No income will be recognized by an optionee upon the grant of an NSO.

    Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value at the time of exercise of the shares acquired over the exercise price. Upon a later sale of those shares, the optionee will have capital gain or loss equal to the difference between the amount realized on such sale and the tax basis of the shares sold. Furthermore, this capital gain or loss will be long-term capital gain or loss if the shares are held for more than one year before they are sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the exercise price), and the shares' holding period will begin on the day after the exercise date.

    If the optionee uses already-owned shares to pay the exercise price of an NSO in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

    Incentive Stock Options, or ISOs.  No income will be recognized by an optionee upon the grant of an ISO.

    The rules for the tax treatment of an NSO also apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than 12 months thereafter in the case of permanent and total disability, as defined in the 1996 plan).

    Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (12 months in the case of permanent and total disability), for regular tax purposes the optionee will recognize no ordinary income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time equal to the excess of the fair market value of the shares over the exercise price). If the acquired shares are sold or exchanged after the later of (i) one year from the date of exercise of the option and (ii) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option exercise price will be taxed to the optionee as long-term capital gain or loss. If the shares are disposed of in an arms' length sale before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares received on the exercise date over the exercise price (or, if less, the excess of the amount realized on the sale of the shares over the exercise price), and the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon the disposition of the shares and (ii) the exercise price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

    Sunhawk Deduction.  For NSO options and certain ISO options, we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income, subject to certain limitations. Among these limitations is Section 162(m) of the Internal Revenue Code. Stock options and restricted stock and performance share awards can qualify for this performance-based exception if they meet the requirements set forth in Section 162(m) of the Internal Revenue Code and treasury regulations promulgated thereunder. The 1996 plan has been drafted to allow compliance with those performance-based criteria.

RELATED-PARTY TRANSACTIONS

    On April 17, 2001, our board of directors approved an asset purchase agreement relating to the sale of our digital sheet music assets. If the shareholders approve the asset purchase agreement and the sale is completed, the assets relating to our digital sheet music business will be sold to an entity controlled by Marlin J. Eller, our chairman, president and chief executive officer, in exchange for (a) 500,000 shares of our common stock currently held by Mr. Eller that will be transferred back to us and cancelled; (b) cancellation of $1.0 million of indebtedness we owe to Mr. Eller and his affiliates; and (c) a license from the entity controlled by Mr. Eller to us to the digital sheet music technology. In addition to the digital sheet music assets, the buyer will also receive a cash payment of approximately $747,400 and a $290,000 note, plus interest, payable by us to Mr. Eller (to confirm a previous debt to Mr. Eller in the same amount). Upon completion of this purchase of the digital sheet music business, Mr. Eller would resign as chairman, president and chief executive officer.

    Prior to February 14, 2000, we paid Eller McConney LLC, wholly owned by Mr. Eller and Mary E. McConney, two of our executive officers and trustees of a trust that currently owns approximately 28.5% of our outstanding capital stock, for certain services in connection with the production of digital sheet music masters. Avtograf, a Russian joint stock company in which Eller McConney LLC has a 94% interest, provided these services under an informal agreement with Eller McConney LLC.

    Effective February 14, 2000, we entered into a five-year assignment and assumption agreement with Avtograf, Eller McConney LLC and Music Production International, a Russian corporation. Under this agreement, Eller McConney LLC assigned all of its rights to receive services for the production of digital sheet music from Avtograf to us exchange for a letter agreement that provides, among other things, the payment to Eller McConney LLC the amount of $1,000,000. Payment of the principal is based on the number of pages received and accepted from Music Production International over a period of five years and is to be paid quarterly in arrears with a maximum principal payment of $200,000 per year. In connection with this agreement, Avtograf assigned its obligation to provide production services for digital sheet music to Music Production International. As such, Music Production International is obligated to provide production services for digital sheet music for us at an anticipated minimum rate of 4,500 pages per month totaling 270,000 pages over a period of five years, at no additional cost to us. The letter agreement reflecting the future payment of $1,000,000 to Eller McConney LLC is accounted for as a prepayment for digital sheet music production services from Music Production International over a period of five years, with recourse to Eller McConney LLC in the event of non performance. None of Eller McConney LLC, Mr. Eller, Ms. McConney, nor us has an ownership interest in Music Production International. If the sale of the digital sheet music assets is completed, we will assign the right to receive the digital sheet music produced by Music Production International to the entity controlled by Mr. Eller.

    On February 15, 2000, we entered into a consulting agreement with a term of two years with a newly appointed member of our advisory board, Scott Svenson. Pursuant to the consulting agreement, Mr. Svenson will provide consulting services to us, including developing strategic alliances with third parties. As compensation for the services performed under the consulting agreement, Mr. Svenson was issued a five-year warrant to purchase 105,000 shares of our common stock. Certain shares underlying this warrant are subject to our stock price achieving specific closing prices over a period of time. The fair value of the warrant was approximately $385,000 as of September 30, 2000, and is being amortized over the term of the agreement. The fair value was determined using the Black-Scholes method of valuation. The amortization was $151,775 for the year ended September 30, 2000. We have recorded compensation expense (included as part of the estimated loss of the digital sheet music business) of approximately $333,850 for the quarter ended December 31, 2000. As of March 31, 2001, 52,506 warrants are fully vested.

    On February 18, 2000, we entered into a consulting agreement with a term of two years with a member of our board of directors, Osmond J. Kilkenney. Pursuant to the consulting agreement, Mr. Kilkenney will provide consulting services to us including introducing us to content owners who could benefit from our technology. As compensation for the services performed under the consulting agreement, Mr. Kilkenney was issued a five-year warrant to purchase 120,000 shares of our common stock. Certain shares underlying this warrant are subject to our stock price achieving specific closing prices over a period of time. The fair value of the warrant was $439,000 as of September 30, 2000, and is being amortized over the term of the agreement. The fair value was determined using the Black-Scholes method of valuation. The amortization expense was $173,438 for the year ended September 30, 2000. We have recorded compensation expense (included as part of the estimated loss of the digital sheet music business) of approximately $409,150 for the quarter ended December 31, 2000. As of March 31, 2001, 60,000 warrants are fully vested.

    Both consulting agreements are subject to individual performance criteria and may be cancelled by either party providing 60 days notice. The warrants may be adjusted for stock splits, recapitalizations or reorganizations and are exercisable at the initial public offering price of $12.00 per share.

PRINCIPAL SHAREHOLDERS

    The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of March 31, 2001 by:

  •
  each shareholder known to us to be a beneficial owner of more than 5% of the outstanding shares of our common stock;

  •
  each of our current directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into our common stock held by that person that are exercisable as of March 31, 2001 or exercisable within 60 days thereof are deemed outstanding. The following table includes shares of Class A common stock, which are entitled to 1/20th of one vote per share and are currently being held in escrow until certain milestones are achieved. Except as indicated in the footnotes to this table, we believe that each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name, except to the extent shared by a spouse under applicable law. This table is based on information supplied by officers, directors, principal shareholders and Schedules 13G filed with the SEC. As of March 31, 2001, there were 3,651,335 shares of our common stock outstanding and 733,758 shares of our Class A common stock outstanding.

    Unless otherwise noted, the address for each shareholder below is: c/o Sunhawk.com Corporation, 223 Taylor Avenue N., Suite 200, Seattle, Washington 98109.

Name and Address	Number of Shares of Common Stock	Number of Shares of Common Stock Underlying Options and/or Warrants	Percentage of Common Stock Outstanding	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock Outstanding
Eller and McConney 1995 Family Living Trust	1,041,964	—	28.5%	—	—
Marlin J. Eller(1)	1,041,964	—	28.5%	—	—
Mary E. McConney, Ph.D(1)	1,041,964	—	28.5%	—	—
David Powell(2)	344,010	2,500	9.5%	396,936	54.1%
Brent R. Mills(3) 809 Lake Washington Blvd. Seattle, Washington 98144	239,880	—	6.6%	—	—
Judy E. McOstrich(4) 809 Lake Washington Blvd. Seattle, Washington 98144	239,880	—	6.6%	—	—
Fred Anton(5)	99,073	2,500	2.8%	—	—
John Pilcher(6)	—	100,000	2.7%	—	—
Warner Bros. Publications U.S. Inc. 15800 N W 48th Avenue P.O. Box 4340 Miami, Florida 33014	99,073	—	2.7%	—	—
Osmond J. Kilkenny	—	62,500	1.7%	—	—
Gary Martin(7)	2,977	—	*	—	—
Jill Ohara	1,500	1,473	*	—	—
Patricia Tangora(8)	200	2,500	*	—	—
Geoffrey Meagher	—	2,500	*	—	—
Luis F. Talavera	—	2,500	*	—	—
Tricia Parks-Holbrook	100	—	*	—	—
Directors and officers as a group (12 persons)	1,489,824	176,473	43.5%	396,936	54.1%

*
Less than 1%.

(1)
Consists of 1,041,964 shares of common stock held by the Eller and McConney 1995 Family Living Trust.

(2)
Consists of 344,010 shares of common stock held in escrow for the benefit of Copyright Ventures, LLC.

(3)
Includes 36,780 shares of common stock held by Mr. Mills' spouse, Judy E. McOstrich.

(4)
Includes 203,100 shares of common stock held by Ms. McOstrich's spouse, Brent R. Mills.

(5)
Includes 99,073 shares of common stock owned by Warner Bros. Publications U.S. Inc., of which Mr. Anton is president and chief operating officer. Mr. Anton disclaims beneficial ownership of these shares.

(6)
Mr. Pilcher's employment terminated effective April 2001.

(7)
Mr. Martin's employment terminated effective July 2000.

(8)
Ms. Tangora resigned as a director effective April 2001.

DESCRIPTION OF SECURITIES

    The following summary description of our capital stock is not intended to be complete and may not contain all the information you should consider before investing in the common stock. This description is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation and our amended and restated bylaws, copies of each of which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable provisions of Washington law.

    On March 31, 1999 our board of directors approved a transaction to issue one share for every 6.007 shares of our common stock then outstanding, giving effect to a 1-for-6.007 reverse stock split effective March 31, 1999.

    On December 23, 1999, Sunhawk.com's board of directors approved a transaction to give 0.716 shares for every 1 share of common stock thereby giving effect to a 1 for 1.397 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amount in the accompanying financial statements and related notes to the financial statement have been retroactively adjusted to give effect to the reverse stock split.

General

    Immediately prior to the date of this prospectus, we had authorized capital stock consisting of 30,000,000 shares of common stock, no par value, of which 3,651,335 shares were issued and outstanding, and 1,125,938 shares of Class A common stock, of which 733,758 shares were issued and outstanding but held in escrow. There are approximately 2,500 holders of record of our common stock and 16 holders of record of our Class A common stock.

    We have reserved 800,000 shares of common stock for issuance under our 1996 stock option plan, of which 266,845 shares were available for issuance as of March 31, 2001.

Common Stock

    Holders of outstanding shares of our common stock are entitled to one vote per share on all matters submitted to a vote of our shareholders. Except as may be required by applicable law, holders of outstanding shares of our common stock vote together as a single class. Holders of a majority of the outstanding shares of our common stock constitute a quorum at any meeting of our shareholders, and the vote by the holders of a majority of our common stock is required to effect specific fundamental corporate changes, including liquidation, merger or sale of substantially all of our assets.

    Holders of our common stock are entitled to receive dividends if and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into or exercisable or exchangeable for shares of our common stock. The outstanding shares of common stock are, and the shares of common stock being offered in this prospectus when issued will be, duly authorized and validly issued and, upon payment of the purchase price, fully paid and nonassessable.

Class A Common Stock

    Holders of our outstanding shares of Class A common stock are entitled to 1/20th of one vote per share on all matters submitted to a vote of our shareholders. To the extent that the owners of our common stock have a right to receive dividends, the owners of our Class A common stock shall have a right to receive dividends. Each share of Class A common stock shall have the same liquidation rights as one share of our common stock.

    All outstanding shares of Class A common stock are currently held in escrow. These shares of Class A common stock will be released from escrow and will automatically convert into shares of our common stock upon the achievement of the following milestones:

  •
  if our market capitalization is at least $100,000,000 at any time prior to October 30, 2001, then one-third of the shares of Class A common stock held in escrow will be released from escrow, automatically convert into shares of our common stock and will be distributed to the former shareholders of CCS on a pro rata basis;

  •
  if our market capitalization is at least $125,000,000 at any time prior to April 30, 2002, then one-third of the shares of Class A common stock held in escrow will be released from escrow, automatically convert into shares of our common stock and will be distributed to the former shareholders of CCS on a pro rata basis; and

  •
  if our market capitalization is at least $150,000,000 at any time prior to October 30, 2002, then any remaining shares of Class A common stock held in escrow will be released from escrow, automatically convert into shares of our common stock and will be distributed to the former shareholders of CCS on a pro rata basis.

    Market capitalization is defined as the average daily sale price of our common stock during the 30 days prior to the applicable deadline multiplied by the average number of shares of our common stock issued and outstanding during this 30-day period. If our market capitalization does not meet the required threshold prior to the relevant milestone date, then those shares of Class A common stock that would have been released on such date will be cancelled and returned to us as authorized but unissued shares of our capital stock immediately after the relevant milestone date. All shares of Class A common stock will cease to exist as of October 30, 2002.

Warrants

    In January 2000, we issued warrants to persons who have provided bridge financing loans of $1,000,000 to us. The warrants, which were exercisable upon the closing of our initial public offering, entitle the holders to purchase an aggregate of 41,680 shares of common stock at an exercise price equal to $12.00 per share for five years. The shares underlying the warrants were registered in the initial public offering. As of March 31, 2001, warrants for 1,042 shares of common stock had been exercised.

    In connection with our acquisition of CCS, we issued warrants for a total of 483,420 shares of our common stock to former shareholders of CCS. The warrants were issued at a price per share of $.0001 and are exercisable until 2005. Underlying shares for warrants to purchase 392,180 of these shares were placed in a holdback escrow subject to release upon the completion of a post-closing balance sheet audit and resolution of certain contingencies. At December 31, 2000, such an audit had not been completed nor had the contingencies been resolved; accordingly, these shares are not reflected in the accompanying consolidated financial statements.

Registration Rights

    Under the terms of our distribution agreement with Warner Bros. Publications U.S. Inc., Warner Bros. Publications U.S. Inc. is entitled to have its shares registered by us under the Securities Act. Specifically, following the expiration of the "lock-up" period ending February 15, 2002, Warner Bros. Publications U.S. Inc. may request that we register all or a part of its shares. Warner Bros. Publications U.S. Inc. may make this request no more than twice. Under the terms of Warner Bros. Publications U.S. Inc.'s agreement, we will bear all registration expenses other than underwriting discounts and commissions in connection with any such registration.

    In addition, pursuant to the terms of a registration rights agreement between us and certain former shareholders of CCS who received shares of our common stock in connection with our acquisition of CCS, such shareholders have the right to request registration of their shares if we propose to register any of our securities under the Securities Act in connection with a public offering. These shareholders are entitled to register these shares under this registration statement.

Anti-Takeover Law

    Washington law contains provisions which could make our acquisition by a third party more difficult. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first.

    Chapter 19 of the Washington Business Corporation Act generally prohibits a "target corporation" from engaging in a "significant business transaction" with an "acquiring person," which is defined as a person or group of persons that beneficially owns or acquires 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the "significant business transaction" or the acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Prohibited "significant business transactions" include, among other things:

  •
  a merger or consolidation with, disposition of assets to or issuance or redemption of stock to or from the acquiring person;

  •
  termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

  •
  allowing the acquiring person to receive any disproportionate benefits as a shareholder.

    After the five-year period, a "significant business transaction" may occur, as long as it complies with the "fair price" provisions of the statute. A corporation may not "opt out" of this statute.

Director and Officer Liability and Indemnification

    Our amended and restated articles of incorporation currently limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to us or our shareholders for monetary damages resulting from his or her conduct as a director of us, except liability for:

  •
  acts or omissions involving intentional misconduct or knowing violations of law;

  •
  unlawful distributions; or

  •
  transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

    Our amended and restated bylaws provide for indemnification of our directors, officers, employees and agents to the maximum extent permitted by Washington law. Our directors and officers also may be indemnified against liability they may incur for serving in those capacities pursuant to our liability insurance policy maintained for such purpose.

    To the extent the provisions of our corporate governance documents provide for indemnification of directors or officers for liabilities arising under the Securities Act those provisions are, in the opinion or the SEC, against public policy as expressed in the Securities Act and are therefore unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

    As of March 31, 2001, we had 3,651,335 shares of our common stock outstanding. In addition, we have reserved 800,000 shares of common stock for issuance under our 1996 stock option plan, of which 533,155 shares were subject to outstanding options and 266,845 shares were available for future issuance as of March 31, 2001. Of these shares, the 533,303 shares being offered hereunder and the 1,610,000 shares sold in our initial public offering will be freely tradable in the public market under the Securities Act of 1933, unless such shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of outstanding common stock, and all 773,758 shares of our Class A common stock outstanding are restricted shares and may only be sold in accordance with the provisions of Rule 144. The restricted shares will be freely tradable if subsequently registered under the Securities Act or to the extent permitted by Rules 144 or 701 or some other exemption from registration under the Securities Act, subject to certain "lock up" agreements with shareholders described below.

    In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from us or our affiliates, the holder is entitled to sell, in the public market, within any three-month period, that number of shares of common stock which does not exceed the greater of 1% of the total number of then outstanding shares of common stock or the average weekly trading volume of shares of common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to requirements as to the manner of sale, notice and availability of current public information about Sunhawk.com. If two years have elapsed, a holder, other than an affiliate of Sunhawk.com, is entitled to sell restricted shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale requirements, public information requirements or notice requirements.

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, in accordance with the policy statements promulgated by the North American Securities Administrators Association, Inc., three of our shareholders have agreed to enter into a promotional share escrow agreement. Under this agreement, these shareholders agree, with respect to an aggregate of approximately 1,300,000 shares of our common stock owned by them prior to our initial public offering, not to transfer or dispose of all of those shares for the first two years, and 2.5% of those shares for each of years three and four, after February 15, 2000.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

LEGAL MATTERS

    The validity of the shares of common stock being sold in this offering will be passed on for us by Summit Law Group, PLLC of Seattle, Washington.

EXPERTS

    The financial statements of Sunhawk.com Corporation as of September 30, 2000 and for each of the years in the two year period then ended and the financial statements of A.N.N. Automation, Inc. (formerly Newsmaker Systems, Inc.) as of December 31, 2000 and 1999 and for each of the years then ended, have been included herein in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG LLP covering the financial statements of Sunhawk.com Corporation as of September 30, 2000 and for each of the years in the two year period then ended contains an explanatory paragraph that states that Sunhawk.com Corporation has suffered recurring losses from operations, has an accumulated deficit and has plans to acquire A.N.N. Automation, Inc. that also has suffered recurring losses that raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

    The report of KPMG LLP covering the financial statements of A.N.N. Automation, Inc. as of December 31, 2000 and 1999 and for each of the years then ended contains an explanatory paragraph that states that A.N.N. Automation, Inc.'s recurring losses from operations raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

    The financial statements of Copyright Control Services, Inc. at September 30, 2000 and 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock being sold in this offering. This prospectus, filed as a part of such registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and our common stock being offered, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract or document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement and each such statement is qualified in its entirety by such reference.

    We are required to file annual, quarterly and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington D.C. 20549, and the regional offices of the Securities and Exchange Commission at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington D.C. 20549. You may obtain information regarding the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains registration statements, reports, proxy statements and other information regarding registrants, including Sunhawk.com, that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's web site is www.sec.gov.

SUNHAWK.COM CORPORATION FORM 10-QSB/A (UNAUDITED)

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

F–1

A.N.N. AUTOMATION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview	F-14
Unaudited Pro Forma Condensed Combined Balance Sheet	F-16
Unaudited Pro Forma Condensed Combined Statements of Operations	F-17
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	F-19

F–2

Independent Auditors' Report

Board of Directors
Sunhawk.com Corporation

    We have audited the accompanying balance sheet of Sunhawk.com Corporation as of September 30, 2000, and the related statements of operations, shareholders' equity, and cash flows for the years ended September 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sunhawk.com Corporation as of September 30, 2000, and the results of its operations and its cash flows for the years ended September 30, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 16 to the financial statements, the Company has suffered recurring losses from operations, has an accumulated deficit and has plans to acquire A.N.N. Automation, Inc. that also has suffered recurring losses. These factors raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are further described in note 16. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        /s/ KPMG LLP

Seattle, Washington
April 6, 2001

F–3

SUNHAWK.COM CORPORATION

BALANCE SHEET

September 30, 2000
ASSETS
Current assets:
Cash and cash equivalents	$4,646,002
Short-term investments	4,022,297
Accounts receivable	44,219
Other	215,808

Total current assets	8,928,326

Property and equipment, net	916,403
Other assets:
Acquisition costs	106,595
Digital sheet music masters (net of accumulated importation of $93,750)	583,063
Patents & trademarks, at cost (net of accumulated amortization of $14,027)	136,062
Music catalog distribution rights (net of accumulated amortization of $226,134)	1,092,984
Prepaid digital sheet music masters	893,007
Prepaid scans	506,882
Other	210,038

Total other assets	3,528,631

Total assets	$13,373,360

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$603,492
Accounts payable and accrued expenses	539,936
Notes payable to shareholder	290,000
Payable to Eller McConney LLC	204,261
Accrued interest to shareholder	11,781

Total current liabilities	1,649,470
Payable to Eller McConney LLC	800,000

Total liabilities	2,449,470
Shareholders' equity:
Preferred stock, no par value;
Authorized shares—10,000,000
Outstanding shares—none	—
Common stock, no par value;
Authorized shares—30,000,000
Outstanding shares—3,015,717	19,554,022
Accumulated deficit	(8,630,132)

Total shareholders' equity	10,923,890

Total liabilities and shareholders' equity	$13,373,360

See accompanying notes to financial statements.

F–4

SUNHAWK.COM CORPORATION

STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2000	1999
Loss from operations of discontinued digital sheet music business	$(7,030,423)	$(2,834,337)

Net loss	$(7,030,423)	$(2,834,337)

Basic and diluted net loss per common share	$(2.92)	$(2.46)
Weighted average common shares for net loss per share computations:
Basic and diluted	2,405,745	1,154,214

See accompanying notes to financial statements.

F–5

SUNHAWK.COM CORPORATION

STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock
			Accumulated Deficit	Total Shareholders' Equity
	Shares	Amount
Balance, October 1, 1998	891,559	197,221	(3,005,123)	(2,807,902)
Exercise of common stock options	28,121	225	—	225
Issuance of common stock to acquire music catalog distribution rights	99,073	1,319,118	—	1,319,118
Sale of common stock	112,659	1,500,000	—	1,500,000
Conversion to common stock of notes payable to shareholders including accrued interest of $286,039	267,968	3,568,406	—	3,568,406
Contribution to capital of note payable to shareholder	—	1,000,000	—	1,000,000
Recapitalization of accumulated deficit due to termination of "S" corporation status effective April 1, 1999	—	(4,239,751)	4,239,751	—
Net loss	—	—	(2,834,337)	(2,834,337)

Balance, September 30, 1999	1,399,380	$3,345,219	$(1,599,709)	$1,745,510

Issuance of common stock, net of issuance costs of $3,874,365	1,610,000	15,445,635	—	15,445,635
Common stock issued in exchange for leasehold improvements	1,485	21,347	—	21,347
Common stock issued in exchange for consulting services	833	9,996	—	9,996
Exercise of common stock options	2,977	1,250	—	1,250
Stock warrant based consulting expense	—	325,214	—	325,214
Exercise of warrants issued in conjunction with bridge loan financing	1,042	12,504	—	12,504
Stock warrant based interest expense associated with bridge loan financing	—	392,857	—	392,857
Net Loss	—	—	(7,030,423)	(7,030,423)

Balance, September 30, 2000	3,015,717	19,554,022	(8,630,132)	10,923,890

See accompanying notes to financial statements.

F–6

SUNHAWK.COM CORPORATION

STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2000	1999
OPERATING ACTIVITIES:
Net loss	$(7,030,423)	$(2,834,337)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization of property and equipment	142,273	79,780
Amortization of other assets	218,208	101,626
Stock and warrant based consulting expense	335,210	—
Stock warrant based interest expense related to issuance of bridge loan warrants	392,857	—
Changes in operating assets and liabilities:
Accounts receivable	(36,570)	(7,649)
CD-ROMS and printed sheet music	17,091	(584)
Other assets	(393,693)	22,665
Deposits	(350)	35,460
Accounts payable and accrued expenses	(169,331)	617,105
Accrued interest on notes payable to Shareholder	(103,613)	115,394

Net cash and cash equivalents used in discontinued operating activities	(6,628,341)	(1,870,540)

INVESTING ACTIVITIES:
Purchase of property and equipment	(783,489)	(137,740)
Purchase of digital sheet music masters	(142,569)	(347,232)
Costs of patents and trademarks	(42,405)	(26,518)
Prepayment for digital scans	(506,882)	—
Purchase of short-term investments	(4,022,297)	—
Acquisition costs	(106,595)	—

Net cash and cash equivalents used in investing activities	(5,604,237)	(511,490)
FINANCING ACTIVITIES:
Issuance of common stock	19,320,000	1,500,000
Offering costs	(2,811,270)	(1,063,095)
Exercise of bridge financing warrants	12,504	—
Proceeds from line of credit, net	503,492	100,000
Proceeds from note payable issued to shareholders	—	1,645,000
Proceeds from (payment of) payable issued to Eller McConney LLC	(165,696)	159,107
Exercise of options	1,250	225

Net cash and cash equivalents provided by financing activities	16,860,280	2,341,237
Net increase (decrease) in cash	4,627,702	(40,793)
Cash and cash equivalents at beginning of period	18,300	59,093

Cash and cash equivalents at end of period	$4,646,002	$18,300

Non-cash investing and financing activities:
Issuance of common stock in conjunction with the acquisition of music catalog distribution rights	$—	$1,319,118
Conversion to common stock of notes payable and accrued interest to shareholders	—	(3,568,406)
Contribution to capital of notes payable to shareholder	—	(1,000,000)
Reclassification of deferred offering costs to common stock	(3,874,365)	—
Obligation incurred for digital sheet music masters to Eller McConney LLC	1,000,000	—
Receipt of digital sheet music masters	(106,993)	—
Issuance of common stock in exchange for leasehold improvements	21,347	—

See accompanying notes to financial statements.

F–7

SUNHAWK.COM CORPORATION

NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Sunhawk.com Corporation ("Sunhawk.com") was incorporated in the state of Washington on August 20, 1992. Through October 31, 2000, Sunhawk.com primarily sold interactive digital sheet music in its proprietary format and traditional printed sheet music on its Internet retail site at www.sunhawk.com. Sunhawk.com's internally developed proprietary technology solution for digital products, Solero®, allows customers to view, play, print and store the encrypted digital sheet music. This technology can also be applied to other proprietary digital content. Sunhawk.com also sells its technology solutions to owners of proprietary digital products interested in selling their content over the Internet.

    On November 2, 2000 Sunhawk.com acquired Copyright Control Services, Inc. ("CCS") in a share exchange agreement. CCS provides digital asset management and intellectual property infringement notification services—with particular focus on the Internet—on an industry-by-industry basis.

    As a result of the acquisition of CCS, Sunhawk.com modified its business strategy for 2001 (the "2001 Plan"), which redirects the Company's focus away from its digital sheet music business to provide global digital asset management services. The 2001 Plan is to provide services to allow digital content owners, service providers, information portals and law enforcement agencies to identify, trace, track and provide notice of intellectual property infringement to owners of such intellectual property or other persons or entities in the intellectual property distribution chain. Additionally, the Company plans to provide services to identify purveyors of access and payment fraud, proprietary information distribution and illicit materials over the networks. The Company's new business strategy capitalizes on the Company's acquisition of CCS.

    As a part of the 2001 Plan, Sunhawk.com has decided to indefinitely discontinue further development and marketing of digital sheet music and the Solero viewer, used to view, play, print and store sheet music in encrypted digital format. In January 2001, the Board of Directors authorized the Company to sell its digital sheet music business to Marlin Eller, President and CEO of the Company (see note 15).

    The operating results of the discontinued operations have been segregated from the continuing operations and have been reported as a separate line item within the statements of operations for each of the years presented. See Note 15 for summarized results of the discontinued operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    Sunhawk.com considers all liquid investments with maturities of 90 days or less at date of purchase to be cash equivalents.

SHORT-TERM INVESTMENTS

    At September 30, 2000, short-term investments consist primarily of debt securities issued by governmental agencies and are carried at amortized cost which approximates fair value. All of the Company's short-term investments mature in less than one year and are categorized as held-to-maturity.

F–8

FINANCIAL INSTRUMENTS

    Financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, payable to Eller McConney LLC and notes payable to shareholder. The fair value of all financial instruments approximates their carrying amounts based on the current rate offered for similar instruments. The Company does not have financial instruments with off-balance-sheet risk.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Amortization on leasehold improvements is calculated over the remaining term of Sunhawk.com's office lease. At September 30, 2000, Sunhawk.com had a work in process balance of $119,204. This balance represents the purchase price and related consulting services for an accounting software package that is currently being implemented. No depreciation has been taken on the software as of September 30, 2000 as the software has not yet been place in service.

ACQUISITION COSTS

    Acquisition costs represent costs incurred during the fiscal year 2000 relating to the acquisition of Copyright Control Services, Inc. ("CCS"). These costs were capitalized as part of the purchase price of CCS.

DIGITAL SHEET MUSIC MASTERS

    Digital sheet music masters are valued at cost less accumulated amortization. Digital sheet music masters are amortized over the shorter of (1) the estimated useful life of the music category, or (2) the estimated useful life of the related electronic medium, or (3) the remaining term of the underlying music licensing agreement (for licensed music). The amortization periods generally range from two to ten years. Amortization expense is included in cost of goods sold and was $62,653 and $20,946, for the years ended September 30, 2000 and 1999, respectively.

    During the years ended September 30, 2000 and 1999, Sunhawk.com received 35,318 and 24,464 pages of digital sheet music, respectively, from Avtograf and Music Production International, its Russian sub-contractors (see note 12). These pages represent approximately 90% and 64% of the total digital sheet music pages produced for the years ended September 30, 2000 and 1999, respectively. Approximately 50% of the digital sheet music masters balance at September 30, 2000 represents production received from Russia. Since all of Sunhawk.com's production will come from Russia during fiscal year 2001, the unexpected disruption or cessation of production services would require Sunhawk.com to identify alternative production facilities which may cause an increase in production costs.

PATENTS AND TRADEMARKS

    Patents and trademarks are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over fifteen years. Amortization expense is included in selling, general and

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administrative expense and was $4,799 and $5,302, for the years ended September 30, 2000 and 1999, respectively.

MUSIC CATALOG DISTRIBUTION RIGHTS

    Music Catalog Distribution rights are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the remaining term of the underlying distribution agreement, approximately seven and one-half years. Amortization expense is included in the cost of goods sold and was $150,756 and $75,378 for the years ended September 30, 2000 and 1999, respectively.

PREPAID DIGITAL SHEET MUSIC MASTERS AND SCANS

    Prepaid digital sheet music masters and scans are valued at cost. Digital scans, like digital masters, are digital files of copyrighted sheet music but do not have the interactive enhancement that the digital masters do. As prepaid digital sheet music masters and scans are received and accepted from Music Production International, Inc., a Russian corporation, they are capitalized as digital sheet music masters and amortized accordingly.

REVENUE RECOGNITION

    Revenue from product sales is recorded when products are purchased and downloaded by the customer via the Internet or shipped via mail. Shipping charges are separately charged to the customers and are included in sales. Shipping expenses are recorded in cost of good sold.

ROYALTIES

    In conjunction with the various distribution agreements, Sunhawk.com is required to pay royalties ranging from 10% to 70% on gross receipts less credit card processing fees to the respective music publishers on each digital music title sold. Total royalty expense incurred during the years ended September 30, 2000 and 1999, amounted to $70,623 and $38,159, respectively, and is recorded in cost of goods sold.

ADVERTISING COSTS

    Advertising costs, including promotional materials, are expensed as incurred. Costs for placement of advertising are prepaid and charged to expense at the time the advertisement is initially publicized. Advertising expense totaled $566,142 and $218,043, during the years ended September 30, 2000 and 1999, respectively.

FEDERAL INCOME TAXES

    The shareholders of Sunhawk.com changed their election from an "S" corporation to a "C" corporation effective April 1, 1999. As an "S" corporation, any tax liability or benefit is passed directly to the shareholders. Accordingly, Sunhawk.com did not record any tax provision or benefit prior to April 1, 1999.

    Subsequent to April 1, 1999, Sunhawk.com accounts for income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on operating losses, tax credit carryforwards and the differences between financial reporting and tax bases of assets and

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liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). APB No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB No. 25 to provide a pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see Note 8). The Company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF No. 96-18). Such awards are expensed based on the fair value of the award at the date that the related performance has been completed.

NET LOSS PER SHARE

    Basic and diluted net loss per share is computed based on the weighted-average number of common shares outstanding during each period. The effect of stock options and warrants are excluded from the calculations because they are anti-dilutive. Dilutive potential securities for the years ended September 30, 2000 and 1999 included options and warrants to purchase approximately 681,441 and 17,932 common shares, respectively.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on Sunhawk.com's consolidated financial statements as Sunhawk.com does not currently hold any derivative instruments.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements" which the Company adopted on October 1, 2000. SAB 101 provides guidance on revenue recognition issues. SAB 101 did not impact Sunhawk.com's revenue recognition policies.

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USE OF ESTIMATES

    These financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that impact amounts reported in the financial statements and accompanying notes. Actual results could differ from those amounts reported and disclosed herein.

RISKS AND UNCERTAINTIES

    To date the Company has made investments to gain access rights to certain music catalogs, produce digital sheet music masters and establish long-term production agreements with certain suppliers. Although the Company currently estimates that assets will be recovered through receipt of the net undiscounted cash flows generated by the related assets, such recoverability is dependent upon the Company achieving profitable operations. The Company will continue to evaluate the recoverability of the above assets, and if events or circumstances indicate that recoverability of such assets might be impaired, the Company plans to reduce the net book value of those assets to their estimated net realizable value. There can be no assurance that write downs will not be necessary in the future or that the net realizable value of these assets will be recoverable.  Since the decision to discontinue the digital sheet music business, these assets and related amortization expense are being included in discontinued operations.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at September 30, 2000:

Computers and equipment	$790,146
Leasehold improvements	88,058
Furniture	254,220
Software	50,287
Work in process—Software	119,204

1,301,915
Less accumulated depreciation and amortization	(385,512)

$916,403

4.  AGREEMENTS

DISTRIBUTION AGREEMENTS

    In May and June 1998, Sunhawk.com entered into distribution agreements with Warner Bros. Publications U.S. Inc. and EMI Christian Music Publishing, respectively. These agreements provide Sunhawk.com with nonexclusive rights to distribute selected digital sheet music from the respective music catalogs maintained by Warner Bros. Publications U.S. Inc. and EMI Christian Music Publishing in return for 10-70% royalty payments on Warner Bros. Publications U.S. Inc. and EMI Christian Music Publishing. The original terms of the agreements were approximately ten and five years, respectively.

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    The Warner Bros. Publications U.S. Inc. agreement provides Sunhawk.com with nonexclusive right to distribute selected digital sheet music from the Warner Bros. Publications U.S. Inc. music catalog. As a nonforfeitable part of the consideration and as inducement to enter into the agreement, Sunhawk.com agreed to issue 99,073 shares of its common stock to Warner Bros. Publications U.S. Inc., contingent upon either the closing of a firmly underwritten public offering or the private sale or other disposition of 15% or more of Sunhawk.com's common stock then authorized and outstanding.

    As a result of the sale of common stock to certain founders on March 31, 1999, the contingency was removed, the shares were issued to Warner Bros. Publications U.S. Inc. and became fully vested and non-forfeitable under the terms of the agreement. The value of the shares of common stock issued to Warner Bros. Publications U.S. Inc. were measured at the fair value of common stock on issuance date and capitalized as a long-term asset, which is being amortized over the remaining life of the distribution agreement.

    On December 7, 1999, Sunhawk.com entered into a distribution agreement with Maranatha! Music (Maranatha). This agreement provided Sunhawk.com with the non-exclusive right to promote, sell, license and distribute selected digital sheet music from Maranatha's respective music catalog in return for a 50% royalty payment on net sales of Maranatha's product. The term of the agreement is approximately five years.

    On January 5, 2000, Sunhawk.com entered into a distribution agreement with Mel Bay Publications, Inc. (Mel Bay). This agreement provides Sunhawk.com with the non-exclusive and non-transferable right to distribute selected digital sheet music from Mel Bay's music catalog in return for a 50% royalty payment on net sales of Mel Bay's product. The term of the agreement is for approximately five years.

    On June 26, 2000, Sunhawk.com entered into a license and distribution agreement with Naxos of America, Inc. (Naxos). This agreement provides Sunhawk.com with the right to convert Naxos' graphical and audio media into Sunhawk.com's digital format and to distribute it online. The term of the agreement is for approximately two years at which time it will continue on an annual basis unless terminated by either party. Under the terms of this agreement, Sunhawk.com pays Naxos 50% of net receipts from the sale of Naxos product.

DIGITAL SCAN CONVERSION AGREEMENT

    On May 16, 2000, Sunhawk.com entered into a conversion agreement with Music Production International, Inc. (MPI), a Russian corporation which currently digitizes music masters for the Company. Under this agreement, MPI will provide Sunhawk.com with digital scans in exchange for a high-speed foil stamping and die-cutting machine with an invoice cost of $506,882. This agreement has been accounted for as a prepayment for digital scan production services and will be reclassified as digital scans as qualified production is received. This agreement is collateralized by a security interest in the high speed foil-stamping and die-cutting machine until such time as MPI's obligations under the digital scan conversion agreement are completed to Sunhawk.com's satisfaction. Under this agreement, MPI is obligated to provide approximately 1.1 million scans to Sunhawk.com over a six year period, with each scan estimated to cost approximately $0.46. As of September 30, 2000, no digital scan production services had been received.

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CONSULTING AGREEMENTS

    In February 2000, Sunhawk.com entered into Consulting Agreements with two newly appointed members of Sunhawk.com's advisory board. Pursuant to the Consulting Agreements, the advisory board members will provide consulting services to Sunhawk.com, including developing strategic alliances with third parties and introduction to content owners who could benefit from Sunhawk.com's technology. As compensation for the services performed under the Consulting Agreements, the advisory board members were issued five-year warrants to purchase 225,000 shares of Sunhawk.com's common stocks. 112,506 shares underlying these warrants are issuable over a two year period with the remaining 112,494 shares subject to Sunhawk.com's stock price achieving specific closing prices over a period of time. Both consulting agreements are subject to performance criteria and may be cancelled by providing sixty (60) days notice. These agreements are being accounted for in accordance with EITF No. 96-18. As such, final measurement of the warrants are expensed based on the fair value of the warrants at the date the related performance has been completed. The fair value of the 112,506 warrants that are issuable over a two year period is $1,041,000 at September 30, 2000, and is being amortized over the term of the agreement. The fair value was determined using the Black-Scholes method of valuation. Amortization expense was $325,214 for the year ended September 30, 2000. As of September 30, 2000, 89,066 warrants have vested. The remaining 112,494 shares subject to Sunhawk.com's stock price achieving specific closing prices over a two year period have not been valued as issuance of such shares are currently considered remote. In the event the shares are considered probable of issuance their fair value will be determined and amortized over the remaining service period, if any. The warrants may be adjusted for stock splits, recapitalization, or reorganization of Sunhawk.com and are exercisable at the initial public offering price of $12.00 and expire 5 years from the date of grant.

5.  NOTES PAYABLE TO SHAREHOLDER

    During 1999, Sunhawk.com entered into two note payable agreements with a shareholder in the total amount of $290,000. Principal and interest on the notes are due on demand. The notes carry interest at the federal applicable short-term rate, or approximately 5%.

6.  LINE-OF-CREDIT

    On April 27, 2000, Sunhawk.com entered into an $850,000 line-of-credit agreement with a financial institution. The line is guaranteed by Marlin Eller, CEO and President. As of September 30, 2000, borrowings totaling approximately $600,000 were outstanding. Borrowings under the line of credit bear interest at Prime plus 0.5% (10.0% at September 30, 2000) and are due on May 15, 2005. Interest is payable monthly with any unpaid accrued interest due upon maturity of the line-of-credit. The line-of-credit is collateralized by a $1,000,000 short-term investment held in an investment account with the financial institution and earns interest at the annual rate of 6.63% (at September 30, 2000) with a maturity date of March 1, 2001. As the line-of-credit can be paid down at any time, the balance has been classified as short term at September 30, 2000.

7.  SHAREHOLDERS' EQUITY

    On March 30, 1999, the Board of Directors of Sunhawk.com approved the sale of 380,627 shares of common stock to the Eller and McConney 1995 Family Living Trust in exchange for cash of

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$1,500,000 and the exchange of outstanding notes payable to a shareholder and accrued interest of $3,568,406 outstanding at March 31, 1999. In addition, on March 31, 1999, the Eller and McConney 1995 Family Living Trust contributed capital of $1,000,000 by contributing the remaining notes payable to shareholder outstanding at that date.

    On August 25, 1999, Sunhawk.com's Board of Directors and its shareholders amended its Articles of Incorporation to decrease the total number of shares of common stock which Sunhawk.com has the authority to issue from 20,000,000 to 10,000,000.

    On January 12, 2000, Sunhawk.com's Board of Directors and its shareholders amended it Articles of Incorporation to increase the total number of shares of common stock which Sunhawk.com has the authority to issue from 10,000,000 to 30,000,000. This amendment also granted Sunhawk.com the authority to issue 10,000,000 in preferred stock.

REVERSE STOCK SPLIT

    On March 30, 1999, Sunhawk.com's Board of Directors approved a transaction to give one share for every 6.007 shares of common stock, thereby giving effect to a 1-for-6.007 reverse stock split effective March 31, 1999.

    On December 23, 1999, Sunhawk.com's Board of Directors approved a transaction to give 0.716 shares for every 1 share of common stock, thereby giving effect to a 1-for-1.397 reverse stock split effective December 23, 1999.

    All outstanding common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to the financial statements have been retroactively adjusted to give effect to these reverse stock splits.

8.  STOCK OPTIONS

STOCK OPTION PLAN

    The Sunhawk.com 1996 Stock Option Plan, as amended, authorized issuance of 800,000 shares of common stock through incentive and nonqualified stock options to any former, current, or future employees, officers, directors, agents or consultants, including members of technical advisory boards, and any independent contractors of Sunhawk.com. Generally, stock compensation, if any, is measured as the difference between the exercise price of a stock option and the fair market value of Sunhawk.com's stock at the date of grant, which is then amortized over the related service period. Options are granted with an exercise price equal to the fair market value of the common stock on the date of the grant, as determined by Sunhawk.com's Board. Generally, options vest over a five-year period and expire ten years from the date of grant.

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    A summary of the status of Sunhawk.com's stock option plan as of September 30, 2000, and 1999, respectively and changes during the years then ended are presented below:

	OUTSTANDING OPTIONS
	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE
Balance at October 1, 1998	60,851	4.14
Options exercised	(28,121)	0.01
Options canceled	(14,798)	3.95

Balance at September 30, 1999	17,932	10.77
Options granted	277,800	12.34
Options exercised	(2,977)	0.42
Options canceled	(59,452)	12.80

Balance at September 30, 2000	233,303	12.25

    At September 30, 2000 options to acquire 495,297 shares of common stock were available for future grant.

    The following table summarizes information about stock options outstanding at September 30, 2000:

	OUTSTANDING OPTIONS
EXERCISE PRICE	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED-AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
$ 0.42—$11.33	57,584	$10.81	9.23
$12.00	93,650	$12.00	9.38
$13.13	71,500	$13.13	9.58
$14.50—$22.65	10,569	$16.36	9.29

	233,303	$12.25	9.40

    At September 30, 2000 and 1999; 4,007 and 3,156 options were exercisable at a weighted average exercise price of $8.92 and $2.06 per share, respectively.

    Sunhawk.com applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, no stock compensation has been recognized for its stock options issued to employees in the accompanying financial statements because the fair value of the underlying common stock was equal to the exercise price of the stock options at grant. Had the stock compensation expense for Sunhawk.com's stock option plan been determined based on the fair value at the grant dates for all options granted, consistent with the fair value method of Statement of

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Financial Accounting Standards No. 123, Sunhawk.com's net loss for the years ended September 30, 2000 and 1999 would have been increased to the following pro forma amounts:

	2000	1999
Net loss:
As reported	$7,030,423	$2,834,337
Pro forma	7,472,501	2,859,040
Net loss per share, basic and diluted:
As reported	$2.92	$2.46
Pro forma	3.11	2.48
Weighted average grant date fair value	$9.44	$—

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, assuming no expected dividends. The following weighted average assumptions were utilized in arriving at the fair value of each option grant:

2000
Average risk-free interest rate	6.03%
Average expected life	5 years
Volatility	103%
Dividend yield	0%

9.  COMMON STOCK WARRANTS

    As of September 30, 2000, there were 312,204 warrants which had vested, with an expiration of February 15, 2005. 23,434 warrants outstanding will vest monthly on a straight-line basis until February 2001. There is also a potential for an additional 112,500 warrants to vest provided certain price targets are achieved. Additionally, there are 448,138 shares of common stock reserved for future issuance.

    A summary of the status of warrants issued by Sunhawk.com as of September 30, 2000, and changes during the year then ended are presented below:

	OUTSTANDING WARRANTS
	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL LIFE (YEARS)
Balance at October 1, 1999	—	—	—
Warrants granted	450,013	$13.79	—
Warrants exercised	(1,875)	$12.00	—

Balance at September 30, 2000	448,138	13.80	4.44

    Sunhawk.com accounts for stock awards issued to non-employees in accordance with the provisions of SFAS No. 123 and the ETIF No. 96-18. Final measurement of such awards are expensed based on the fair value of the award at the date that the related performance has been completed. During the

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year ended September 30, 2000, Sunhawk.com recorded approximately $718,000 in expenses relating to the issuance of warrants.

    The following weighted average assumptions were utilized in arriving at the fair value of each warrant grant:

2000
Average risk-free interest rate	6.03%
Average expected life	5 years
Volatility	103%
Dividend yield	0%

10.  COMMITMENTS

    Sunhawk.com leases equipment and office space under operating lease agreements expiring on various dates through September 2003. Future minimum lease commitments under noncancelable operating leases at September 30, 2000 are as follows:

Year ending September 30:
2001	$276,181
2002	327,833
2003	296,140

Total minimum lease payments	$900,154

    Total rent expense paid during the years ended September 30, 2000 and 1999, amounted to $346,266 and $334,494, respectively. Sublease income, which is netted against rent expense, totaled $4,500 for fiscal year 2000. There was no sublease income in fiscal year 1999. The above minimum lease commitments are net of future minimum sublease rental income of $80,794 and $28,221 for 2001 and 2002, respectively.

11.  FEDERAL INCOME TAXES

    Sunhawk.com, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code from August 20, 1992 (date of inception) through March 31, 1999, when it became no longer eligible to be taxed as such. Accordingly, through March 31, 1999, the shareholders of Sunhawk.com were entitled to report on their personal income tax returns their proportionate share of Sunhawk.com's operating losses. Effective April 1, 1999, Sunhawk.com became subject to federal corporate income taxes and therefore began to account for income taxes in accordance with Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes." There was no income tax provision in 2000 or 1999 due to the operating losses.

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    A reconciliation of the income tax provision is as follows:

SEPTEMBER 30, 2000
Income tax benefit based on federal statutory rate of 34%	(2,390,300)
Permanent difference	1,100
Increase in valuation allowance	2,389,200

Income tax provision	$—

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate significant components of Sunhawk.com's deferred tax assets and liabilities are as follows:

SEPTEMBER 30, 2000
Deferred tax assets:
Net operating loss carryforwards	$2,783,100
Stock-based compensation	110,600
Accrued expense	12,900
Total deferred tax assets	2,906,600
Valuation allowance for deferred tax assets	(2,850,400)
Deferred tax liabilities:
Depreciation and amortization	(56,200)

Net deferred tax asset	$—

    At September 30, 2000, Sunhawk.com had net operating loss carryforwards (NOLs) of approximately $8,185,000, which, if not utilized, will expire in the year 2020. Utilization of NOLs may be limited in any given year due to ownership changes that have occurred as a result of sales of stock and by alternative minimum tax (AMT) restrictions, depending upon each year's AMT calculation.

12.  RELATED-PARTY TRANSACTIONS

    Prior to February 14, 2000, Sunhawk.com paid Eller McConney LLC, wholly owned by Marlin Eller and Mary McConney, executive officers of Sunhawk.com and trustees of a trust which owns a significant number of shares of Sunhawk.com, for certain services in connection with the production of digital sheet music masters. Avtograf, a Russian joint stock company in which Eller McConney LLC has a 94% interest, provided these services under an informal agreement with Eller McConney LLC. At September 30, 2000, Sunhawk.com owed $4,261 to Eller McConney LLC for services previously rendered.

    Effective February 14, 2000, Sunhawk.com entered into a five-year assignment and assumption agreement with Avtograf, Eller McConney LLC and Music Production International, a Russian corporation. Under this agreement, Eller McConney LLC assigned all of its rights to receive services for the production of digital sheet music from Avtograf to Sunhawk.com in exchange for a letter agreement that provides, among other things, the payment to Eller McConney LLC the amount of

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$1,000,000. Payment of the principal is based on the number of pages received and accepted from Music Production International over a period of five years and is to be paid quarterly in arrears with a maximum principal payment of $200,000 per annum. In connection with this agreement, Avtograf assigned its obligation to provide production services for digital sheet music to Music Production International. As such, Music Production International is obligated to provide production services for digital sheet music to Sunhawk.com at an anticipated minimum rate of 4,500 pages per month totaling 270,000 pages over a period of five years, at no additional cost to Sunhawk.com. The letter agreement reflecting the future payment of $1,000,000 to Eller McConney LLC is accounted for as a prepayment for digital sheet music masters from Music Production International over a period of five years, with recourse to Eller McConney LLC in the event of non-performance. Neither Eller McConney LLC, Mr. Eller, Ms. McConney, nor Sunhawk.com has an ownership interest in Music Production International. During the period from February 14, 2000 through September 30, 2000, approximately 28,900 pages of digital sheet music have been received under this agreement. As such, approximately $107,000 of prepaid digital sheet music masters has been reclassified to digital sheet music masters and has begun to be amortized. Based on the production to date, Sunhawk.com anticipates paying Eller McConney LLC $200,000 during fiscal year 2001.

13.  BRIDGE FINANCING LOAN AGREEMENTS

    On January 12, 2000, Sunhawk.com entered into an Agency agreement with Joseph Gunnar & Co., LLC to obtain from third parties bridge financing loans totaling $1,000,000. The loans bore interest at a rate of 8.5% per annum and were repaid in full from proceeds received from the initial public offering. In conjunction with the bridge financing loans, a total of 41,680 warrants, which vested immediately upon issuance, were granted to the third parties and became exercisable effective August 15, 2000 at an exercise price of $12.00. As such, using the fair value of the warrants on the date of grant, Sunhawk.com recorded approximately $392,000 in interest expense which is included in the Statement of Stockholders' Equity.

14.  CONTINGENCIES

    In the normal course of business, Sunhawk.com may be subject to proceedings, lawsuits and other claims. All such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, Sunhawk.com is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at September 30, 2000. While these matters could affect operating results of any one quarter when resolved in future periods and, while there can be no assurance with respect thereto, it is management's opinion that after final disposition, any monetary liability or financial impact to Sunhawk.com beyond that provided in the Company's annual financial statements as of and for the two years ended September 30, 2000 would not be material to Sunhawk.com's financial position taken as a whole.

    On December 22, 2000, Copyright Ventures, LLC ("Copyright Ventures"), a former shareholder of CCS, informed Sunhawk.com that it will not release or waive any rights or claims it has or may have against Sunhawk.com and CCS pursuant to (i) a Side Letter agreement dated June 26, 2000, (ii) a "supplemental letter" dated August 1, 2000, and (iii) an agreement simply entitled "Agreement" dated October 31, 2000 for payment of a $2,225,000 (to increase to $3,337,500 on January 1, 2001) "priority return" for the purchase of $1,112,500 of CCS Series A Preferred Stock, at $1.00 per share, in

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June 2000. Additionally, Copyright Ventures stated that it would bring a cause of action against CCS to enforce payment for at least $1,112,500 of the "priority return."

    On December 22, 2000, Sunhawk.com and CCS stated that they will not accept liability for any part of the "priority return" alleged owed to Copyright Ventures. At present, therefore, we continue to seek a resolution with Copyright Ventures. The ultimate outcome of this matter cannot be determined at this time.

15.  SUBSEQUENT EVENTS

CLASS A COMMON STOCK

    Effective October 25, 2000, the shareholders of Sunhawk.com voted to amend Sunhawk.com's Articles of Incorporation in order to create a new class of common stock to be known as Class A Common Stock. There were 1,125,938 shares of Class A Common Stock authorized with the vote. The Class A Common Stock will have 1/20 the voting power of Sunhawk.com's common stock.

1996 STOCK OPTION PLAN

    Effective October 25, 2000, the shareholders of Sunhawk.com voted to increase the number of shares available for the issuance under Sunhawk.com's 1996 Stock Option Plan from 303,526 to 800,000.

ACQUISITION OF COPYRIGHT CONTROL SERVICES, INC.

    Effective November 2, 2000 and pursuant to the Share Exchange Agreement (the "Agreement") dated August 1, 2000 and amended August 16, 2000, September 29, 2000, and October 13, 2000, Sunhawk.com acquired all of the outstanding shares of Copyright Control Services, Inc. ("CCS"), a UK company that offers custom tailored anti-piracy services to all businesses that are losing revenue or value from copyright infringement on the Internet.

    In total, Sunhawk.com issued an aggregate of 733,760 shares of Common Stock, 733,758 shares of Class A Common Stock, and 483,420 warrants to purchase Common Stock in exchange for 10,827,726 shares of CCS Common Stock and CCS warrants and options. The Class A Common Stock has been placed in escrow and shall be released and converted into common stock only upon the achievement by Sunhawk.com of certain market capitalization criteria within the next 12 to 24 months.

    The acquisition will be accounted for using the purchase method of accounting. Accordingly, the assets and liabilities will be recorded at their estimated fair values as of the acquisition date.

DISPOSAL OF DIGITAL SHEET MUSIC BUSINESS

    On January 29, 2001, the Board of Directors approved an agreement to sell its digital sheet music business to Marlin Eller, Sunhawk.com's President and CEO. The purchase price for the digital sheet music business consists of the return of 500,000 shares of the Company's common stock and the forgiveness of a note payable to the Mr. Eller in the amount of $1,000,000. The sale is subject to shareholder approval. Upon the closing of the transaction, Mr. Eller will resign his position as an officer of Sunhawk. Under terms of the arrangement, Sunhawk.com retains a license to certain technology, which is renewable annually for a period of up to 25 years with an annual renewal fee of

F–21

$100,000. The results of the digital sheet music business have been reported as discontinued operations. Operating results of the discontinued digital sheet music business were as follows:

	2000	1999
Sales	$220,561	$100,575
Total cost of goods sold	379,953	171,725

Gross loss	(159,392)	(71,150)
Selling, general and administrative expenses	6,764,423	2,660,933
Total other expense	106,608	102,254

Loss from operations of discontinued digital sheet music business	(7,030,423)	(2,834,337)

A.N.N. ACQUISITION

    On March 20, 2001, Sunhawk.com signed a merger agreement with A.N.N. Automation, Inc. ("A.N.N."), a privately-held, Southern California based company that produces and deploys digital video asset and resource management systems, currently for the news broadcast industry. The proposed transaction calls for Sunhawk.com to acquire all the outstanding stock of A.N.N. in exchange for 36% of Sunhawk.com's outstanding stock on a post-transaction basis, and up to an additional 10% of Sunhawk.com's stock if certain revenue targets are met. The transaction is subject to the completion of the sale of Sunhawk.com's digital sheet music business to Marlin Eller. Upon closing of the transaction, it is intended that the executive team of A.N.N. will assume leadership of the newly merged company. It is further intended that upon closing, Sunhawk.com will be renamed and operations will be based in Los Angeles, California and London, England.

16. OPERATIONS AND FINANCING

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred a net loss of ($7,030,423) and has an accumulated deficit of ($8,630,132) as of and for the year ended September 30, 2000.

    Management of the Company has focused efforts recently on its acquisition of CCS and the proposed merger with A.N.N. Automation, Inc. ("ANN"). As part of these efforts, the Company's intention is to secure an increased number and amount of service contracts and through the acquisition of ANN, improve operating efficiencies and increase sales levels. The Company expects to incur additional expenditures as a result of these acquisitions. There can be no assurance that the Company will be able to obtain additional service contracts, improve operating efficiencies or increase sales levels.

    The Company anticipates that additional capital will be expended to fund continued development efforts and to support anticipated future growth. As a result, it is expected that cash will be used in operations. The Company expects that accounts receivable will increase to the extent revenues rise. Any such increase that occurs at the same time or at a greater rate than increases in revenue can be expected to reduce cash and cash equivalents. The Company believes that its current cash and cash equivalents and short-term investments will be sufficient to meet working capital requirements through fiscal 2001. However, additional funding, if needed, may not be available on acceptable terms, if at all. The Company's ability to grow, implement business strategies and continue operations may be limited if additional financing on acceptable terms or increased revenues are not obtained.

F–22

SUNHAWK.COM CORPORATION
TABLE OF CONTENTS
Form 10-QSB

Page
Condensed Consolidated Financial Statements	4
Condensed Consolidated Balance Sheet as of December 31, 2000 (unaudited)	4
Condensed Consolidated Statements of Operations for the three months ended December 31, 2000 and 1999 (unaudited)	5
Condensed Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Loss for the three months ended December 31, 2000 (unaudited)	6
Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2000 and 1999 (unaudited)	7
Notes to Unaudited Condensed Consolidated Financial Statements (unaudited)	8-15
Management's Discussion and Analysis of Financial Condition and Results of Operations	16-17

3

SUNHAWK.COM CORPORATION AND SUBSIDIARY

Condensed Consolidated Balance Sheet

(unaudited)

December 31, 2000
ASSETS
Current assets:
Cash and cash equivalents	$1,747,734
Short-term investments	3,996,340
Accounts receivable	88,371
Other current assets	90,747

Total current assets	5,923,192

Property and equipment, net	238,170

Other assets:
Goodwill	10,074,399
Other purchased intangibles	1,046,073
Net assets of discontinued operations	3,725,000
Other assets	11,838

Total other assets	14,857,310

Total assets	$21,018,672

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Line of credit	$603,492
Accounts payable and accrued expenses	758,657
Amounts payable in connection with discontinued operations	1,192,476
Related party payable	200,000
Notes payable to shareholder	290,000
Accrued interest to shareholder	16,102

Total current liabilities	3,060,727
Payable to Eller McConney LLC	800,000
Shares subject to redemption option in connection with CCS acquisition	3,337,500
Shareholders' equity:
Preferred stock, no par value:
Authorized shares—10,000,000; outstanding shares—none	—
Common stock, no par value:
Authorized shares—30,000,000; outstanding shares—3,651,335 at December 31, 2000	27,109,700
Class A common stock, no par value:
Authorized shares—1,125,938; outstanding shares—None at December 31, 2000	—
Foreign currency translation adjustment	325,671
Accumulated deficit	(13,614,926)

Total shareholders' equity	13,820,445

Total liabilities and shareholders' equity	$21,018,672

See accompanying notes to condensed consolidated financial statements.

4

SUNHAWK.COM CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended December 31,
	2000	1999
Sales	$25,272	$—
Cost of goods sold	103,171

Gross loss	(77,899)	—
Selling, general and administrative	1,716,770	—

Loss from operations	(1,794,669)	—
Other income (expense), net	72,838	—

Net loss from continuing operations	(1,721,831)	—
Discontinued operations:
Loss from operations of discontinued digital sheet music business	(1,697,988)	(1,043,495)
Loss on disposal of digital sheet music business including provision of $342,476 for operating losses during phase-out period	(1,564,975)	—

Net loss	$(4,984,794)	$(1,043,495)

Net loss per share:
Basic and diluted	$(1.46)	$(0.82)

Weighted average common shares for net loss per share computations:
Basic and diluted	3,423,342	1,277,880

See accompanying notes to condensed consolidated financial statements.

5

SUNHAWK.COM CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Loss

(unaudited)

	Common Stock
			Shareholders' Accumulated Deficit	Accumulated Other Comprehensive Income	Total Shareholders' Equity
	Share	Amount
Balance, September 30, 2000	3,015,717	19,554,022	(8,630,132)	—	10,923,890
Issuance of shares of common stock to acquire CCS, net of costs	635,618	5,561,152	—	—	5,561,152
Issuance of warrants to purchase common stock to acquire CCS, net of costs		1,251,376			1,251,376
Stock warrant-based consulting expense		743,150			743,150
Comprehensive loss:
Foreign currency translation adjustment	—	—		325,671	325,671
Net loss	—	—	(4,984,794)	—	(4,984,794)

Total comprehensive loss					(4,659,123)

Balance, December 31, 2000	3,651,335	$27,109,700	$(13,614,926)	$325,671	13,820,445

See accompanying notes to condensed consolidated financial statements.

6

SUNHAWK.COM CORPORATION AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended December 31,
	2000	1999
OPERATING ACTIVITIES
Net cash used in continuing operations	(1,011,745)	—
Net cash used in discontinued operations	(792,096)	(614,350)

Net cash used in operations	(1,803,841)	(614,350)
INVESTING ACTIVITIES
Purchases of property and equipment	(27,695)	(22,900)
Purchase of digital sheet music masters—discontinued operations	138,489	(54,815)
Cost of patents and trademarks—discontinued operations	(7,971)	(10,202)
Cash paid for acquisition, net of cash acquired	(1,165,052)	—

Net cash used in investing activities	(1,062,229)	(87,917)

FINANCING ACTIVITIES
Proceeds from line of credit—discontinued operations	—	900,000
Increase in deferred offering costs—discontinued operations	—	(208,090)

Net cash provided by financing activities	—	691,910

Effect of exchange rate changes on cash	(32,198)	—

Net decrease in cash	(2,898,268)	(10,357)
Cash at beginning of period	4,646,002	18,300

Cash at end of period	1,747,734	7,943

Supplemental disclosure of cash flow information—cash paid during the three months ended December 31 for:
Interest	15,255	10,842

Non-cash supplementary disclosure
Shares issued for acquisition of subsidiary	10,119,677	—

See accompanying notes to condensed consolidated financial statements.

7

SUNHAWK.COM CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    Sunhawk.com Corporation ("Sunhawk.com") was incorporated in the state of Washington on August 20, 1992. Through October 31, 2000, Sunhawk.com primarily sold interactive digital sheet music in its proprietary format and traditional printed sheet music on its Internet retail site at www.sunhawk.com. Sunhawk.com's internally developed proprietary technology solution for digital products, Solero®, allows customers to view, play, print and store the encrypted digital sheet music. This technology can also be applied to other proprietary digital content. Sunhawk.com also sells its technology solutions to owners of proprietary digital products interested in selling their content over the Internet.

    On November 2, 2000 Sunhawk.com acquired Copyright Control Services, Inc. ("CCS") in a share exchange agreement. CCS provides digital asset management and intellectual property infringement notification services—with particular focus on the Internet—on an industry-by-industry basis.

    As a result of the acquisition of CCS, Sunhawk.com modified its business strategy for 2001 (the "2001 Plan"), which redirects the Company's focus away from its digital sheet music business to provide global digital asset management services. The 2001 Plan is to provide services to allow digital content owners, service providers, information portals and law enforcement agencies to identify, trace, track and provide notice of intellectual property infringement to owners of such intellectual property or other persons or entities in the intellectual property distribution chain. Additionally, the Company plans to provide services to identify purveyors of access and payment fraud, proprietary information distribution and illicit materials over the networks. The Company's new business strategy capitalizes on the Company's acquisition of CCS.

    As a part of the 2001 Plan, Sunhawk.com has decided to indefinitely discontinue further development and marketing of digital sheet music and the Solero viewer, used to view, play, print and store sheet music in encrypted digital format. In January 2001, the Board of Directors authorized the Company to sell its digital sheet music business to Marlin Eller, President and CEO of the Company (see note 4).

    The interim condensed consolidated financial statements reflect all normal and recurring adjustments which management considers necessary for a fair presentation of financial condition and results of operations as of the dates and for the periods presented hererin. The results of operations for the three months ended December 31, 2000 are not necessarily indicative of the results of operations for any subsequent quarters or for the full fiscal year ended September 30, 2001.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These unaudited consolidated financial statements should be read in conjunction with Sunhawk.com's annual report on Form 10-KSB for the fiscal year ended September 30, 2000.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the financial statements of Sunhawk.com Corporation and its wholly-owned subsidiary, Corporate Control Services, Inc. The operations of CCS since the date of acquisition have been included in the consolidated operating results. All material intercompany balances and transactions have been eliminated in consolidation.

8

NET LOSS PER SHARE

    Net loss per common share is based on the weighted-average number of common shares outstanding during the periods. The increase in the weighted average number of shares from December 31, 1999 to December 31, 2000 is primarily due to the issuance of 733,760 common shares for the CCS acquisition. For the quarters ended December 31, 2000 and 1999, options and warrants to acquire 961,773 shares and 17,392 shares of common stock, respectively, have been excluded from the computation of net loss per common share because their impact would be antidilutive.

COMPREHENSIVE INCOME

    For the quarter ended December 31, 2000, total comprehensive loss was $(4,659,123), which consisted of net loss of $(4,984,794) and foreign currency translation adjustment of $325,671. For the quarter ended December 31, 1999 total comprehensive loss was $(1,043,495), which equaled the net loss for the quarter.

USE OF ESTIMATES

    These financial statements have been prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions that impact amounts reported in the financial statements and accompanying notes. Actual results could differ from those amounts reported and disclosed herein.

RECLASSIFICATIONS

    Certain balances have been reclassified to conform to current year presentation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) in June 1998. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 133, as amended by SFAS 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement is not expected to have a material impact on Sunhawk.com's consolidated financial statements as Sunhawk.com does not currently hold any derivative instruments.

    In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101 ("SAB 101") "Revenue Recognition in Financial Statements" which the Company adopted on October 1, 2000. SAB 101 provides guidance on revenue recognition issues. SAB 101 did not impact Sunhawk.com's revenue recognition policies.

9

2. ACQUISITION OF COPYRIGHT CONTROL SERVICES, INC.

    On November 2, 2000, Sunhawk.com completed its acquisition of CCS (the "CCS acquisition") pursuant to a definitive share exchange agreement dated August 1, 2000, and amended August 16, 2000, September 29, 2000 and October 13, 2000. Under the terms of the agreement, Sunhawk.com acquired all the issued and outstanding capital stock of CCS in exchange for an aggregate of 733,760 shares of common stock, 733,758 shares of Class A common stock, and 483,420 warrants for common stock. The warrants were issued at a price per share of $0.0001 and are exercisable until 2005.

    The 733,758 shares of Class A common stock as well as the underlying shares for warrants to purchase 392,180 of the 483,420 shares of common stock were placed in a separate escrow and are to be either released to the CCS shareholders, or will revert back to Sunhawk.com, dependent upon the achievement of "market capitalization" thresholds of $100 million in 12 months, $125 million in 18 months and $150 million in 24 months.

    A total of 98,142 of the 733,760 shares of common stock and 1,858 of the 91,240 of the warrants to purchase common stock issued to the CCS shareholders were placed in a holdback escrow ("holdback shares") subject to release upon the completion of a post-closing balance sheet audit and resolution of certain contingencies. At December 31, 2000, such an audit had not been completed nor had the contingencies been resolved, accordingly, the holdback shares are not reflected in the accompanying consolidated financial statements.

    A total of 533,303 of the 733,760 shares of common stock issued to certain former CCS shareholders are subject to a side-agreement amongst the former CCS shareholders for settlement. As part of the side-agreement entered into at the time of the CCS acquisition, Sunhawk has granted a demand registration right to a former CCS shareholder, Copyright Ventures LLC. This right becomes effective after March 30, 2001 and allows Copyright Ventures to request that Sunhawk register a sufficient number of the 533,303 shares to satisfy the settlement amount denoted in the side-agreement of $3,337,500. In the event Sunhawk does not register the shares, Sunhawk may be required to redeem the shares for amounts up to a maximum of $3,337,500. Sunhawk has classified the maximum potential redemption amount of $3,337,500 as a liability since the requirement for the Company to register the securities is considered outside of Sunhawk's control.

    For accounting purposes, and therefore as reflected in the accompanying financial statements, the 635,618 shares of common stock and 89,384 warrants to purchase common stock that were not placed in the holdback or market capitalization escrow are included in the consideration for the acquisition. The shares of Class A common stock and the remaining warrants held in escrow will not be recorded as additional consideration for the CCS acquisition until or unless the market capitalization thresholds are achieved. As of December 31, 2000, such market capitalization thresholds had not been achieved. Accordingly, such shares are not reflected in the accompanying consolidated financial statements.

    The acquisition has been accounted for by the purchase method and, accordingly, the results of operations of CCS have been included in Sunhawk.com's consolidated financial statements since November 2, 2000. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $10.3 million has been recorded as goodwill and is being amortized on a straight-line basis over three years.

10

    A summary of the CCS acquisition, excluding the contingent shares and warrants held in escrow, is as follows:

Common shares/warrants issued	725,002
Per share/warrant value	$14.00

Aggregate value ascribed to the share/warrant consideration to be currently accounted for	$10,150,028
Plus:
Transaction costs	1,301,998

Total consideration	$11,452,026

The purchase price allocation is as follows:
Net tangible assets	$55,921
Assembled and trained work force	230,000
Relationships with Internet Service Providers	445,000
Customer relationships	397,000
Goodwill	10,324,105

Total purchase price	$11,452,026

    The following unaudited pro forma financial information presents the combined results of continuing operations of Sunhawk.com and CCS as if the acquisition had occurred as of the beginning of October 1, 2000 and 1999 after giving effect to certain adjustments, including amortization of intangibles. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Sunhawk.com and CCS constituted a single entity during such periods.

	Three Months Ended December 31,
	2000	1999
Sales	$38,276	51,088
Cost of goods sold	(103,171)	(80,732)
Selling, general and administrative expense	(2,103,797)	(2,048,206)
Net loss	(2,095,173)	(2,094,079)
Net loss per share:
Basic and diluted	$(0.61)	(1.64)

3. CLASS A COMMON STOCK

    Effective October 25, 2000, the shareholders of the Company voted to amend the Articles of Incorporation in order to create a new class of common stock to be known as Class A Common Stock and authorized 1,125,938 shares to be available for issuance. The Class A Common Stock will have 1/20th the voting power of the Company's common stock. At December 31, 2000, 733,758 shares of Class A Common Stock have been issued and are held in escrow in relation to the CCS acquisition.

11

4. OPERATING SEGMENTS

    Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Sunhawk.com's two operating segments are its digital music business and its recently acquired copyright security business (digital asset management). Prior to the CCS acquisition, Sunhawk.com considered its digital music business to be its sole operating segment; therefore, the operating results for the three months ended December 31, 1999 represent the digital music segment.

    The accounting policies of these operating segments are the same as those described in Sunhawk's annual report on Form 10-K for the fiscal year ended September 30, 2000.

    A summary of Sunhawk.com's operating segments is as follows:

	Three Months Ended December 31, 2000
	Digital Sheet Music	Digital Asset Management	Total
Sales	$60,233	$25,272	$85,505
Cost of good sold	117,586	103,171	220,757

Gross loss	(57,353)	(77,899)	(135,252)
Selling, general and administrative	1,640,635	1,716,770	3,357,405

Loss from operations	(1,697,988)	(1,794,669)	(3,492,657)
Other income (expense), net	—	72,838	72,838

Net loss from operations	$(1,697,988)	$(1,721,831)	$(3,419,819)

    The Company's revenue from external customers derived from sales within the United States consists of sales under the digital music segment for the quarter ended December 31, 2000. The Company's revenues from external customers derived from sales in all foreign countries consists of sales under the digital asset management segment for the quarter ended December 31, 2000. Long-lived assets located in the United States and all foreign countries totaled $3,725,000 and $11,370,480, respectively, as of December 31, 2000.

    On January 29, 2001, the board of directors approved an agreement to sell its digital sheet music business to Marlin Eller, Sunhawk.com's President and CEO. The purchase price for the digital sheet music business consists of the return of 500,000 shares of the Company's common stock and the forgiveness of a note payable to Mr. Eller in the amount of $1,000,000 and cash to Mr. Eller of approximately $647,400. The sale is subject to shareholder approval. Upon the closing of the transaction, Mr. Eller will resign his position as an officer of Sunhawk. Under terms of the arrangement, the Company obtains a license to certain technology, which is renewable annually for a period of up to 25 years with an annual renewal fee of $100,000. The results of the digital sheet music business have been reported as discontinued operations. In connection with the discontinuance of the digital sheet music business, the Company recorded a loss on disposal of the business of $1,564,975.

12

    Operating results of the discontinued digital sheet music business are as follows:

	Three Months Ended December 31,
	2000	1999
Net sales	$60,233	$39,556
Net loss from discontinued operations	$(1,697,988)	$(1,043,495)

    Assets of the discontinued digital sheet music business are as follows:

December 31, 2000
Current assets	$54,552
Non-current assets	3,670,448

Net assets of discontinued operations	3,725,000

5. COMMITMENTS AND CONTINGENCIES

    On December 22, 2000, Copyright Ventures, LLC ("Copyright Ventures"), a former shareholder of CCS, informed Sunhawk.com that it will not release or waive any rights or claims it has or may have against Sunhawk.com and CCS pursuant to (i) a Side Letter agreement dated June 26, 2000, (ii) a "supplemental letter" dated August 1, 2000, and (iii) an agreement simply entitled "Agreement" dated October 31, 2000 for payment of a $2,225,000 (to increase to $3,337,500 on January 1, 2001) "priority return" for the purchase of $1,112,500 of CCS Series A Preferred Stock, at $1.00 per share, in June 2000. Additionally, Copyright Ventures stated that it would bring a cause of action against CCS to enforce payment for at least $1,112,500 of the "priority return."

    On December 22, 2000, Sunhawk.com and CCS stated that they will not accept liability for any part of the "priority return" allegedly owed to Copyright Ventures. At present, therefore, we continue to seek a resolution with Copyright Ventures. The ultimate outcome of this matter cannot be determined at this time.

    Additionally, in the normal course of business, Sunhawk.com may be subject to proceedings, lawsuits and other claims. All such matters are subject to many uncertainties and outcomes are not predictable with assurance. Consequently, Sunhawk.com is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact with respect to these matters at December 31, 2000. While these matters could affect operating results of any one quarter when resolved in future periods and, while there can be no assurance with respect thereto, it is management's opinion that after final disposition, any monetary liability or financial impact to Sunhawk.com Corporation beyond that provided in the Sunhawk.com financial statements as of and for the three-month period ended December 31, 2000 would not be material to Sunhawk.com's financial position taken as a whole.

13

6. RELATED-PARTY TRANSACTIONS

NOTES PAYABLE TO SHAREHOLDER

    On August 17, 1999 and September 21, 1999, Sunhawk.com entered into note payable agreements in the amount of $80,000 and $210,000, respectively, with a shareholder. The notes are due on demand, and carry interest at the federal applicable short-term rate, or approximately 5%. Interest expense during the three-month periods ended December 31, 2000 and 1999 was $4,321 and $4,038, respectively.

    On February 2, 2001 and in connection with the proposed sale of the digital sheet music business, the notes were combined and amended as one note payable in the amount of $290,000. The note incurs interest at a rate of 10% per annum and is due in monthly installments of $50,000. Upon payment of each installment, the shareholder shall transfer to Sunhawk.com for retirement 25,000 shares of common stock. These shares make up part of the 500,000 share consideration for the digital sheet music business.

CONSULTING AGREEMENTS

    In February 2000, Sunhawk.com entered into Consulting Agreements with two newly appointed members of Sunhawk.com's advisory board. Pursuant to the Consulting Agreements, the advisory board members will provide consulting services to Sunhawk.com, including developing strategic alliances with third parties, and introduction to content owners who could benefit from Sunhawk.com's technology. As compensation for the services performed under the Consulting Agreement, the advisory board members were issued five-year warrants to purchase 225,000 shares of Sunhawk.com's common stock. 112,494 shares underlying the warrants are subject to Sunhawk.com's stock price achieving specific closing prices over a period of time. Both consulting agreements are subject to performance criteria and may be cancelled by providing sixty (60) days notice. Sunhawk.com has recorded compensation expense (included as part of the estimated loss of its digital sheet music business) of approximately $743,000 for the quarter ended December 31, 2000 related to the 112,506 warrants that will be fully vested at the time the digital sheet music business operations are sold. The remaining 112,494 shares subject to Sunhawk.com's stock price achieving specific closing prices over a two year period have not been valued as issuance of such shares are currently considered remote. Once the shares are considered probable of issuance their fair value will be determined and amortized over the remaining service period, if any. The warrants may be adjusted for stock splits, recapitalization, or reorganization of Sunhawk.com and are exercisable at the initial public offering price of $12.00.

    On November 2, 2000, Sunhawk.com entered into a Consulting Agreement with a shareholder to provide advisory services to Sunhawk.com. Pursuant to the Consulting Agreement, the shareholder will provide consulting services to Sunhawk.com over a two year period. As compensation for the services performed under the Consulting Agreement, the shareholder was issued a five-year warrant to purchase approximately 225,321 shares of Sunhawk.com's common stock. The vesting provision of all shares underlying this warrant are subject to the achievement of certain "market capitalization" thresholds over a two year period. As of December 31, 2000, these warrants are unvested and have not been valued as issuance of such shares are currently considered remote.

14

STOCK OPTIONS

    On November 2, 2000, the Company granted options to purchase 283,333 shares of common stock to Marlin Eller, CEO and President of Sunhawk.com for employment services under Sunhawk.com's 1996 employee stock option plan as part of the share exchange agreement with CCS. The Company has not recorded stock compensation relating to the options as the exercise price equaled the fair value of the stock on the date of grant.

7. SUBSEQUENT EVENTS

    In March 2001, Sunhawk.com signed a merger agreement with A.N.N. Automation, Inc. ("A.N.N."), a privately-held, Southern California based company that produces and deploys digital video asset and resource management systems, currently for the news broadcast industry. The proposed transaction calls for Sunhawk.com to acquire all the outstanding stock of A.N.N. in exchange for 36% of Sunhawk.com's outstanding stock on a post-transaction basis, and up to an additional 10% of Sunhawk.com's stock if certain revenue targets are met. The transaction is subject to the completion of the sale of Sunhawk.com's digital sheet music business to Marlin Eller. Upon closing of the transaction, it is intended that the executive team of A.N.N. will assume leadership of the newly merged company. It is further intended that upon closing, Sunhawk.com will be renamed and operations will be based in Los Angeles, California and London, England.

15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    Sunhawk.com Corporation was incorporated in August 1992 and began distributing and selling digital sheet music over the Internet in March 1997.

    In September 1996, we began selling CD-ROMs of the complete works of Scott Joplin, and in July 1997, we began selling CD-ROMs of Handel's Messiah, both containing digital sheet music in our Solero® format. In 1998, we established our strategic alliances and entered into contracts with Warner Bros. Publications U.S. Inc. and EMI Christian Music Publishing for the right to sell and distribute selected portions of their sheet music catalogs. Through December 31, 2000, the majority of our sales have been derived from the sale of digital or printed sheet music and CD-ROMs through our web site and from special promotions and services for our strategic partners.

    In November 2000, we acquired CCS, a company providing digital asset management and intellectual property infringement notification services—with particular focus on the Internet—on an industry-by-industry basis. CCS revenue is generated by entering into contracts with businesses to provide services for a period of time. Revenues from contracts are recognized ratably over the term of the contract.

    Our financial statements also reflect the operations of the digital music business as a discontinued operation. This was necessitated when, as a result of the acquisition of CCS, we modified our business strategy for 2001 (the "2001 Plan"), which redirects our focus away from the digital sheet music business to provide global digital asset management services and indefinitely discontinue further development and marketing of digital sheet music and the Solero viewer, used to view, play, print and store sheet music in encrypted digital format. In February 2000, we entered into an agreement to sell the digital sheet music business to Marlin Eller, Sunhawk.com's President and CEO.

    The operating results of the discontinued operations of the digital sheet music business have been segregated from continuing operations and these results have been reported as a separate line item on the statements of operations.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 1999

Continuing operations

    The only operations that existed prior to September 30, 2000 were from discontinued operations and therefore the results from continuing operations for the quarter ended December 31, 2000 are not directly comparable to prior periods.

    Sales from continuing operations are CCS revenue generated by entering into contracts with businesses to provide services for a period of time. The revenues from contracts are recognized ratably over the term of the contract.

    Cost of sales from continuing operations are direct labor and service costs related to providing the services of identifying, tracing, tracking and providing notice of intellectual property infringement to owners.

    Selling expenses consist primarily of advertising, marketing, payroll and payroll-related expenses. We expense all advertising costs as incurred. General and administrative expenses consist primarily of management salaries and expenses, insurance premiums, rent, telephone costs, travel expenses for general business, legal and professional fees, staff salaries, intangible asset amortization and other payroll expenses and other related expenses for general corporate functions.

16

    We incurred a net loss from continuing operations of $1,721,831 for the three months ended December 31, 2000. Revenues were $25,272 and cost of goods sold were $103,171 for the three months ended December 31, 2000.

    Selling, general and administrative expenses for the three months ended December 31, 2000, were $1,716,770. These costs consisted of significant payroll and consulting administrative expenses incurred related to refocusing on the digital asset management business and expanding the operations of CCS. Also included was amortization of approximately $642,000 related to goodwill and identifiable intangible assets obtained in the CCS acquisition.

Discontinued operations

    We incurred a loss from discontinued operations of $1,697,988 for the three months ended December 31, 2000 compared to a loss of $1,043,495 for the three months ended December 31, 1999. The increase was primarily due to increase in the digital sheet music business activity from the prior period and the recording of approximately $743,150 in stock compensation charges related to consultants during the quarter ended December 31, 2000. The loss on disposal of the digital sheet music business relates to the intended sale of the digital sheet music business to Marlin Eller, Sunhawk.com's President and CEO. We recognized a loss on disposal of the digital sheet music business of $1,564,975, representing the excess of the carrying value of the assets to be sold and liabilities assumed over the fair value of the stock and consideration received. The loss on disposal of the digital sheet music business includes $342,476 of losses accrued through the estimated date of disposal.

LIQUIDITY AND CAPITAL RESOURCES

    We financed our operations from inception through February 2000 primarily with funds received from the sale of equity to and loans from the Eller and McConney 1995 Family Living Trust. In February 2000, we issued 1,610,000 shares of common stock in connection with our initial public offering, and received net proceeds (after expenses) of $15,445,635. The net proceeds have been used to fund production, leasehold improvements, equipment purchases, working capital, the hiring of key management personnel, general corporate purposes and the acquisition of CCS. As of December 31, 2000, we had cash of $1,747,734 and working capital of $2,862,465.

    Net cash used in continuing operating activities totaled $1,011,745 for the three months ended December 31, 2000. There were no continuing operations that existed prior to September 30, 2000. With the acquisition of CCS, the net cash used in continuing operating activities was primarily attributable to CCS operations and related selling, general and administrative expenses in operating the digital asset management business.

    Cash paid for direct acquisition related costs of the CCS acquisition totaled $1,165,052 and constituted the majority of net cash used in investing activities for the three months ended December 31, 2000.

    Net cash used in discontinued operations was $792,096 for the three months ended December 31, 2000 compared to net cash used of $614,350 for the three months ended December 31, 1999. The cash provided by and used in discontinued operations reflects the operations of the digital sheet music business which we have agreed to sell to Marlin Eller, Sunhawk.com's President and CEO.

    As part of the Company's acquisition of CCS, a total of 533,303 of the 733,760 shares of common stock issued to certain former CCS shareholders are subject to a side-agreement amongst the former CCS shareholders for settlement. As part of the side-agreement entered into at the time of the CCS acquisition, Sunhawk has granted a demand registration right to a former CCS shareholder, Copyright Ventures LLC. This right becomes effective after March 30, 2001 and allows Copyright Ventures to

17

request that Sunhawk register a sufficient number of the 533,303 shares to satisfy the settlement amount denoted in the side-agreement of $3,337,500. In the event Sunhawk does not register the shares, Sunhawk may be required to redeem the shares for amounts up to a maximum of $3,337,500. Sunhawk has classified the maximum potential redemption amount of $3,337,500 as a liability since the requirement for the Company to register the securities is considered outside of Sunhawk's control. In the event the Company is required to pay any amounts related to the potential redemption amount, the Company's liquidity position could be significantly adversely affected.

18

COPYRIGHT CONTROL SERVICES, INC.
AND SUBSIDIARY

Report of Independent Auditors

To The Board of Directors
Corporate Control Services, Inc.

    We have audited the accompanying consolidated balance sheets of Corporate Control Services, Inc. and subsidiary as of September 30, 2000 and 1999 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Corporate Control Services, Inc. and subsidiary at September 30, 2000 and 1999, and the consolidated results of their operations and their consolidated cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States.

                      /s/ ERNST & YOUNG

                      ERNST & YOUNG

Reading, England
February 26, 2001

FC–1

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	September 30, 2000	September 30, 1999
Assets
Current assets:
Cash	$134,038	$1,835
Accounts receivable	43,960	21,756
Prepaid expense	571	417

Total current assets	178,569	24,008

Property and equipment, net	68,557	60,423
Other assets:
Deposits	11,726	13,062

Total assets	$258,852	$97,493

Liabilities and Shareholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$289,688	$284,313
Notes payable to related parties	—	206,656

Total current liabilities	289,688	490,969
Commitments (Note 9)
Redeemable convertible Series A preferred stock, par value $1.00 Authorized—1,300,000 shares Issued and outstanding—1,252,884 shares at September 30, 2000 (liquidation preference $1,252,884)	1,879,326	—
Shareholders' equity (deficit):
Common stock, par value of $0.0001 Authorized—10,000,000 shares 8,801,903 shares issued and 8,669,614 shares outstanding at September 30, 2000; 8,199,215 shares issued and outstanding at September 30, 1999	880	819
Additional paid in capital	7,915,341	484,521
Deferred stock-based compensation	(6,312,794)	—
Treasury stock (132,289 shares)	(13)	—
Accumulated deficit	(3,640,413)	(883,324)
Accumulated other comprehensive income	126,837	4,508

Total shareholders' equity (deficit)	(1,910,162)	(393,476)

Total liabilities and shareholders' equity (deficit)	$258,852	$97,493

See accompanying notes to consolidated financial statements.

FC–2

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2000	1999
Revenue	$188,869	$150,146
Cost of revenue	327,300	261,163
Gross loss	(138,431)	(111,017)
Selling, general and administrative expense	1,993,165	722,529
Loss from operations	(2,131,596)	(833,546)
Other income (expense)
Interest income	949	98

Net loss	$(2,130,647)	$(833,448)

See accompanying notes to consolidated financial statements.

FC–3

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock
							Accumulated Other Comprehensive Income
			Additional Paid In Capital	Deferred Stock-based Compensation	Treasury Stock	Accumulated Deficit
	Shares	Amount						Total
Balance, September 30, 1998	1,595	—	3			(49,876)	(877)	(50,750)
Issuance of common stock to founders in October 1998	72,288	7	155			—	—	162
Issuance of shares to founder of Chinerose for a note	6,944,962	694	454,489			—	—	455,183
Issuance of common stock in June 1999	369,413	37	24,963			—	—	25,000
Contribution by shareholder in lieu of compensation			4,962			—	—	4,962
Issuance of shares to founders of CCS in August 1999	810,957	81	(51)	—	—	—	—	30
Net loss	—	—	—			(833,448)	—	(833,448)
Currency translation adjustments	—	—	—			—	5,385	5,385

Comprehensive loss								(828,063)

Balance, September 30, 1999	8,199,215	819	484,521			(883,324)	4,508	(393,476)
Issuance of shares in June 2000	10,650	1	7,837	—	—	—	—	7,838
Exercise of options in July 2000	66,561	7	48,993					49,000
Issuance of shares in July 2000	25,477	3	18,747			—	—	18,750
Repurchase of shares	(132,289)		—		(13)	—	—	(13)
Issuance of shares for consulting agreement	500,000	50	369,950	(297,013)		—	—	72,987
Accretion of redemption value of Series A preferred stock						(626,442)		(626,442)
Value of options and warrants issued for services	—	—	6,985,293	(6,015,781)		—	—	969,512
Net loss	—	—	—			(2,130,647)		(2,130,647)
Currency translation adjustments	—	—	—			—	122,329	122,329

Comprehensive loss	—	—	—			—	—	(2,008,318)

Balance, September 30, 2000	8,669,614	880	7,915,341	(6,312,794)	(13)	(3,640,413)	126,837	(1,910,162)

See accompanying notes to consolidated financial statements.

FC–4

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2000	1999
Operating Activities
Net loss	$(2,130,647)	$(833,448)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	22,262	22,591
Compensation related to shares, options and warrants issued for services	1,092,087	444,627
Changes in operating assets and liabilities:
Increase in accounts receivable	(28,095)	(21,481)
Increase in prepaid expense	(207)	(412)
Increase in accounts payable and accrued expenses	36,200	251,755

Net cash used in operating activities	(1,008,400)	(136,368)
Investing Activities
Purchase of property and equipment	(30,396)	(39,491)
Net cash used in investing activities	(30,396)	(39,491)
Financing Activities
Proceeds from issuance of Series A preferred stock	1,062,667	—
Repurchase of shares	(13)	—
Proceeds from (repayment of) notes payable issued to related parties, net	(16,439)	115,481
Proceeds from issuance of common stock	26,000	40,710
Net cash provided by financing activities	1,072,215	156,191

Foreign currency exchange translation adjustment	98,784	8,588
Net increase (decrease) in cash	132,203	(11,080)
Cash at beginning of the year	1,835	12,915
Cash at end of the year	$134,038	$1,835

See accompanying notes to audited consolidated financial statements.

FC–5

COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

1.  Description of Business And Liquidity

Business and Organization

    Chinerose Limited (Chinerose) was incorporated on September 17, 1998, and is a privately held company with limited liability registered in England and Wales which carries on business under the name Copyright Control Services. On August 27, 1999, Copyright Control Services, Inc. (CCS) was incorporated in the state of Delaware. On October 4, 1999, CCS exchanged 2,775,000 shares of its common stock for 1,000,000 shares of common stock in Chinerose, whereupon Chinerose became a wholly owned subsidiary of CCS. This was an exchange of shares in Chinerose for shares in a newly formed entity with no operations prior to the exchange and accordingly, the historical bases of Chinerose have been carried forward to CCS.

    On November 2, 2000, CCS was acquired by Sunhawk.com Corporation ("Sunhawk.com"), a publicly traded company incorporated in the state of Washington.

    Chinerose contracts primarily in the UK, with companies owning intellectual digital content to provide security services and protection solutions.

Liquidity

    In 2000 CCS issued 1,252,884 Series A preferred stock at $1.00 per share and received additional financing of $1,062,667 net of settlement of notes payable of $190,217.

    For the year ended September 30, 2000, CCS recorded a net loss of $2,130,647, and had an accumulated deficit of $3,640,413 at that date. At September 30, 2000, CCS did not have sufficient funds available to fund operations for the foreseeable future. Sunhawk.com has agreed to provide ongoing financial support, as required, to enable CCS to continue its operations through March 2002.

2.  Summary of Significant Accounting Policies

Principles of Consolidation

    The consolidated financial statements include the accounts of CCS and its subsidiary Chinerose (collectively the "Company"). Intercompany transactions and balances are eliminated on consolidation.

Cash and Cash Equivalents

    The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents.

Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, which range from three to seven years.

Accounting for Foreign Currency Translation and Transactions

    The functional currency is the pound sterling, which is the operating currency because operating transactions are conducted through CCS Limited in the UK. For financial reporting purposes, assets and liabilities are translated into U.S. dollars at year-end rates, and income and expenses are translated at average exchange rates prevailing during the period. Translation adjustments arising from differences

FC–6

in exchange rates from period to period have been reported as other comprehensive loss in shareholders' equity.

Revenue Recognition

    The Company's contract revenues are derived from services performed in identifying copyright infringements on the internet. Revenue is recognized ratably over the term of the contract.

Income Taxes

    The liability method is used to account for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities that are measured using the enacted tax rates and laws that will be in effect when the differences are expected to be recovered. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized.

Stock-based Compensation

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES (APB Opinion No. 25), and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS No. 123). APB Opinion No. 25 provides that the compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of the stock option. SFAS No. 123 requires companies that continue to follow APB Opinion No. 25 to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123 (see note 7). The Company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES. Such awards are expensed based on the fair value of the award at the date that the related performance has been completed.

Use of Estimates

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that impact amounts reported in the financial statements and accompanying notes. Actual results could differ from those amounts reported and disclosed herein.

3.  Property and Equipment

    Property and equipment as of September 30, 2000 and 1999, consists of the following:

	2000	1999
Computers and software	$76,968	$41,652
Vehicles	25,948	28,903
Furniture and fixtures	11,658	13,623

	114,574	84,178
Less accumulated depreciation	(46,017)	(23,755)

	$68,557	$60,423

FC–7

4.  Notes Payable to Related Parties

    Notes payable to related parties as of September 30, 2000 and 1999, were as follows:

	2000	1999
M. Powell	$—	$13,297
D. Powell, Shareholder	—	193,359

	$—	$206,656

    The notes bore interest at 2% per annum and there were no fixed repayment terms.

5.  Series A Preferred Stock

    The holders of preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which such stock can be converted.

    The holders of preferred stock are entitled to receive dividends out of assets legally available therefore, prior and in preference to any declaration or payment of any dividend to holders of common stock, at a rate of $0.08 per share per annum (as adjusted for any stock dividends, combinations or splits with respect to such shares). Such dividends shall be payable when, as and if declared by the board of directors. The right to receive dividends is not cumulative, and no right accrues to holders by reason of the fact that dividends are not declared and paid in any prior year.

    The holders of preferred shares have the right to convert their shares into ordinary shares at any time. The number of ordinary shares into which the preferred shares can be converted is determined by dividing the original issue price by a conversion price. The original conversion price is $1.00 and will be adjusted for certain diluting issuances, splits and combinations as defined. The conversion price at September 30, 2000 was $1.00. The preferred shares convert automatically on the earlier of (i) immediately prior to the closing of an underwritten public offering where the per share price is greater than $2.00 and the aggregate proceeds to the Company are not less than $25,000,000.; or (ii) upon approval of holders of greater than 50% of the outstanding shares of preferred stock.

    The preferred stock can be redeemed at the option of the shareholders. The redemption value of the shares is equal to $1.50 per share if the redemption date is prior to September 30, 2000; $2.00 per share if the redemption date is after September 30, 2000 but prior to December 30, 2000; $2.50 per share if the redemption date is after December 30 but prior to June 30, 2001; and $3.00 per share if the redemption date is on or after June 30, 2001.

    The preferred stock has a preference in liquidation of $1.00 per share plus all accrued or declared but unpaid dividends.

6.  Shareholders' Equity (Deficit)

    On June 21, 1999, the CCS Limited Board of Directors approved a stock split of 100 shares for every 1 share of outstanding common stock. On September 23, 2000, the CCS Board of Directors approved a stock split of 2.662 shares for every 1 share of outstanding common stock. The accompanying financial statements have been adjusted retroactively for the effects of these stock splits and the exchange described in Note 1.

    In June 1999, 6,944,962 shares were issued to the majority shareholder in exchange for a note payable to the shareholder of $15,518. The fair value of the Company's common stock at the time of this transaction exceeded the value paid by the shareholder and accordingly an additional charge of $439,665 was recorded for financial reporting purposes.

FC–8

    In August 1999, the majority shareholder transferred 73,883 shares of common stock owned by him to another shareholder in lieu of compensation amounting to $4,962. Accordingly, a charge of $4,962 was recorded as a capital contribution for financial reporting purposes.

    In June 2000, 10,650 shares were issued for $1,000 to a third party. A charge of $6,838 was recorded for financial reporting purposes because the fair value of the Company's common stock exceeded the purchase price for the shares.

    In July 2000, pursuant to an agreement between the founders of Chinerose, 132,289 shares of common stock were repurchased at par upon one of the founders ceasing employment with the Company.

7.  Common Stock Warrants and Options To Non-Employees

    Options to purchase 66,561 shares at $0.09 were issued to a non-employee in October 1999. In July 2000, the vesting of these options was accelerated and the option holder exercised the options. In addition, 25,477 additional shares were issued to the option holder for $18,750. A charge of $42,750 was recorded for financial reporting purposes to reflect the fair value of the options.

    In May 2000, the Company entered into a two year consulting agreement. As consideration for the consulting services to be provided under the agreement, the company issued 500,000 shares to the consultants. The fair value of the shares amounting to $370,000 is being recognized over the period of the contract. In July 2000, an amendment was made to the consulting agreement to eliminate a provision in the agreement that permitted the consultants to terminate the agreement with twenty days written notice. As consideration for the amendment, the consultants were issued warrants to purchase 3,327,125 shares at $0.25 per share. These warrants are exercisable but subject to repurchase by the company at $0.01 per share. The fair value of these warrants is being expensed over the remaining term of the consulting agreement. The amount expensed in 2000 amounted to $630,879.

    In 2000, the Company issued additional warrants and options to non-employees to purchase 450,000 shares at exercise prices ranging from $0.05 to $1.00 for services rendered. The warrants were exercisable and non-forfeitable when issued and a charge of $305,453 was recorded for financial reporting purposes to reflect the fair value of these warrants. The options are being expensed over their vesting period of two years. The fair value of the options as of September 30, 2000 and the amount expensed in 2000, amounted to $49,590 and $24,795, respectively.

    Warrants and options issued to non-employees are summarized below:

	Outstanding Options and Warrants
	Exercise Price	Number of Shares	Remaining Contractual Life (Years)	Fair Value at Date of Grant
Warrants:
Exercise price	$0.05	360,000	3.50	$0.73
	$1.00	40,000	9.44	$0.67
	$1.00	25,000	9.46	$0.67
	$0.25	3,327,125	9.17	$1.95
Options:
Exercise price	$0.05	25,000	$9.17	$0.06

FC–9

8.  Stock Options

Stock Option Plan

    Under the terms of the CCS 1999 Stock Option Plan, CCS was authorized to issue 2,395,800 shares of common stock through incentive and nonstatutory stock options to any former, current, or future employees, officers, directors, agents or consultants, including members of technical advisory boards, and any independent contractors of CCS. Generally, stock compensation, if any, is measured as the difference between the exercise price of a stock option and the fair market value of CCS' stock at the date of grant, which is then amortized over the related service period. Options vest over a five-year period and expire ten years from the date of grant. The fair value of the Company's common stock exceeded the exercise price of certain options on the date of grant by $134,165. This difference is being expensed over the vesting period of the options ($8,385 expensed in 2000).

    A summary of the status of the CCS stock option plan is presented below:

	Outstanding Options
			Fair Value of Option at Date of Grant
	Number of Shares	Weighted-Average Exercise Price
Balance at October 1, 1998 and September 30, 1999	—	—	—
Options granted in 2000:	465,866	$0.32	$0.35
Balance at September 30, 2000	465,866	$0.32	$0.35

    The weighted average contractual life of outstanding options at September 30, 2000 was 3.6 years.

    As of September 30, 2000, in connection with the stock option plan, 2,329,239 shares of common stock were available for future issuance. At September 30, 2000, no options were exercisable.

    CCS applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Had the stock compensation expense for the CCS stock option plan been determined based on the fair value at the grant dates for options granted in 2000, consistent with the fair value method of Statement of Financial Accounting Standards No. 123, CCS' net loss for the years ended September 30, 2000 and 1999 would have been increased to the following pro forma amounts:

	September 30, 2000	September 30, 1999
Net loss:
As reported	$(2,130,647)	$833,448
Pro forma	$(2,132,554)	$833,448

    The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model using the following weighted-average assumptions: risk-free interest rate of 5.72%, expected life of five years, volatility of 0% and dividend yield of 0%.

FC–10

9.  Commitments

    CCS leases office space under operating lease agreements expiring in 2008. Future minimum lease payments under noncancelable operating leases at September 30, 2000, are as follows:

2001	$13,500
2002	13,500
2003	13,500
2004	13,500
2005	13,500
thereafter	41,625

$109,125

    Total rent expense paid during the years ended September 30, 2000 and 1999, was $13,500 and $12,122, respectively.

10. Federal Income Taxes

    CCS and Chinerose have not recorded an income tax benefit for losses generated because they have experienced operating losses since inception.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of CCS deferred tax assets and liabilities as of September 30, 2000 are as follows:

Deferred tax assets:
Net operating loss carryforward	$1,092,124
Total deferred tax assets	1,092,124
Deferred tax liabilities:
Prepaid expense	171
Total deferred tax liability	171
Net deferred tax asset	1,091,953
Valuation allowance for deferred tax assets	(1,091,953)

Total deferred tax asset less valuation allowance	$—

    Since the Company's utilization of deferred tax assets is dependent on future profits, a valuation allowance equal to the deferred tax amounts resulting from operating losses since inception has been provided. At September 30, 2000, CCS had net operating loss carryforward of approximately $3,640,413, which do not expire due to UK tax legislation. The increase in the valuation for the year ended September 30, 1999 was $249,484.

FC–11

Independent Auditors' Report

The Board of Directors
A.N.N. Automation, Inc.:

    We have audited the accompanying balance sheets of A.N.N. Automation, Inc. (formerly Newsmaker Systems, Inc.) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of A.N.N. Automation, Inc. (formerly Newsmaker Systems, Inc.) as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        /s/ KPMG LLP

Seattle, Washington
March 23, 2001, except as to note 13(d)
  which is as of April 13, 2001

F–1

A.N.N. AUTOMATION, INC.
(Formerly Newsmaker Systems, Inc)

Balance Sheets

December 31, 2000 and 1999

	2000	1999
Assets
Current assets:
Cash	$67,512	399,607
Accounts receivable:
Trade, net of allowance of $209,357 and $171,626 in 2000 and 1999, respectively	201,466	214,392
Related party	—	59,518
Inventories	118,700	—
Prepaid expenses and other current assets	54,165	13,107

Total current assets	441,843	686,624
Property and equipment, net	306,667	352,243
Intangible assets, net	—	2,041,768
Other assets	—	13,916

Total assets	$748,510	3,094,551

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable:
Trade	$339,920	292,600
Related party	91,484	5,735
Accrued expenses	127,105	217,743
Loan from related parties	100,000	2,561,954
Deferred revenue	60,000	299,953

Total current liabilities	718,509	3,377,985

Stockholders' equity (deficit):
Common stock, no par value. Authorized 10,000 shares; issued and outstanding 4,800 shares in 2000 and 1999	30,001	3,682,628
Accumulated deficit	—	(3,966,062)

Total stockholders' equity (deficit)	30,001	(283,434)

Total liabilities and stockholders' equity (deficit)	$748,510	3,094,551

See accompanying notes to financial statements.

F–2

A.N.N. AUTOMATION, INC.
(Formerly Newsmaker Systems, Inc)

Statements of Operations

Years ended December 31, 2000 and 1999

	2000	1999
Revenues:
Systems and licenses (including revenues from affiliate of $154,000 and $131,000 in 2000 and 1999, respectively)	$1,273,509	778,607
Maintenance	500,331	234,042

Total revenues	1,773,840	1,012,649

Costs and operating expenses:
Cost of hardware sales	519,951	292,410
Cost of services	1,374,663	861,259
Selling and marketing	1,197,467	727,404
Research and development	1,248,780	643,982
General and administrative	2,256,972	1,383,386
Amortization of intangible assets	603,138	603,138

Total operating expenses	7,200,971	4,511,579

Operating loss	(5,427,131)	(3,498,930)
Interest expense	281,240	54,273

Net loss	$(5,708,371)	(3,553,203)

See accompanying notes to financial statements.

F–3

A.N.N. AUTOMATION, INC.

(Formerly Newsmaker Systems, Inc)

Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2000 and 1999

	Common Stock
			Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balances at December 31, 1998	4,800	$3,682,628	(432,858)	3,249,770
Net loss	—	—	(3,533,203)	(3,533,203)

Balances at December 31, 1999	4,800	3,682,628	(3,966,061)	(283,433)
Net loss	—	—	(5,708,371)	(5,708,371)
Contribution of affiliate note to equity	—	7,301,329	—	7,301,329

Balances at December 31, 2000 before GWKR, Inc. acquisition	4,800	10,983,957	(9,674,432)	1,309,525
Effect of acquisition by GWKR, Inc.	—	(10,953,956)	9,674,432	(1,279,524)

Balances at December 31, 2000	4,800	$30,001	—	30,001

See accompanying notes to financial statements.

F–4

A.N.N. AUTOMATION, INC.

(Formerly Newsmaker Systems, Inc)

Statements of Cash Flows

Years ended December 31, 2000 and 1999

	2000	1999
Cash flows from operating activities:
Net loss	$(5,708,371)	(3,533,203)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest expense not paid	280,067	51,700
Depreciation and amortization	835,641	711,777
Change in certain assets and liabilities:
Accounts receivable—trade	12,926	2,412
Accounts receivable—related party	59,518	328,292
Inventories	(118,700)	—
Prepaid expenses and other assets	(293,080)	(5,202)
Accounts payable—trade	47,320	172,941
Accounts payable—related party	85,749	5,735
Accrued expenses	(90,638)	139,639
Deferred revenue	415,707	299,947

Net cash used in operating activities	(4,473,861)	(1,825,962)

Cash used in investing activities—purchase of property and equipment	(417,543)	(231,130)

Cash flows from financing activities:
Net proceeds from related party loans	4,559,309	2,310,253
Repayments of notes payable	—	(9,552)

Net cash provided by financing activities	4,559,309	2,300,701

Net increase (decrease) in cash	(332,095)	243,609
Cash at beginning of year	399,607	155,998

Cash at end of year	$67,512	399,607

Supplemental disclosures of cash flow information—cash paid during the year for interest	$1,173	2,573

Supplemental schedules of non-cash financing activities—contribution of affiliate note to equity	$7,301,329	—

See accompanying notes to financial statements.

F–5

A.N.N. AUTOMATION, INC.
(Formerly Newsmaker Systems, Inc)

Notes to Financial Statements

December 31, 2000 and 1999

(1) Nature of Business and Summary of Significant Accounting Policies

         (a) Nature of Business

    A.N.N. Automation, Inc., formerly Newsmaker Systems, Inc., (Company), located in Agoura Hills, California, binds together the software and the devices that make and store video, audio, graphic and text assets. The Company provides a solution to locating, retrieving, sharing, manipulating and editing media assets, then handles the broadcast or publishing of the finished product.

    In 1998, A.N.N. Systems A.S.A. (formerly Nexus Informatics A.S.A.) entered into a merger plan to acquire the Company. A.N.N. Systems A.S.A. acquired the Company for 420,624 shares of its common stock. The acquisition has been accounted for using the purchase method, and accordingly, the purchase price has been allocated to the assets purchased and liabilities assumed based upon their fair values at the date of acquisition. As part of the acquisition, A.N.N. Systems A.S.A. acquired certain identifiable intangible assets, including the Company's existing customer relationships, technology, and the Company's workforce-in-place. A.N.N. Systems A.S.A.'s purchase price has been reflected in the accompanying financial statements.

    On December 31, 2000, the Company was acquired by GWKR Financial, Inc. (GWKR), which is controlled by officers of the Company, for cash of $1. The acquisition has been accounted for using the purchase method, and accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon their fair values at the date of the acquisition.

    GWKR's purchase price has been reflected in the accompanying financial statements. As a result, the December 31, 2000 balance sheet reflects a different basis of accounting than the Company's historical financial statements prepared prior to December 31, 2000.

    A summary of the purchase price is as follows:

Cash paid	$1
Direct acquisition costs	30,000

Total	$30,001

    The purchase price was allocated to net tangible assets acquired of $30,001.

    The fair value of the net assets acquired as of the acquisition date of December 31, 2000 was $260,617. Given the consideration of $30,001 this resulted in a discount on acquisition of $230,616 which was recorded as a reduction to the non-monetary assets of the Company.

    There was approximately $716,000 of deferred revenue and $266,000 of related deferred direct costs immediately prior to the GWKR purchase of the Company on December 31, 2000. As a result of the accounting for the purchase, the deferred revenue on the December 31, 2000 balance sheet has been re-measured at fair value based on costs expected to be incurred to provide the remaining services plus the Company's estimated gross margin. As a result, the deferred revenue balance as of December 31, 2000 was adjusted to $60,000. The related deferred costs were not recognized as assets in the purchase accounting.

F–6

    The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company has incurred net losses and negative operating cash flows. These factors, among others, raise doubt whether the Company will be able to continue as a going concern for a reasonable period of time.

    The financial statements do not include adjustments relating to the recoverability of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuance as a going concern is dependent on its ability to raise capital and ultimately to achieve profitability.

    Management is presently evaluating capital sources to sustain the Company. No assurances can be given that the Company will be successful in raising additional capital or that the Company will achieve profitability or positive cash flows. If the Company is unable to raise adequate additional capital and achieve profitability and positive cash flows, there can be no assurance that the Company will continue as a going concern. As discussed in note 14, the Company has signed an agreement to merge with Sunhawk.com Corporation ("Sunhawk") that is expected to facilitate availability of funds for operation.

  (b) Inventories

    Finished goods inventories, consisting of computer equipment, are stated at the lower of cost or market (net realizable value).

  (c) Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the assets' estimated useful lives of three years, or in the case of leasehold improvements, the lesser of estimated useful life or expected remaining lease term.

    The carrying value of long-lived tangible and intangible assets is evaluated for impairment when events or changes in circumstances occur, which may indicate the carrying amount of the asset may not be recoverable. The Company evaluates the carrying value of the assets by comparing the estimated future cash flows generated from the use of the asset and its eventual disposition with the assets' reported net book value.

  (d) Product Development Costs

    Product development expenditures are charged to operations as incurred. Capitalization of certain software development costs is required subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant.

F–7

  (e) Revenue Recognition

    The Company's revenues are primarily derived from the sale of systems and licenses and subsequent maintenance services. Systems and licenses revenues consist of hardware and fees for licenses of the Company's software products, implementation and training. The Company's revenue recognition policies are in compliance with the American Institute of Certified Public Accountants' Statement of Position (SOP) 97-2, Software Revenue Recognition and SOP 98-9, Software Revenue Recognition with Respect to Certain Arrangements.

    The Company recognizes revenue using the residual method pursuant to the requirements of these Statements of Position. Under the residual method, revenue is recognized in a multiple element arrangement when Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements such as consulting services and product support and upgrades, and recognizes the revenue for the remainder of the arrangement fee attributable to the elements initially delivered, such as software licenses, when the criteria in SOP 97-2 have been met. If specific objective evidence does not exist for an undelivered element in a software arrangement, which, for the Company, typically relates to arrangements entered into in 2000 where the Company has included a free initial 90-day customer support period, revenue is recognized over the term of the support period commencing upon deployment of the Company's technology in the customer's network.

    Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed or determinable, collectibility is probable and the arrangement does not require significant customization of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable or that collectibility is not probable, the Company defers the revenue and recognizes the revenue when the arrangement fee becomes due and payable.

    Revenue from software maintenance contracts is deferred and recognized ratably as it is earned over the term of the contract, generally 90 days and one year in 2000 and 1999, respectively. Unearned software maintenance revenue is included in deferred revenue. In addition, deferred revenue includes sales of systems and licenses where the only undelivered element is the 90-day maintenance period. Revenues from services, including implementation and training fees, are recognized when the services are performed.

  (f) Income Taxes

    The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled. The

F–8

effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce deferred tax assets to amounts which are more likely than not to be realized. Under certain provisions of the Internal Revenue Code of 1986, as amended, the availability of net operating loss and tax credit carryforwards may be subject to limitation if it should be determined that there has been a change in ownership of more than 50% of our stock. Such determination could limit the utilization of net operating loss and tax credit carryforwards.

  (g) Use of Estimates

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (h) Intangibles

    Intangibles represent goodwill resulting from the excess of the purchase price over the fair value of identifiable assets acquired as well as other specifically identified intangible assets resulting from acquisitions. Intangibles include goodwill, developed technology, customer relationships and assembled workforce and are amortized using the straight-line method over the estimated useful lives of five years for goodwill and developed technology, and three years for customer relationships and assembled workforce.

  (i) Advertising Expenses

    The costs of advertising and promoting products are expensed as incurred. Such cost are included in selling and marketing expense and totaled $101,867 and $49,764 at December 31, 2000 and 1999, respectively.

  (j) New Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended, requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. This statement, as amended, is effective for the Company beginning January 1, 2001. The adoption of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

F–9

(2) Concentration of Credit Risk and Fair Value of Financial Instruments

    Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Substantially all of the Company's revenues are derived from a number of customers primarily located in North America. Revenues from customers located in other countries have not been significant.

    The Company's financial instruments consist of cash, accounts receivable, accounts payable and loans from related parties. The Company believes the carrying value of these financial instruments approximates fair value given the market indicators such as prevailing interest rates or a short time to maturity.

(3) Significant Customers

    The Company has receivables from three customers which represent approximately 82% and 57% of net accounts receivable at December 31, 2000 and 1999, respectively. One of the customers at December 31, 1999 is a related party and represented 22% of net accounts receivable.

    The Company has sales from one and two entities which represent approximately 24% and 57% of revenues for the years ended December 31, 2000 and 1999, respectively.

(4) Significant Suppliers

    The Company currently purchases the majority of its encoders (an important component of many of its products) from one supplier. Although there are a limited number of manufacturers of the particular device, management believes that other suppliers may provide similar components on comparable terms. A change in suppliers, however, may cause a delay in completing contracts and a possible loss of sales, which would affect operating results adversely.

(5) Property and Equipment

    Property and equipment consists of the following at December 31:

	2000	1999
Computers and electronics	$164,281	359,578
Marketing assets	90,327	39,481
Furniture and fixtures	40,866	57,771
Software	7,445	11,128
Leasehold improvements	3,748	20,085

	306,667	488,043
Less accumulated depreciation and amortization	—	135,800

	$306,667	352,243

F–10

(6) Accrued Expenses

    Accrued expenses consist of the following at December 31:

	2000	1999
Payroll and related expenses	$124,877	197,979
Other	2,228	19,764

	$127,105	217,743

(7) Intangible Assets

    Intangible assets consists of the following at December 31:

	2000	1999
Workforce in place	$—	120,000
Customer list	—	210,000
Current technology	—	170,000
Goodwill	—	2,295,690

	—	2,795,690
Less accumulated amortization	—	753,923

	$—	2,041,767

    As a result of the acquisition of the Company by GWKR at December 31, 2000, the intangible assets were eliminated through acquisition accounting.

(8) Line of Credit

    During 1999, the Company had a line of credit for equipment purchases with a bank providing maximum borrowings of $50,000 at a borrowing rate of 9.6%. The line of credit was secured by substantially all of the assets of the Company and was closed as of December 31, 1999.

(9) Related Party Transactions

    At December 31, 2000 and 1999, the Company had a note payable of $0 and $2,561,954 outstanding to A.N.N. Systems A.S.A., respectively. In December 2000, the total balance of the note and related accrued interest of $7,301,329 was converted to equity. Interest expense on the note amounted to $280,067 and $51,700 in the years ended December 31, 2000 and 1999, respectively.

    In December 2000, the Company entered into an unsecured note payable to a stockholder. Funds borrowed under the note accrue interest at 6% per annum. The balance at December 31, 2000 is $100,000 and is payable on demand.

    The Company and A.N.N. Systems GmbH entered into reciprocal software and services license agreements, which were effective January 1, 2000. The major terms and conditions were that each party was to pay an annual software support fee of $75,000 and pay 50% of the net revenue received through distribution and sublicense of the other party's software. The agreements are for one year, with an

F–11

automatic renewal term of one year. No net revenues were received by either party in fiscal year 2000 under this agreement.

(10) Leases

    The Company leases office facilities under a noncancelable operating lease which expires in June, 2001. Total future minimum lease payments for operating leases as of December 31, 2000 are $45,738.

    Rent expense amounted to $164,921 and $129,453 for the years ended December 31, 2000 and 1999, respectively.

    During 2000, the Company entered into several leases in the San Diego, California area. During 2000, these leases were terminated at an approximate cost of $358,000. These costs were included in general and administrative, sales and marketing and research and development costs as appropriate.

(11) Income Taxes

    The Company's expected income tax benefit determined by applying the federal statutory income tax rate of 34% to pretax loss differs from actual income tax benefit primarily as a result of changes in the valuation allowance for deferred tax assets.

    The tax effects of temporary differences and carryforwards that give rise to significant components of deferred tax assets and liabilities are as follows at December 31:

	2000	1999
Deferred tax assets (liabilities):
Net operating loss carryforwards	$2,569,571	989,549
Depreciation and amortization	12,692	12,692
Cash to accrual method of accounting	(242,152)	(179,808)

	2,340,111	822,433
Less valuation allowance	(2,340,111)	(822,433)

Net deferred tax assets	$—	—

    The net change in the valuation allowance for deferred tax assets in 2000 and 1999 was an increase of $1,517,678 and $440,588, respectively.

    For federal income tax purposes, the Company has net operating loss carryforwards at December 31, 2000 of approximately $7,557,000 which begin to expire in 2019. However, substantially all of the net operating loss carryforwards will not be available to offset future taxable income if any, due to the change of ownership that occurred on December 31, 2000.

(12) 401(k) Savings Plan

    The Company has a 401(k) plan that covers substantially all employees who have met certain eligibility requirements. Employees can contribute a portion of their salary up to the maximum allowed

F–12

by federal tax guidelines. The Company matches 25% of an employee's deferred salary up to 6% of the employee's qualifying compensation. Employer matching contributions totaled $20,226 and $13,985 for the years ended December 31, 2000 and 1999, respectively.

(13) Subsequent Events

  (a)
  On February 14, 2001, the Company entered into a proposed merger plan with Sunhawk that calls for Sunhawk to acquire all of the outstanding stock of the Company in exchange for 36% of Sunhawk's outstanding stock on a post transaction basis, and up to an additional 10% of Sunhawk's stock if certain revenue targets are met.

  (b)
  In January 2001, the Company issued $230,000, in convertible notes payable to related parties of the Company bearing interest at the prime rate plus 1% per annum, due one year from the issue dates. The notes payable will become convertible at the option of Sunhawk as follows:

  I.
  Into Sunhawk shares, upon the contemplated private offering for Sunhawk simultaneous with the merger with A.N.N. Automation.

  II.
  Subsequent to the expected merger, into Sunhawk shares, should no private offering occur, by dividing the investment by the closing price on the effective date of Sunhawk adjusted for a 25% discount. Additionally, a warrant for 1/2 share for each Sunhawk share owned upon this conversion will be issued with an exercise price equal to 110% of market value at the time of conversion. The warrant shall have a cashless exercise provision.

  III.
  Into A.N.N. Automation stock at a rate of $4.00 per share should the merger not take place.

  (c)
  In February 2001, the Company entered into an unsecured demand note payable to a stockholder for an amount of $90,000. Funds borrowed under the note accrue interest at 6% per annum.

  (d)
  On April 13, 2001, the Company received $200,000 from Sunhawk as part of the planned merger between the companies. This $200,000 is secured by a promissory note due in August 2001 with interest charged at 8% per annum. Sunhawk has agreed to cancel all indebtedness, obligations and interest owed under the agreement, by the Company, should the merger close on or before July 31, 2001.

  (e)
  In January 2001, the Company increased its authorized common stock to 3,000,000. In addition, the Company granted a total of 1,200,000 shares to two officers of the Company for a total cash consideration of $240. The Company also granted 329,750 options to employees at an exercise price of $0.01 per share which vest ratably over three years under the Company's newly established stock option plan.

F–13

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Overview of Copyright Control Services, Inc. Acquisition

    On November 2, 2000 Sunhawk.com Corporation ("Sunhawk") acquired Copyright Control Services, Inc. ("CCS") pursuant to a definitive share exchange agreement dated August 1, 2000, and amended August 16, 2000, September 29, 2000 and October 13, 2000. Under the terms of the agreement, Sunhawk acquired all the issued and outstanding capital stock of CCS in exchange for an aggregate of 733,760 shares of common stock, 733,758 shares of Class A common stock and 483,420 warrants to purchase common stock. The warrants were issued at a strike price per share of $0.0001, exercisable for five years until 2005.

    A total of 98,142 of the 733,760 shares of common stock and 1,858 of the 483,420 warrants to purchase common stock issued to CCS shareholders were placed in a holdback escrow subject to completion of a post-closing balance sheet audit. At December 31, 2000, such an audit had not been completed, accordingly, the holdback shares are not reflected in the unaudited pro forma condensed combined financial statements. The 733,758 shares of Class A common stock as well as the underlying shares for warrants to purchase 392,180 of the 483,420 shares of common stock were placed in a separate escrow account and are to be either released to the CCS shareholders, or reverted to Sunhawk, dependent upon the achievement of "market capitalization" thresholds of $100 million in 12 months, $125 million in 18 months and $150 million in 24 months. The Company considers the likelihood of achieving the thresholds as remote, and accordingly, the Class A common stock and the warrants are not reflected in the unaudited pro forma condensed combined financial statements at acquisition or at December 31, 2000.

    The 635,618 shares of common stock and 89,382 warrants to purchase common stock that were not placed in the holdback or market capitalization escrow are included in the consideration for the acquisition. The shares of Class A common stock and the remaining warrants held in escrow will not be recorded as additional consideration for the CCS acquisition unless the market capitalization thresholds are achieved. As of December 31, 2000, such market capitalization thresholds have not been achieved.

    The acquisition has been accounted by the purchase method whereby the purchase price of $11.5 million was allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $10.3 million has been recorded as goodwill and is being amortized on a straight-line basis over three years. The fair value of the common stock and warrants issued in the acquisition was estimated to be $14.00 per share. The amount of the total consideration paid to the former shareholders of CCS was determined by arms-length negotiation between the parties.

Overview of Asset Sale

    On January 2, 2001, Sunhawk's chairman, president and chief executive officer, developed an initial proposal to acquire the assets and liabilities associated with the digital sheet music business. The proposed purchase price for the digital sheet music business would include shares of outstanding Sunhawk common stock, the retirement of certain indebtedness payable by Sunhawk to Mr. Eller, and the assumption of certain liabilities associated with Sunhawk's Seattle-based operations. In exchange, Mr. Eller would receive assets related to the digital sheet music business, plus an amount of cash to operate the business for a period of three to six months. Upon completion of Mr. Eller's purchase of the digital sheet music business, Mr. Eller would resign as chairman and chief executive officer. This proposal was approved by Sunhawk's board of directors on April 17, 2001 and prompted the execution of an asset purchase agreement. This proposed transaction will be accounted for as an asset sale.

F–14

Overview of A.N.N. Automation Acquisition

    On March 20, 2001, Sunhawk signed a merger agreement with A.N.N. Automation, Inc. ("ANN"). The proposed transaction calls for Sunhawk to acquire all the outstanding stock of ANN in exchange for 36% of Sunhawk's outstanding stock on a post-transaction basis, or 1,772,626 common shares, and up to an additional 10% of Sunhawk's stock, or 911,845 common shares, if certain revenue targets are met. As determined by the chief executive officer of Sunhawk, a certain percentage of the earn-out shares may be distributed to employees of A.N.N. who remain employed by Sunhawk. Any earn-out shares distributed to employees will be accounted for as compensation because, to receive any amounts, they must remain employees through the earn-out distribution date. The transaction is subject to the completion of the sale of Sunhawk's digital sheet music business to Marlin Eller.

    The proposed acquisition will be accounted for by the purchase method whereby the purchase price of $7.5 million is allocated to the assets acquired and liabilities assumed based on their fair values at the acquisition date. The excess of the purchase price over the fair value of the net identifiable assets acquired of approximately $5.4 million will be recorded as goodwill and will be amortized on a straight-line basis over five years. The fair value of the common stock to be issued in the acquisition was estimated to be $3.22 per share. The amount of the total consideration to be paid to the shareholders of ANN was determined by arms-length negotiation between parties.

Pro Forma Statements

    The following unaudited pro forma condensed combined balance sheet has been prepared to reflect the asset sale and the purchase of ANN as if they occurred on December 31, 2000. The unaudited pro forma condensed combined statements of operations for the year ended September 30, 2000 and the three months ended December 31, 2000 give effect to the asset sale and the acquisitions of CCS and ANN as if they had occurred at the beginning of each period. The unaudited pro forma condensed combined statements of operations are based on historical results of operations of Sunhawk for the year ended September 30, 2000 and the three months ended December 31, 2000, historical results of operations of CCS for the year ended September 30, 2000 and the period from October 1, 2000 through November 2, 2000 and historical results of operations of ANN for the year and three months ended December 31, 2000. No adjustments have been made to conform ANN's fiscal periods to Sunhawk's fiscal periods as the impact would not be significant to the unaudited pro forma condensed financial information.

    The unaudited pro forma condensed financial information and accompanying notes is provided for illustrative purposes only and should be read in conjunction with and are qualified by the historical financial statements and notes thereto of Sunhawk, CCS and ANN. The unaudited pro forma condensed financial information is intended for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved had the purchase been consummated at the dates indicated, nor is it necessarily indicative of future operating results and financial condition.

F–15

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 31, 2000

	Sunhawk	ANN	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$1,747,734	$67,512	$(1,392,476	)(a,f)	$422,770
Accounts receivable, net	88,371	201,466	—		289,837
Inventory	—	118,700	—		118,700
Short-term investments	3,996,340	—	—		3,996,340
Other	90,747	54,165	—		144,912

Total current assets	5,923,192	441,843	(1,392,476)		4,972,559

Property and equipment, net:	238,170	306,667	—		544,837
Goodwill	10,074,399	—	5,438,139	(a)	15,512,538
Other purchased intangibles	1,046,073	—	2,000,000	(a)	3,046,073
Net assets of discontinued operations	3,725,000	—	(3,725,000	)(f)	—
Other assets	11,838	—	—		11,838

Total assets	$21,018,672	$748,510	$2,320,663		$24,087,845

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$603,492	$—	$—		$603,492
Accounts payable and accrued expenses	758,657	467,025	1,150,000	(a,f)	2,375,682
Amounts payable in connection with discontinued operations	1,192,476	—	(1,192,476	)(f)	—
Notes and accounts payable to related party	200,000	191,484	(200,000	)(f)	191,484
Notes payable to shareholder	290,000	—	—		290,000
Accrued interest on notes payable to shareholder	16,102	—	—		16,102
Deferred revenue	—	60,000	—		60,000

Total current liabilities	3,060,727	718,509	(242,476)		3,536,760
Note payable to related party	800,000	—	(800,000	)(f)	—
Shares subject to redemption option in connection with CCS acquisition	3,337,500	—	—		3,337,500
Shareholders' equity:
Common Stock	27,109,700	30,001	3,363,139	(a,b,f)	30,502,840
Accumulated deficit	(13,614,926)	—	—		(13,614,926)
Foreign currency exchange translation adjustment	325,671	—	—		325,671

Total shareholders' equity	13,820,445	30,001	3,363,139		17,213,585

Total liabilities and shareholders' equity	$21,018,672	$748,510	$2,320,663		$24,087,845

See notes to unaudited pro forma condensed combined financial statements.

F–16

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Year Ended September 30, 2000	Year ended September 30, 2000				Year Ended December 31, 2000
			Pro Forma Adjustments				Pro Forma Adjustments		Pro Forma Combined
	Sunhawk	CCS			Subtotal	ANN
Sales	$—	$188,869	$—		$188,869	$1,773,840	$—		$1,962,709
Cost of goods sold	—	327,300	—		327,300	1,894,614	—		2,221,914

Gross loss	—	(138,431)	—		(138,431)	(120,774)	—		(259,205)

Selling, general and administrative expense	—	1,993,165	—		1,993,165	3,455,612	—		5,448,777
Product development	—	—	—		—	1,248,780	—		1,248,780
Amortization of intangibles	—	—	3,801,012	(c)	3,801,012	603,138	1,659,628	(d)	6,063,778

Loss from operations	—	(2,131,596)	(3,801,012)		(5,932,608)	(5,428,304)	(1,659,628)		(13,020,540)

Other income (expense)	—	949	—		949	(280,067)	—		(279,118)

Net loss from continuing operations	—	(2,130,647)	(3,801,012)		(5,931,659)	(5,708,371)	(1,659,628)		(13,299,658)

Basic and diluted net loss from continuing operations per common share	$(0.00)				$(1.95)				$(3.08)

Basic and diluted weighted average common shares outstanding	2,405,745		635,618	(e)	3,041,363		1,272,626	(e)	4,313,989

See notes to unaudited pro forma condensed combined financial statements.

F–17

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

		For the period October 1, 2000 through November 2, 2000
	Three Months Ended December 31, 2000					Three Months Ended December 31, 2000
			Pro Forma Adjustments				Pro Forma Adjustments		Pro Forma Combined
	Sunhawk	CCS			Subtotal	ANN
Sales	$25,272	$13,004	$—		$38,276	$1,033,315	$—		$1,071,591
Cost of goods sold	103,171	—	—		103,171	715,424	—		818,595

Gross profit (loss)	(77,899)	13,004	—		(64,895)	317,891	—		252,996

Selling, general and administrative expense	1,083,268	389,556	—		1,472,824	416,530	—		1,889,354
Product development	—	—	—		—	193,641	—		193,641
Amortization of intangibles	633,502	—	316,751	(c)	950,253	150,785	414,907	(d)	1,515,945

Loss from operations	(1,794,669)	(376,552)	(316,751)		(2,487,972)	(443,065)	(414,907)		(3,345,944)

Other income (expense), net	72,838	—	—		72,838	(97,474)	—		(24,636)

Net loss from continuing operations	(1,721,831)	(376,552)	(316,751)		(2,415,134)	(540,539)	(414,907)		(3,370,580)

Basic and diluted net loss from continuing operations per common share	$(0.50)				$(0.60)				$(0.63)

Basic and diluted weighted average common shares outstanding	3,423,342		635,618	(e)	4,058,960		1,272,626	(e)	5,331,586

See notes to unaudited pro forma condensed combined financial statements.

F–18

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS

    A summary of the ANN acquisition is as follows:

Common shares issued	1,772,626
Per share value	$3.21875

Aggregate value ascribed to the share/warrant consideration to be currently accounted for	$5,705,640
Plus:
Cash	$200,000
Transaction costs, including warrants valued in the amount of $562,500	1,562,500

Total consideration	$7,468,140

    The following adjustments were applied to the historical financial statements of Sunhawk, CCS and ANN to arrive at the unaudited pro forma condensed combined financial information:

  a)
  To allocate the purchase price, including approximately $1.6 million of expected transaction costs incurred in the acquisition, to assets and liabilities of ANN. The excess of the purchase price over the fair value of net identifiable assets acquired is reflected as goodwill and is amortized using the straight-line method over five years. The estimated fair values of assets acquired and liabilities assumed are based upon preliminary estimates and may not be indicative of the final allocation of purchase price consideration.

    A summary of the purchase price for the acquisition and liabilities assumed is as follows:

Cash acquired	$67,512
Other current assets	374,331
Furniture and equipment	306,667
Identifiable intangible assets	2,000,000
Goodwill	5,438,139
Liabilities assumed	(718,509)

Total	$7,468,140

  b)
  To eliminate the historical shareholders' equity of ANN not assumed in the acquisition.

  c)
  To record amortization of goodwill and other identifiable intangibles of $11.4 million associated with the acquisition of CCS which are amortized over their useful lives of three years.

  d)
  To record amortization of goodwill and other identifiable intangibles associated with the acquisition of ANN which are amortized over their useful lives of three to five years.

  e)
  Unaudited pro forma basic and diluted net loss per share are computed by dividing the unaudited pro forma net loss applicable to common shareholders by the unaudited pro forma weighted average number of common shares outstanding. Potentially dilutive securities were not included in the computation of pro forma basic and diluted net loss per share because their effects would be antidilutive. A reconciliation of shares used to computed historical basic

F–19

    and diluted net loss per share to shares used to compute pro forma basic and diluted net loss per share is as follows:

	Year Ended September 30, 2000	Three Months Ended December 31, 2000
Shares used to compute historical basic and diluted net loss per share	2,405,745	3,423,342
Shared issued in CCS acquisition	635,618	635,618
Shares issued in ANN acquisition	1,772,626	1,772,626
Shares repurchased in Music Store asset sale	(500,000)	(500,000)

Shares used to compute pro forma basic and diluted net loss per share	4,313,989	5,331,586

  f)
  To reflect the disposition of the music store. A summary of the disposition and consideration received is as follows:

Cash paid	$1,192,476
Assets disposed	3,725,000
Direct expenses	150,000

Total	$5,067,476

Sunhawk common stock received	$2,875,000
Related party indebtedness satisfied	1,000,000
Liabilities settled	1,192,476

Total	$5,067,476

F–20

Dealer Prospectus Delivery Obligation

    Until all shares covered by the registration statement of which this prospectus forms a part are sold, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act (the "WBCA") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). Section 10 of the registrant's Amended and Restated Bylaws (Exhibit 3.3 hereto) provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they may incur for serving in those capacities pursuant to a liability insurance policy maintained by the registrant for such purpose.

    Section 23B.08.320 of the WBCA authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VII of the registrant's Amended and Restated Articles of Incorporation (Exhibit 3.1 hereto) contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

Item 25. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration Fee	$391.00
Printing Costs	25,000.00
Legal Fees and Expenses	100,000.00
Accounting Fees and Expenses	100,000.00
Blue Sky Fees and Expenses (including legal fees)	30,000.00
Miscellaneous	10,609.00
Total	$266,000.00

Item 26. Recent Sales of Unregistered Securities.

    The following is a description of all securities that the registrant has sold within the past three years without registering the securities under the Securities Act:

    1.  On December 4, 1996 and October 5, 1998, 9,195 and 18,390 shares of the registrant's common stock, respectively, were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.00001341 for total exercise prices of $0.12 and $0.25, respectively. Such issuances were exempt from registration pursuant to Rule 701 under the Securities Act.

    2.  On March 10, 1998, the registrant sold 8,829 shares of the registrant's common stock at a price of $11.33 per share for an aggregate purchase price of $100,000 to one accredited investor in a private transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act.

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    3.  On April 1, 1999, the registrant issued 99,073 shares of the registrant's common stock at a price per share of $13.31 pursuant to the distribution agreement by and between the registrant and Warner Bros. Publications U.S. Inc. in consideration for music catalog distribution rights provided by Warner Bros. Publications U.S. Inc. to the registrant. The transaction was exempt from registration pursuant to Section 4(2) of the Securities Act.

    4.  On March 31, 1999, the Eller and McConney 1995 Family Living Trust, an accredited investor, converted $3,568,406 of debt owed to it by the registrant into 267,968 shares of the registrant's common stock at a price per share of $13.31. On this same date, the Eller and McConney 1995 Family Living Trust forgave $1,000,000 of long-term debt owed to it by the registrant and purchased an additional 112,659 shares of the registrant's common stock for an aggregate of $1,500,000, at a price per share of $13.31 per share. Such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    5.  On June 18, 1999, 9,195 shares of the registrant's common stock were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.00001341 for a total exercise price of $0.12. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.

    6.  On July 6, 1999, 536 shares of the registrant's common stock were issued to one individual upon the exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.42 for a total exercise price of $224.70. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.

    7.  On December 23, 1999, Sunhawk.com's Board of Directors approved a transaction to give 0.716 shares for every 1 share of common stock, thereby giving effect to a 1.397 to 1 reverse stock split effective December 23, 1999. All outstanding common and common equivalent shares and per-share amounts in the accompanying financial statements and related notes to the financial statements have been retroactively adjusted to give effect to the reverse stock splits.

    8.  On January 12, 2000, we entered into an Agency agreement with Joseph Gunnar & Co., LLC to obtain from third parties bridge financing loans totaling $1,000,000. The loans bore interest at a rate of 8.5% per annum and were repaid in full from proceeds received from the initial public offering. In conjunction with the bridge financing loans, warrants for a total of 41,680 shares, which vested immediately upon issuance, were granted to the third parties and became exercisable effective August 15, 2000 at an exercise price of $12.00. The bridge loan was underwritten by Joseph Gunnar & Co., LLC, which received a commission equal to 7% of the aggregate loan amount and a structuring fee equal to 3% of the aggregate loan amount. The issuance of the notes and warrants issued in connection with the bridge loan was exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act. On September 26, 2000, 1,042 shares of the registrant's common stock were issued to one individual upon exercise of warrants at a total exercise price of $12,504.

    9.  On February 15, 2000, 833 shares of the registrant's common stock at a price per share of $12.00 were issued to a marketing consulting firm in consideration for marketing consulting services provided by such firm to the registrant. Such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    10. On May 12, 2000, 1,485 shares of the registrant's common stock at a price per share of $14.38 were issued to the registrant's landlord in consideration for leasehold improvements. Such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    11. On August 1, 2000, we entered into a Share Exchange Agreement with Copyright Control Services, Inc., a Delaware corporation, pursuant to which we exchanged 1,950,938 shares of our unregistered common stock, Class A Common Stock and warrants to purchase common stock for all of the issued and outstanding shares of CCS common stock and preferred stock. The transaction closed

II–2

on November 2, 2000, and, effective as of such date, CCS became our wholly owned subsidiary. Such issuance was exempt from registration pursuant to Section 4(2) of the Securities Act.

    12. On September 26, 2000, 1,250 shares of the registrant's common stock were issued to one individual upon exercise of stock options granted pursuant to the registrant's 1996 Stock Option Plan at a per share exercise price of $0.42 for a total exercise price of $1,250. Such issuance was exempt from registration pursuant to Rule 701 under the Securities Act.

ITEM 27. Exhibits

Number	Description
3.1#	Amended and Restated Articles of Incorporation.
3.2(1)	Amended and Restated Bylaws.
4.2	See Exhibits 3.1 and 3.2 for provisions defining the rights of the holders of common stock.
5.1#	Opinion of Summit Law Group, PLLC (including the consent of such firm)regarding legality of the securities being issued.
10.1(1)	1996 Stock Option Plan.
10.2(1)	Distribution Agreement dated May 18, 1998 by and between Sunhawk.com Corporation and Warner Bros. Publications U.S. Inc., as amended.
10.3(1)	Distribution Agreement dated as of June 12, 1998 by and between EMI Christian Music Publishing and Sunhawk.com Corporation.
10.4(1)*	Music Conversion Agreement dated as of April 1, 1998 by and between Sunhawk.com Corporation and International Music Engraving Company, as amended.
10.5(1)	Lease dated August 10, 1998 by and between 223 Taylor Corp. and Sunhawk.com Corporation, as amended.
10.6(1)	Form of Employment Agreement between Sunhawk.com Corporation and Marlin Eller.
10.8(1)	Form of Agreement Regarding the Assignment and Assumption of the Right to Receive Sheet Music.
10.9(1)	Distribution Agreement dated January 5, 2000 between Mel Bay Publications, Inc. and Sunhawk.com Corporation.
10.10(1)	Promotional Share Lock-In Agreement.
10.11(1)	Form of Agreement Regarding the Assignment and Assumption of Sheet Music Production.
10.12(1)	License Agreement dated December 7, 1999 between Maranatha! Music and Sunhawk.com Corporation.
10.13(1)	Music Conversion Agreement dated November 1, 1998 between Avtograf, a Russian Joint Stock Company and Eller-McConney, LLC.
10.14(1)	Form Letter Agreement between Sunhawk.com Corporation and Eller McConney LLC.
10.15(2)	Share Exchange Agreement dated August 1, 2000 and amended August 16, 2000, September 29, 2000 and October 13, 2000 by and among Sunhawk.com Corporation, Copyright Control Services, Inc. and the shareholders of CCS listed on Schedule A to the Agreement
10.16#	Asset Purchase Agreement between Sunhawk.com Corporation and Sunhawk Digital Music LLC dated February 2, 2001
10.17#	Agreement and Plan of Merger between Sunhawk.com Corporation and A.N.N. Automation, Inc. dated March 20, 2001

II–3

10.18(4)	License and Distribution Agreement between Sunhawk.com Corporation and Naxos of America, Inc. dated June 26, 2000.
10.19(2)	Form of Contingent Share Escrow Agreement dated October 31, 2000 by and among Sunhawk.com Corporation and certain former shareholders of Copyright Control Services, Inc.
10.20(2)	Form of Registration Rights Agreement dated October 31, 2000 by and among Sunhawk.com Corporation and certain former shareholders of Copyright Control Services, Inc.
10.21(3)	Form of Employment Agreement dated October 31, 2000 between Sunhawk.com Corporation and David Powell.
10.22(3)	Form of Employment Agreement dated October 31, 2000 between Sunhawk.com Corporation and Julian Searle.
10.23(3)	Form of Warrant Agreement between Sunhawk.com Corporation and @Visory, LLC.
10.24(2)	Form of Warrant Agreement between Sunhawk.com Corporation and @Visory, LLC.
10.25(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Chelsea Ventures LLC.
10.26(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Daedalus Ventures, Inc.
10.27(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Steve Shaer
10.28(3)	Form of Warrant Agreement between Sunhawk.com Corporation and SRS Ventures, Inc.
10.29(3)	Form of Warrant Agreement between Sunhawk.com Corporation and the Eller and McConney Family 1995 Living Trust
10.30(3)	Sublease Agreement dated December 8, 2000, by and between Sunhawk.com Corporation and DailyShopper.com, Inc.
10.31(5)	Executed letter agreement with Eller McConney LLC for prepayment of digital masters dated April 14, 2000
10.32(6)	Letter Agreement with Osmond Kilkenny dated February 18, 2000.
21.1	Subsidiary of the registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of KPMG LLP, Independent Auditors
23.3	Consent of KPMG LLP, Independent Auditors
23.4#	Consent of Summit Law Group, PLLC (contained in Exhibit 5.1).
24.1	Power of Attorney (See Page II-6).

(1)
Incorporated by reference to the exhibits to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on Form SB-2 (File No. 333-80849) on February 11, 2000.

(2)
Incorporated by reference to the exhibits to our Definitive Proxy Statement on Schedule 14A (File No. 001-15633) filed with the Securities and Exchange Commission on September 7, 2000 and amended on October 16, 2000.

(3)
Incorporated by reference to the exhibits to our Annual Report on Form 10-KSB40 (File No. 001-15633) filed with the Securities and Exchange Commission on December 29, 2000.

II–4

(4)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commmission on August 14, 2000.

(5)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commission on May 15, 2000.

(6)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commission on March 30, 2000.

*
subject to confidential treatment

#
to be filed by amendment

Item 28. Undertakings

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The registrant will:

    For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of the registration statement as of the time the Securities and Exchange Commission declared it effective.

    For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

II–5

SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Seattle, State of Washington, on the 2nd day of May, 2001.

SUNHAWK.COM CORPORATION
By:	/s/ MARLIN J. ELLER Marlin J. Eller President and Chief Executive Officer

    Each person whose individual signature appears below hereby authorizes and appoints Marlin J. Eller and Tricia Parks-Holbrook, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his/her true and lawful attorney-in-fact and agent to act in his/her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 2nd day of May, 2001.

Signature	Title

/s/ MARLIN J. ELLER Marlin J. Eller	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ TRICIA PARKS-HOLBROOK Tricia Parks-Holbrook	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ FRED S. ANTON Fred S. Anton	Director
/s/ LUIS F. TALAVERA Luis F. Talavera	Director
Osmond J. Kilkenny	Director
/s/ GEOFFREY MEAGHER Geoffrey Meagher	Director
Dave Powell	Director

II–6

EXHIBIT INDEX

Number	Description
3.1#	Amended and Restated Articles of Incorporation.
3.2(1)	Amended and Restated Bylaws.
4.2	See Exhibits 3.1 and 3.2 for provisions defining the rights of the holders of common stock.
5.1#	Opinion of Summit Law Group, PLLC (including the consent of such firm)regarding legality of the securities being issued.
10.1(1)	1996 Stock Option Plan.
10.2(1)	Distribution Agreement dated May 18, 1998 by and between Sunhawk.com Corporation and Warner Bros. Publications U.S. Inc., as amended.
10.3(1)	Distribution Agreement dated as of June 12, 1998 by and between EMI Christian Music Publishing and Sunhawk.com Corporation.
10.4(1)*	Music Conversion Agreement dated as of April 1, 1998 by and between Sunhawk.com Corporation and International Music Engraving Company, as amended.
10.5(1)	Lease dated August 10, 1998 by and between 223 Taylor Corp. and Sunhawk.com Corporation, as amended.
10.6(1)	Form of Employment Agreement between Sunhawk.com Corporation and Marlin Eller.
10.8(1)	Form of Agreement Regarding the Assignment and Assumption of the Right to Receive Sheet Music.
10.9(1)	Distribution Agreement dated January 5, 2000 between Mel Bay Publications, Inc. and Sunhawk.com Corporation.
10.10(1)	Promotional Share Lock-In Agreement.
10.11(1)	Form of Agreement Regarding the Assignment and Assumption of Sheet Music Production.
10.12(1)	License Agreement dated December 7, 1999 between Maranatha! Music and Sunhawk.com Corporation.
10.13(1)	Music Conversion Agreement dated November 1, 1998 between Avtograf, a Russian Joint Stock Company and Eller-McConney, LLC.
10.14(1)	Form Letter Agreement between Sunhawk.com Corporation and Eller McConney LLC.
10.15(2)	Share Exchange Agreement dated August 1, 2000 and amended August 16, 2000, September 29, 2000 and October 13, 2000 by and among Sunhawk.com Corporation, Copyright Control Services, Inc. and the shareholders of CCS listed on Schedule A to the Agreement
10.16#	Asset Purchase Agreement between Sunhawk.com Corporation and Sunhawk Digital Music LLC dated February 2, 2001
10.17#	Agreement and Plan of Merger between Sunhawk.com Corporation and A.N.N. Automation, Inc. dated March 20, 2001
10.18(4)	License and Distribution Agreement between Sunhawk.com Corporation and Naxos of America, Inc. dated June 26, 2000.
10.19(2)	Form of Contingent Share Escrow Agreement dated October 31, 2000 by and among Sunhawk.com Corporation and certain former shareholders of Copyright Control Services, Inc.
10.20(2)	Form of Registration Rights Agreement dated October 31, 2000 by and among Sunhawk.com Corporation and certain former shareholders of Copyright Control Services, Inc.

10.21(3)	Form of Employment Agreement dated October 31, 2000 between Sunhawk.com Corporation and David Powell.
10.22(3)	Form of Employment Agreement dated October 31, 2000 between Sunhawk.com Corporation and Julian Searle.
10.23(3)	Form of Warrant Agreement between Sunhawk.com Corporation and @Visory, LLC.
10.24(2)	Form of Warrant Agreement between Sunhawk.com Corporation and @Visory, LLC.
10.25(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Chelsea Ventures LLC.
10.26(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Daedalus Ventures, Inc.
10.27(3)	Form of Warrant Agreement between Sunhawk.com Corporation and Steve Shaer
10.28(3)	Form of Warrant Agreement between Sunhawk.com Corporation and SRS Ventures, Inc.
10.29(3)	Form of Warrant Agreement between Sunhawk.com Corporation and the Eller and McConney Family 1995 Living Trust
10.30(3)	Sublease Agreement dated December 8, 2000, by and between Sunhawk.com Corporation and DailyShopper.com, Inc.
10.31(5)	Executed letter agreement with Eller McConney LLC for prepayment of digital masters dated April 14, 2000
10.32(6)	Letter Agreement with Osmond Kilkenny dated February 18, 2000.
21.1	Subsidiary of the registrant
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of KPMG LLP, Independent Auditors
23.3	Consent of KPMG LLP, Independent Auditors
23.4#	Consent of Summit Law Group, PLLC (contained in Exhibit 5.1).
24.1	Power of Attorney (See Page II-6).

(1)
Incorporated by reference to the exhibits to our Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on Form SB-2 (File No. 333-80849) on February 11, 2000.

(2)
Incorporated by reference to the exhibits to our Definitive Proxy Statement on Schedule 14A (File No. 001-15633) filed with the Securities and Exchange Commission on September 7, 2000 and amended on October 16, 2000.

(3)
Incorporated by reference to the exhibits to our Annual Report on Form 10-KSB40 (File No. 001-15633) filed with the Securities and Exchange Commission on December 29, 2000.

(4)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commmission on August 14, 2000.

(5)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commission on May 15, 2000.

(6)
Incorporated by reference to the exhibits to our Quarterly Report on Form 10-QSB (File No. 001-15633) filed with the Securities and Exchange Commission on March 30, 2000.

*
subject to confidential treatment

#
to be filed by amendment

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
SUNHAWK.COM CORPORATION
THE OFFERING
RISK FACTORS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DILUTION
DIVIDEND POLICY
PLAN OF DISTRIBUTION
SELLING SHAREHOLDERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED-PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF SECURITIES
SHARES ELIGIBLE FOR FUTURE SALE
TRANSFER AGENT AND REGISTRAR
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS SUNHAWK.COM CORPORATION
SUNHAWK.COM CORPORATION FORM 10-QSB/A (UNAUDITED)
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY
A.N.N. AUTOMATION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Independent Auditors' Report
SUNHAWK.COM CORPORATION BALANCE SHEET
SUNHAWK.COM CORPORATION STATEMENTS OF OPERATIONS
SUNHAWK.COM CORPORATION STATEMENTS OF SHAREHOLDERS' EQUITY
SUNHAWK.COM CORPORATION STATEMENTS OF CASH FLOWS
SUNHAWK.COM CORPORATION NOTES TO FINANCIAL STATEMENTS
SUNHAWK.COM CORPORATION TABLE OF CONTENTS Form 10-QSB
SUNHAWK.COM CORPORATION AND SUBSIDIARY Condensed Consolidated Balance Sheet (unaudited)
SUNHAWK.COM CORPORATION AND SUBSIDIARY Condensed Consolidated Statements of Operations (unaudited)
SUNHAWK.COM CORPORATION AND SUBSIDIARY Condensed Consolidated Statements of Shareholders' Equity and Comprehensive Loss (unaudited)
SUNHAWK.COM CORPORATION AND SUBSIDIARY Condensed Consolidated Statements of Cash Flows (unaudited)
SUNHAWK.COM CORPORATION AND SUBSIDIARY NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY Report of Independent Auditors
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS
COPYRIGHT CONTROL SERVICES, INC. AND SUBSIDIARY NOTES TO FINANCIAL STATEMENTS
A.N.N. AUTOMATION, INC. (Formerly Newsmaker Systems, Inc) Balance Sheets December 31, 2000 and 1999
A.N.N. AUTOMATION, INC. (Formerly Newsmaker Systems, Inc) Statements of Operations Years ended December 31, 2000 and 1999
A.N.N. AUTOMATION, INC. (Formerly Newsmaker Systems, Inc) Statements of Stockholders' Equity (Deficit) Years ended December 31, 2000 and 1999
A.N.N. AUTOMATION, INC. (Formerly Newsmaker Systems, Inc) Statements of Cash Flows Years ended December 31, 2000 and 1999
A.N.N. AUTOMATION, INC. (Formerly Newsmaker Systems, Inc) Notes to Financial Statements December 31, 2000 and 1999
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of December 31, 2000
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Dealer Prospectus Delivery Obligation
PART II
SIGNATURES
EXHIBIT INDEX